AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 31, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                       MERCANTILE BANKSHARES CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                MARYLAND                                    6711                                   52-0898572
    (STATE OR OTHER JURISDICTION OF             (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
     INCORPORATION OR ORGANIZATION)             CLASSIFICATION CODE NUMBER)                   IDENTIFICATION NO.)

                            ------------------------
                        MERCANTILE BANK & TRUST BUILDING
                        TWO HOPKINS PLAZA; P.O. BOX 1477
                           BALTIMORE, MARYLAND 21203
                                 (410) 237-5900
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)
                            ------------------------
                              ALAN D. YARBRO, ESQ.
                         General Counsel and Secretary
                       Mercantile Bankshares Corporation
                        Mercantile Bank & Trust Building
                               Two Hopkins Plaza
                                 P.O. Box 1477
                           Baltimore, Maryland 21203
                                 (410) 237-5900
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

                  ELIZABETH R. HUGHES, ESQ.                                         TIMOTHY P. VEITH, ESQ.
               Venable, Baetjer and Howard, LLP                                    Mays & Valentine L.L.P.
            1800 Mercantile Bank & Trust Building                                   1111 East Main Street
                      Two Hopkins Plaza                                                 P.O. Box 1122
                  Baltimore, Maryland 21201                                        Richmond, Virginia 23218
                        (410) 244-7400                                                  (804) 697-1200

                            ------------------------
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                              PROPOSED                PROPOSED
              TITLE OF EACH CLASS                                              MAXIMUM                 MAXIMUM
               OF SECURITIES TO                      AMOUNT TO BE          OFFERING PRICE        AGGREGATE OFFERING
                 BE REGISTERED                      REGISTERED (1)          PER UNIT (2)              PRICE (2)
Common Stock, $2.00 par value (1)..............          677,198              $   29.73             $  20,138,781
              TITLE OF EACH CLASS                    AMOUNT OF
               OF SECURITIES TO                    REGISTRATION
                 BE REGISTERED                          FEE
Common Stock, $2.00 par value (1)..............      $   5,941

(1) Includes as to each share of Common Stock a right, not currently exercisable or separately tradeable, to purchase additional securities in certain future events, as described in the enclosed Prospectus and Proxy Statement.
(2) Estimated solely for purposes of calculating the registration fee, as required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated in accordance with Rule 457(f)(2) thereunder, on the basis of the bid price (there were no current asked prices) as reported on Nasdaq's NOTC Bulletin Board on December 26, 1997 of Common Stock of Marshall National Bank and Trust Company to be received by the Registrant in exchange for Common Stock of the Registrant pursuant to the Merger described in the enclosed Prospectus and Proxy Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        MARSHALL NATIONAL BANK AND TRUST
                                JANUARY 8, 1998
Dear Fellow Stockholders:
     You are cordially invited to attend the Special Meeting of Stockholders of Marshall National Bank and Trust Company to be held at the Great Room of Greenhouse Bookstore, 8377 West Main Street, Marshall, Virginia 20115 on
February 17, 1998 at [                        ].
     At the Special Meeting, you will be asked to consider and vote on the Agreement and Plan of Affiliation and Merger, including the Agreement to Merge attached as an exhibit thereto (the "Affiliation Agreement"), dated November 20, 1997, by and among Marshall National Bank and Trust Company ("Marshall") and Mercantile Bankshares Corporation, a bank holding company organized under the laws of Maryland ("Mercshares"). Marshall will merge with an interim national bank to be formed by Mercshares (the "Merger") which will continue the business of Marshall under the Marshall name. Stockholders of Marshall will receive Common Stock of Mercshares, all as more fully described in the enclosed Prospectus and Proxy Statement. Based in Baltimore, Maryland, Mercshares is a bank holding company with approximately $7 billion in total assets at September 30, 1997 and with its principal operations currently being conducted through 21 affiliated banks in Maryland, Virginia and Delaware.
     Under the terms of the Affiliation Agreement, each share of common stock of Marshall, par value $2.00 per share ("Marshall Common Stock"), on the date of consummation (other than shares held by Marshall Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares. Based on this exchange ratio, and the current dividend rate of Mercshares Common Stock, your annual dividend payments after the Merger would be $1.40 per share of Marshall Common Stock now held by you, although no assurance can be given that current dividend levels will be maintained by Mercshares. The Marshall annual dividend for 1997 was $.70 per share. The historical net income per share of Mercshares Common Stock to be received by you after giving effect to the exchange ratio represents a substantial increase in historical net income per share of Marshall Common Stock. The shares of Mercshares Common Stock you receive pursuant to the Merger should be more readily marketable than the shares of Marshall Common Stock you presently hold.
     Your Board of Directors has retained the investment banking firm of McKinnon & Company, Inc. ("McKinnon & Company") to act as its financial advisor in connection with the Merger. McKinnon & Company has delivered to the Board of Directors its written opinion that, as of this date, the terms of the Affiliation Agreement are fair to Marshall Stockholders from a financial point of view.
     The conversion of Marshall Common Stock into Mercshares Common Stock (other than for cash in lieu of any fractional shares) pursuant to the Affiliation Agreement will be a tax-free transaction for federal income tax purposes. Approval of the Merger requires the affirmative vote of at least two-thirds of the outstanding shares of Marshall Common Stock.
     Your Board of Directors unanimously approved the Affiliation Agreement and the Merger and believes that they are in the best interests of Marshall and our stockholders. Accordingly, the Board of Directors recommends that you vote TO APPROVE the Affiliation Agreement and the Merger contemplated thereby.
     In addition, you will be asked to consider and vote on Marshall's 1997 Employee Stock Option Plan adopted by Marshall's Board of Directors on September 11, 1997, which provides for the issuance of up to 20,000 shares of Marshall Common Stock to key employees of Marshall (the "Option Plan"). In connection with the approval of the proposed Option Plan, you will also be asked to consider and vote upon an amendment to Marshall's Articles of Association in order to provide for the related waiver of preemptive rights of Marshall's Stockholders and the authorization of the maximum number of shares of Marshall Common Stock that may be issued upon the exercise of options granted pursuant to the Option Plan.
     We hope you can attend the Special Meeting and we encourage you to read the enclosed Prospectus and Proxy Statement carefully. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Your vote is important regardless of the number of shares you own.
     We look forward to seeing you at the Special Meeting.


                                                          Sincerely,
/s/ GEORGE R. THOMPSON, JR.                               /s/ DONALD R. YOWELL
Chairman of the Board                                     President

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                            ------------------------
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            ------------------------
     A Special Meeting of Stockholders of Marshall National Bank and Trust Company (each a "Marshall Stockholder") will be held at the Great Room of Greenhouse Bookstore, 8377 West Main Street, Marshall, Virginia 20115 on
February 17, 1998 at [                        ] for the following purposes:
          1. To consider and vote upon a proposal to approve the Agreement and Plan of Affiliation and Merger, dated November 20, 1997, including the Agreement to Merge attached as an exhibit thereto (the "Affiliation Agreement") by and among Marshall National Bank and Trust Company ("Marshall") and Mercantile Bankshares Corporation, a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and organized under the laws of the State of Maryland ("Mercshares"), a copy of which is included as Annex A attached to the accompanying Prospectus and Proxy Statement, pursuant to which (i) Marshall shall merge with an interim national bank to be formed by Mercshares which will continue the business of Marshall under the Marshall name and (ii) each share of common stock of Marshall, par value $2.00 per share ("Marshall Common Stock") (other than shares held by holders of Marshall Common Stock who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares.
          2. To consider and vote upon a proposal to approve Marshall's 1997 Employee Stock Option Plan adopted by Marshall's Board of Directors on September 11, 1997, which provides for the issuance of up to 20,000 shares of Marshall Common Stock to key employees of Marshall (the "Option Plan"), including an amendment to Marshall's Articles of Association in order to provide for the related waiver of preemptive rights of stockholders and to authorize the maximum number of shares of Marshall Common Stock that may be issued upon the exercise of options granted pursuant to the proposed Option Plan.
          3. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
     Marshall Stockholders may, if the Affiliation Agreement is approved and consummated, exercise a right to demand payment in cash of the value of their shares in lieu of receiving Mercshares Common Stock. This right is contingent upon strict compliance with the procedures set forth in the applicable statute. The relevant sections of such statute are included as Annex C to the accompanying Prospectus and Proxy Statement.
     The Board of Directors has fixed January 8, 1998, as the record date for the Special Meeting and only holders of record of Marshall Common Stock at the close of business on that date are entitled to receive notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

                                         By Order of the Board of Directors
                                         /s/ DONALD R. YOWELL
                                         ____________________
                                         President
January 8, 1997
            PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY,
             WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING.
          THE BOARD OF DIRECTORS OF MARSHALL RECOMMENDS THAT MARSHALL
 STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER AND THE
     OPTION PLAN INCLUDING THE RELATED AMENDMENT TO MARSHALL'S ARTICLES OF
                                  ASSOCIATION.

                    PROSPECTUS RELATING TO 677,198 SHARES OF
                                COMMON STOCK OF
                       MERCANTILE BANKSHARES CORPORATION
                            ------------------------
                          PROXY STATEMENT RELATING TO
                      A SPECIAL MEETING OF STOCKHOLDERS OF
                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                        TO BE HELD ON FEBRUARY 17, 1998

     This prospectus and proxy statement (the "Prospectus and Proxy Statement") is being furnished to the holders (the "Marshall Stockholders") of common stock, par value $2.00 per share (the "Marshall Common Stock"), of Marshall National Bank and Trust Company ("Marshall"), in connection with the solicitation of proxies by the Board of Directors of Marshall for use at the Special Meeting of the Marshall Stockholders to be held at the Great Room of Greenhouse Bookstore, 8377 West Main Street, Marshall, Virginia 20115 on February 17, 1998, at
[                        ], and at any and all adjournments or postponements
thereof (the "Marshall Special Meeting").
     This Prospectus and Proxy Statement relates to the shares of common stock, par value $2.00 per share ("Mercshares Common Stock"), of Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares") registered under the Bank Holding Company Act of 1956, as amended (the "BHCA"), issuable pursuant to an Agreement and Plan of Affiliation and Merger, dated November 20, 1997, including the Agreement to Merge attached as an exhibit thereto (the "Affiliation Agreement"), by and among Mercshares and Marshall. Marshall will be merged (the "Merger") with an interim national bank ("Interim Bank") to be formed by Mercshares. Upon consummation of the Merger, Marshall directors and officers will become the directors and officers of Interim Bank, Marshall employees will become employees of Interim Bank, and the operations of Marshall will be continued by Interim Bank under the Marshall name. Upon consummation of the Merger, each share of Marshall Common Stock (other than shares held by Marshall Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of Mercshares Common Stock. Cash will be paid in lieu of fractional shares of Mercshares Common Stock.
     This Prospectus and Proxy Statement constitutes (a) a proxy statement for use at the Marshall Special Meeting, at which the Marshall Stockholders will be asked to consider and vote upon (i) a proposal to approve the Affiliation Agreement and the Merger contemplated thereby, and (ii) a proposal to approve Marshall's 1997 Employee Stock Option Plan (the "Option Plan"), including an amendment to Marshall's Articles of Association in order to provide for the related waiver of the preemptive rights of stockholders and to authorize the maximum number of shares of Marshall Common Stock that may be issued upon the exercise of options granted pursuant to the proposed Option Plan; and (b) a prospectus covering the issuance in connection with the Merger of up to 677,198 shares of Mercshares Common Stock.
     The information presented in this Prospectus and Proxy Statement concerning Marshall has been supplied by Marshall, and the information concerning Mercshares has been supplied by Mercshares.
                            ------------------------
     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS AND PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------
     This Prospectus and Proxy Statement and the accompanying form of proxy are being furnished to Marshall Stockholders on or about January 8, 1998.

                               TABLE OF CONTENTS

                                                                                                                           PAGE
AVAILABLE INFORMATION..................................................................................................       2
DOCUMENTS INCORPORATED BY REFERENCE....................................................................................       3
SUMMARY................................................................................................................       4
  The Parties..........................................................................................................       4
  The Merger...........................................................................................................       4
  Certain Federal Income Tax Consequences..............................................................................       6
  Comparison of Stockholder Rights.....................................................................................       6
  Market Price Data....................................................................................................       6
  The Marshall 1997 Employee Stock Option Plan and Amendment to Marshall's Articles of Association.....................       6
SUMMARY HISTORICAL FINANCIAL DATA......................................................................................       7
COMPARATIVE UNAUDITED PER SHARE DATA...................................................................................       8
THE MARSHALL SPECIAL MEETING...........................................................................................       9
  Date, Place and Time.................................................................................................       9
  Purpose of the Marshall Special Meeting..............................................................................       9
  Record Date..........................................................................................................       9
  Voting Information...................................................................................................       9
  Solicitation of Proxies..............................................................................................      10
THE MERGER.............................................................................................................      10
  General..............................................................................................................      10
  Background of the Merger.............................................................................................      11
  Reasons for the Merger; Recommendation of the Marshall Board of Directors............................................      12
  Opinion of Marshall Financial Advisor................................................................................      13
  Effective Date.......................................................................................................      15
  Procedures for Exchange of Certificates..............................................................................      15
  Certain Federal Income Tax Consequences..............................................................................      15
  Accounting Treatment.................................................................................................      16
  Resale of Mercshares Common Stock After the Merger by Controlling Persons............................................      16
  Conditions to Merger.................................................................................................      16
  Treatment of Employee Benefit Plans..................................................................................      17
  Exclusive Dealing....................................................................................................      18
  Interests of Certain Persons in the Merger...........................................................................      18
  Termination..........................................................................................................      18
  Appraisal Rights Of Dissenting Stockholders..........................................................................      19
CERTAIN OTHER AGREEMENTS...............................................................................................      20
  The Support Agreement................................................................................................      20
  Affiliate Undertakings...............................................................................................      20
DESCRIPTION OF MARSHALL................................................................................................      20
  General..............................................................................................................      20
  Business.............................................................................................................      20
  Competition..........................................................................................................      23
  Employees............................................................................................................      23
  Properties...........................................................................................................      23
  Dividends............................................................................................................      23
  Price Range of Common Stock..........................................................................................      23
  Stock Ownership of Directors and Executive Officers..................................................................      24
SELECTED FINANCIAL INFORMATION.........................................................................................      25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS................................................................................................      26
  Overview.............................................................................................................      26
  Net Income...........................................................................................................      26
  Net Interest Income..................................................................................................      26
  Interest Sensitivity.................................................................................................      30
  Securities...........................................................................................................      31
  Loan Portfolio.......................................................................................................      32
  Asset Quality........................................................................................................      33

                                                                                                                           PAGE
  Non-Performing Assets................................................................................................      34
  Provision for Loan Losses............................................................................................      35
  Non-Interest Income..................................................................................................      35
  Non-Interest Expense.................................................................................................      35
  Income Taxes.........................................................................................................      35
  Deposits.............................................................................................................      36
  Short-Term Borrowings................................................................................................      36
  Capital Requirements.................................................................................................      36
  Liquidity............................................................................................................      37
  Impact of Inflation, Changing Prices and Monetary Policies...........................................................      37
  Accounting Matters...................................................................................................      37
COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK
  AND MARSHALL COMMON STOCK............................................................................................      39
DESCRIPTION OF MERCSHARES CAPITAL STOCK................................................................................      40
MARSHALL 1997 EMPLOYEE STOCK OPTION PLAN AND AMENDMENT
  TO MARSHALL'S ARTICLES OF ASSOCIATION................................................................................      41
  General..............................................................................................................      41
  Purpose..............................................................................................................      42
  Administration.......................................................................................................      42
  Eligibility..........................................................................................................      42
  Options..............................................................................................................      43
  Shares Subject to the Option Plan....................................................................................      43
  Certain Federal Income Tax Consequences..............................................................................      43
  Amendment of Marshall's Articles of Association......................................................................      44
  Vote Required........................................................................................................      44
LEGAL MATTERS..........................................................................................................      44
EXPERTS................................................................................................................      44
INDEX TO FINANCIAL STATEMENTS..........................................................................................     F-1
ANNEX A -- AGREEMENT AND PLAN OF AFFILIATION AND MERGER AND
  THE AGREEMENT TO MERGE ATTACHED AS AN EXHIBIT THERETO................................................................     A-1
ANNEX B -- OPINION OF McKINNON & COMPANY, INC..........................................................................     B-1
ANNEX C -- DISSENTERS' RIGHTS STATUTORY PROVISIONS.....................................................................     C-1

                             AVAILABLE INFORMATION
     Mercshares is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following Regional Offices of the Commission: Chicago Regional Office, CitiCorp Center, 500 West Madison Street, Suite 1400 Chicago, Illinois 60621-2511; and New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549-1004. In addition, copies of such materials may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."
     The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information concerning Mercshares which files electronically with the Commission.
     Mercshares has filed with the Commission a Registration Statement on Form S-4 (together with any annexes, exhibits and amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") covering 677,198 shares of Mercshares Common Stock. Statements contained herein concerning any document filed as an exhibit to the Registration Statement are not necessarily complete, and in each such instance reference is made to the copy of the applicable document filed with the Commission or attached as an annex or exhibit thereto.
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO PURCHASE, ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS AND PROXY STATEMENT, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER, OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS AND PROXY STATEMENT NOR THE ISSUANCE OR SALE OF ANY SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE HEREOF OR INCORPORATED BY REFERENCE HEREIN SINCE THE DATE HEREOF.

                      DOCUMENTS INCORPORATED BY REFERENCE
     The following documents, previously filed with the Commission, are incorporated by reference into this Prospectus and Proxy Statement:
     1. Mercshares' Annual Report on Form 10-K for the fiscal year ended December 31, 1996;
     2. Mercshares' Quarterly Reports on Form 10-Q for the periods ended March 31, 1997, June 30, 1997 and September 30, 1997; and
     3. The description of Mercshares Common Stock and Preferred Stock Purchase Rights set forth in Mercshares' registration statement filed pursuant to
        Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description.
     In addition, all reports and other documents subsequently filed by Mercshares pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the Marshall Special Meeting shall also be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.
     This Prospectus and Proxy Statement incorporates by reference documents which are not presented herein or delivered herewith. These documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein) are available, without charge, upon written or oral request, from any person to whom this Prospectus and Proxy Statement is delivered, including any beneficial owner, from Mercantile Bankshares Corporation, Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203,
Attention: Secretary (telephone (410) 237-5900). In order to ensure timely delivery of the documents, any request should be made by February 10, 1998.
                                       3

                                    SUMMARY
     The following is a brief summary of this Prospectus and Proxy Statement and the Annexes hereto prepared in accordance with applicable disclosure regulations. This Summary is not intended to be complete and is qualified in its entirety by the more detailed information contained elsewhere or incorporated by reference in this Prospectus and Proxy Statement. Unless otherwise defined herein, capitalized terms used in this Summary have the respective meanings assigned to them elsewhere in this Prospectus and Proxy Statement. Marshall Stockholders should read carefully this Prospectus and Proxy Statement in its entirety.
THE PARTIES
     MERCANTILE BANKSHARES CORPORATION AND AFFILIATES. Mercshares is a Maryland corporation registered as a bank holding company under the BHCA. Its principal operations are conducted by 17 banks in Maryland, three banks in Virginia and one bank in Delaware, all of which are wholly-owned by Mercshares (the "Affiliated Banks"), and a wholly-owned mortgage banking company (collectively, the "Affiliates"). At September 30, 1997, Mercshares and the Affiliates had total assets of approximately $7 billion, deposits of approximately $5.6 billion, and loans (net) of approximately $4.9 billion. Its principal executive office is located at Two Hopkins Plaza, P.O. Box 1477, Baltimore, Maryland 21203, telephone number (410) 237-5900.
     As of September 30, 1997, there were 71,818,723 shares of Mercshares Common Stock outstanding which are publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."
     As used in this Prospectus and Proxy Statement, the term "Mercshares" refers to Mercantile Bankshares Corporation and the Affiliates, unless the context otherwise requires.
     MARSHALL. Marshall is a national banking association which operates two banking offices. At September 30, 1997, Marshall had total assets of approximately $75.5 million, deposits of approximately $66.6 million and loans
(net) of approximately $53.5 million. Its principal executive office is located at 8372 West Main Street, Marshall, Virginia 20115, telephone number (540) 364-1555.
     As of January 8, 1998 there were 379,970 shares of Marshall Common Stock outstanding. There is no established trading market for Marshall Common Stock; however, Marshall Common Stock has been quoted on Nasdaq's NOTC Bulletin Board under the symbol "MNBT" since the fourth quarter of 1996.
THE MERGER
     GENERAL. At the Marshall Special Meeting described in the notice (the "Notice") accompanying this Prospectus and Proxy Statement, Marshall Stockholders will be asked to consider and vote upon a proposal to approve the Affiliation Agreement, including the Agreement to Merge attached as an exhibit thereto, a copy of which is attached as Annex A to this Prospectus and Proxy Statement, and the Merger contemplated thereby. Upon consummation of the Merger, each share of Marshall Common Stock (other than shares held by Marshall Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of Mercshares Common Stock (the "Exchange Ratio"). Cash will be paid in lieu of fractional shares of Mercshares Common Stock. See "THE MERGER -- General," " -- Background of the Merger,"
" -- Reasons for the Merger," " -- Recommendation of the Marshall Board of Directors" and " -- Appraisal Rights of Dissenting Stockholders."
     VOTE REQUIRED. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Marshall Common Stock entitled to vote thereon will be required to approve the Affiliation Agreement and the Merger contemplated thereby. As of November 20, 1997, certain directors and officers of Marshall and persons related to them owned an aggregate of 172,420 shares constituting approximately 45% of the Marshall Common Stock. Such persons have executed agreements with Mercshares pursuant to which each such person has agreed to support and to vote his shares to approve the Affiliation Agreement and the Merger contemplated thereby. BECAUSE THE REQUIRED VOTE OF MARSHALL STOCKHOLDERS ON THE AFFILIATION AGREEMENT AND THE MERGER AND ON THE OPTION PLAN INCLUDING THE RELATED AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION IS BASED UPON THE TOTAL NUMBER OF OUTSTANDING SHARES OF MARSHALL COMMON STOCK, THE FAILURE TO SUBMIT A PROXY CARD (OR THE FAILURE TO VOTE IN PERSON AT THE MARSHALL SPECIAL MEETING IF A PROXY CARD IS NOT SUBMITTED), THE ABSTENTION FROM VOTING AND ANY BROKER NON-VOTE WILL (EXCEPT FOR PURPOSES OF APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS) HAVE THE SAME EFFECT AS A VOTE AGAINST THE AFFILIATION AGREEMENT AND THE MERGER AND THE OPTION PLAN INCLUDING THE RELATED AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION. SEE "THE MARSHALL SPECIAL MEETING" AND "CERTAIN OTHER

AGREEMENTS -- THE SUPPORT AGREEMENT" "MARSHALL 1997 EMPLOYEE STOCK OPTION PLAN AND AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION."
     RECOMMENDATION OF THE MARSHALL BOARD; REASONS FOR THE MERGER. The Marshall Board of Directors believes that the terms of the Affiliation Agreement and the Merger are in the best interests of Marshall and the Marshall Stockholders and has approved the Affiliation Agreement and the Merger. These determinations were made by a unanimous vote of the Marshall Directors. In considering the terms and conditions of the Merger, the Marshall Board of Directors considered, among other things: the financial terms of the Merger; the fact that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"); the fact that because Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market, Mercshares Common Stock should be more readily marketable than Marshall Common Stock; the financial condition and history of performance of Mercshares; the diversification of risk associated with ownership in an institution with a broader geographic area; the opinion of its financial advisor as to the fairness, from a financial point of view, of the terms of the Affiliation Agreement to the Marshall Stockholders; and the operational and competitive benefits of the Merger.
     The Marshall Board of Directors also considered that the historical dividends per share and net income per share of the Mercshares Common Stock to be received by the Marshall Stockholders, after giving effect to the Exchange Ratio, represent a substantial increase in the historical dividends per share and net income per share of Marshall Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of Mercshares. Based upon the $34.125 per share closing market price of Mercshares Common Stock on November 19, 1997 (the last trading day preceding the public announcement of the execution of the Affiliation Agreement), the price to be paid in the Merger as a percentage of Marshall's September 30, 1997 book value was 264%. THE MARSHALL BOARD OF DIRECTORS RECOMMENDS THAT MARSHALL STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY. See "THE MERGER -- Background of the Merger" and
" -- Reasons for the Merger; Recommendation of the Marshall Board of Directors."
     OPINION OF FINANCIAL ADVISOR. The Marshall Board of Directors has received an opinion from McKinnon & Company, Inc. ("McKinnon & Company") that the terms of the Affiliation Agreement are fair to the Marshall Stockholders from a financial point of view. A copy of the opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex B to this Prospectus and Proxy Statement and is incorporated herein by reference. See "THE MERGER -- Opinion of Marshall Financial Advisor."
     CONDITIONS TO MERGER. The mutual obligation of Mercshares and Marshall to consummate the Merger is subject to the requisite approval of the Affiliation Agreement by the Marshall Stockholders. Additionally, the obligation of Mercshares to consummate the Merger is subject to various conditions, including the receipt of all appropriate regulatory approvals and that holders of not more than 20% of the outstanding shares of Marshall Common Stock shall have voted against the Merger or have given notice in writing at or prior to the Marshall Special Meeting that they dissent from the Merger, pursuant to section 215a of Title 12 of the United States Code ("12 U.S.C. (section mark) 215a"). See "THE MERGER -- Conditions to Merger."
     GOVERNMENTAL APPROVALS. Certain aspects of the Merger will require notifications to, and approvals from, certain federal and state authorities, including approval by the Board of Governors of the Federal Reserve System, the Comptroller of the Currency, the Virginia State Corporation Commission and the Maryland Commissioner of Financial Regulation. Mercshares expects to submit filings and notifications for these purposes as soon as practicable. See "THE MERGER -- Conditions to Merger."
     ACCOUNTING TREATMENT. The Merger will be accounted for as a purchase. See "THE MERGER -- Accounting Treatment" and "COMPARATIVE UNAUDITED PER SHARE DATA" in this Summary.
     APPRAISAL RIGHTS. Under 12 U.S.C. (section mark) 215a, a Marshall Stockholder who either votes against the Merger or gives notice in writing at or prior to the Marshall Special Meeting that such Marshall Stockholder dissents from the Merger and follows specified procedures is entitled to appraisal rights with respect to the Merger. Under the appraisal rights provisions of 12 U.S.C. (section mark)215a(b), the holders of the Marshall Common Stock are entitled to dissent from the Merger and obtain payment for the value of their shares in the event that the Merger is consummated. If (a) the Merger is approved by the requisite holders of the Marshall Common Stock; and (b) the Merger receives all necessary regulatory approvals and is consummated, then any Marshall Stockholder who has voted against the Merger at the Marshal Special Meeting, or who has given notice in writing at or prior to such meeting to Donald Yowell, President of Marshall, or Carol C. Merewether, Corporate Secretary of Marshall, that he or she dissents from the Merger, shall be entitled to receive in cash the value of the shares so held, upon written request made to Marshall, accompanied by surrender of his or her stock certificates, at any time before thirty days after the date of the consummation of the Merger. See "THE MERGER -- Appraisal Rights of Dissenting Stockholders" for a more complete discussion of Marshall Stockholders' appraisal rights.
     A Marshall Stockholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted to approve the Affiliation Agreement and the Merger and therefore to have waived his or her dissenters' rights. See "THE
MERGER -- Appraisal Rights of Dissenting Stockholders."
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     It is intended that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Accordingly, (i) the Merger will qualify as a reorganization within the meaning of Section 368(a)(2) of the Internal Revenue Code to which Marshall, Interim Bank and Mercshares will each be a party, (ii) no gain or loss will be recognized by Mercshares, Interim Bank or Marshall as a result of the Merger, and (iii) no gain or loss will be recognized by the Marshall Stockholders upon receipt by them of Mercshares Common Stock in exchange for their shares of Marshall Common Stock. The receipt of an opinion of counsel dated the Effective Date as to (i), (ii) and (iii) above and as to certain other tax matters is a condition of the parties' obligations to consummate the Merger. Marshall Stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger. See "THE MERGER -- Certain Federal Income Tax Consequences."
COMPARISON OF STOCKHOLDER RIGHTS
     Upon consummation of the Merger, Marshall Stockholders will become stockholders of Mercshares, and their rights as stockholders of Mercshares will be governed by the Maryland General Corporation Law (the "MGCL"), Mercshares' Articles of Incorporation and Mercshares' Bylaws. The rights of Marshall Stockholders differ from those of the holders of Mercshares Common Stock in a number of areas, including the availability of dissenters' rights, the ability of Mercshares to issue preferred stock and the purchase rights attached to each share of Mercshares Common Stock. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND MARSHALL COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK" for a description of the material differences between the rights of holders of Mercshares Common Stock and Marshall Common Stock and a description of Mercshares capital stock.
MARKET PRICE DATA
     Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the Symbol "MRBK." The market value of Mercshares Common Stock on November 19, 1997, the last full trading day preceding the public announcement of the execution of the Affiliation Agreement, based on the closing price as reported on The Nasdaq National Market, was $34.125 per share. This quoted price and the Exchange Ratio yield a market value on an equivalent per share basis of $59.72 per Marshall share. The market value of Mercshares Common Stock on January 5, 1998, the last practicable date prior to the date of this Prospectus and Proxy Statement, based on the closing price as reported on The
Nasdaq National Market, was $ [          ] per share. For information concerning
certain repurchases by Mercshares of Mercshares Common Stock, see "DESCRIPTION OF MERCSHARES COMMON STOCK -- Stock Repurchases." BECAUSE THE MARKET PRICE OF MERCSHARES COMMON STOCK IS SUBJECT TO FLUCTUATION, THE MARKET VALUE OF THE MERCSHARES COMMON STOCK THAT MARSHALL STOCKHOLDERS WILL RECEIVE PURSUANT TO THE MERGER MAY INCREASE OR DECREASE PRIOR TO THE EFFECTIVE DATE. MARSHALL STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR MERCSHARES COMMON STOCK.
     Marshall Common Stock is not traded on any exchange, and no established trading market exists for Marshall Common Stock. However, since the fourth quarter of 1996, Marshall Common Stock has been quoted on Nasdaq's NOTC Bulletin Board. The last trade of which Marshall is aware prior to the announcement of the proposed Merger was on November 11, 1997, at $31.00 per share. For information concerning the price range of Marshall Common Stock, see "DESCRIPTION OF MARSHALL -- Price Range for Common Stock."
THE MARSHALL 1997 EMPLOYEE STOCK OPTION PLAN AND AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION
     Marshall Stockholders are also asked to approve the Marshall 1997 Employee Stock Option Plan (the "Option Plan"), including the related amendment to Marshall's Articles of Association. The Option Plan was adopted by the Marshall Board of Directors on September 11, 1997, and makes available up to 20,000 shares of Marshall Common Stock in the form of stock options to key employees of Marshall. A total of 7,000 options have been issued to nine executives, and these options will become exercisable immediately upon approval of the Option Plan by Marshall Stockholders. The proposed amendment permits Marshall Common Stock to be issued upon exercise of options granted under the Option Plan and disallows preemptive rights with respect to the issuance of such shares. Since these matters are related and are not effective without the other's approval, the matters are submitted to stockholders as one item of business and must be approved by at least two-thirds of the outstanding shares of Marshall Common Stock. THE MARSHALL BOARD OF DIRECTORS RECOMMENDS THAT MARSHALL STOCKHOLDERS VOTE TO APPROVE THE OPTION PLAN AND RELATED AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION.

                       SUMMARY HISTORICAL FINANCIAL DATA
     The following table presents selected historical financial data of Mercshares and Marshall. Mercshares' historical financial data for each of the annual periods presented have been derived from its audited consolidated financial statements previously filed with the Commission. Marshall's historical financial data for each of the annual periods presented have been derived from its audited historical financial statements. The selected historical financial data for Mercshares for the nine-month periods ended September 30, 1996 and 1997 have been derived from Mercshares' unaudited Quarterly Report on Form 10-Q previously filed with the Commission. The selected historical financial data for Marshall for such periods have been derived from Marshall's unaudited financial statements. In the opinions of the respective managements of Mercshares and Marshall, such data include all normal recurring adjustments necessary for a fair presentation of results for such interim periods. Operating results for the nine months ended September 30, 1997 for each company are not necessarily indicative of the results that may be obtained for the entire year ended December 31, 1997. THE SUMMARY HISTORICAL FINANCIAL DATA SET FORTH BELOW DOES NOT PURPORT TO BE COMPLETE. FURTHER INFORMATION IS CONTAINED IN EACH COMPANY'S AUDITED FINANCIAL STATEMENTS FOR EACH OF THE ANNUAL PERIODS PRESENTED AND EACH COMPANY'S UNAUDITED FINANCIAL STATEMENTS FOR EACH OF THE INTERIM PERIODS PRESENTED, ALL OF WHICH ARE INCORPORATED BY REFERENCE HEREIN OR PRESENTED ELSEWHERE HEREIN. SEE "AVAILABLE INFORMATION."

                                            AS OF OR FOR
                                          THE NINE MONTHS
                                         ENDED SEPTEMBER 30                    AS OF OR FOR THE YEAR ENDED DECEMBER 31,
                                      ------------------------    -----------------------------------------------------------------
                                         1997          1996          1996          1995          1994          1993         1992
                                      ----------    ----------    ----------    ----------    ----------    ----------   ----------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
MERCANTILE BANKSHARES CORPORATION
Net Interest Income................   $  249,816    $  230,994    $  310,581    $  286,788    $  262,956    $  246,482   $  228,540
Provision for Loan Losses..........        9,943        10,862        14,666         7,988         7,056        12,969       45,346
Other Operating Income.............       73,140        66,767        89,428        80,906        84,807        80,700      101,739
Income before Income Taxes.........      157,031       139,142       186,928       166,009       146,886       135,971      122,776
Net Income.........................       99,323        87,042       117,400       104,432        90,441        83,468       76,298
Cash Dividends Declared and Paid on
  Common Stock.....................       40,909        34,253        46,579        41,013        34,982        30,173       26,454
Net Income Per Share of Common
  Stock (1)........................         1.39          1.22          1.64          1.46          1.25          1.16         1.11
Per Share Cash Dividends Declared
  and Paid on Common Stock (1).....          .57           .48           .65           .57           .49           .43          .39
Total Assets.......................    7,072,931     6,546,631     6,642,681     6,349,103     5,938,225     5,789,620    5,459,577
Loans, Net.........................    4,873,244     4,413,196     4,484,994     4,209,872     3,846,838     3,628,780    3,401,213
Long-Term Debt.....................       50,024        49,402        49,395        25,623        31,470        32,350       15,108
MARSHALL
Net Interest Income................   $    2,681    $    2,409    $    3,289    $    3,041    $    2,897    $    2,576   $    2,234
(Recovery of) Loan Losses..........           --            --           (90)          (78)          (98)         (381)        (414)
Other Operating Revenue............          468           443           623           701           611           884          541
Income before Income Taxes.........        1,128           962         1,345         1,075           972         1,223          643
Net Income.........................          843           719           949           739           668           886          494
Cash Dividends Declared and Paid on
  Common Stock.....................          114            76           247           209           190           133           57
Net Income Per Share of Common
  Stock............................         2.22          1.89          2.50          1.94          1.76          2.33         1.30
Per Share Cash Dividends Declared
  and Paid on Common Stock.........          .30           .20           .65           .55           .50           .35          .15
Total Assets.......................       75,525        74,961        75,244        73,851        68,182        66,512       65,933
Loans, Net.........................       53,494        46,019        48,469        42,786        38,407        30,065       32,772

---------------
(1) In June, 1997, Mercshares effected a three-for-two stock split which was effected in the form of a stock dividend. All per share amounts have been adjusted to give effect to the split.
                                       7

                      COMPARATIVE UNAUDITED PER SHARE DATA
     The following unaudited consolidated financial information reflects certain comparative per share data relating to the Merger. The information shown below should be read in conjunction with the historical consolidated financial statements of Mercshares and Marshall, including the respective notes thereto, which are included elsewhere in this Prospectus and Proxy Statement or in documents incorporated herein by reference.
     The following information is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the results of operations in future periods.
     The table below presents selected comparative consolidated unaudited per share information (i) for Mercshares on a historical basis and on a pro forma combined basis assuming the Merger had been effective during the period presented and accounted for as a purchase and (ii) for Marshall on a historical basis and on a pro forma equivalent basis.

                                                                                          NINE MONTHS ENDED        YEAR ENDED
                                                                                          SEPTEMBER 30, 1997    DECEMBER 31, 1996
                                                                                          ------------------    -----------------
PER COMMON SHARE:
NET INCOME:
Marshall-historical....................................................................         $ 2.22               $  2.50
Marshall pro forma equivalent (1)......................................................         $ 2.42               $  2.85
Mercshares-historical..................................................................         $ 1.39               $  1.64
Mercshares pro forma combined (2)......................................................         $ 1.38               $  1.63
CASH DIVIDENDS DECLARED:
Marshall-historical....................................................................         $ 0.30               $  0.65
Marshall pro forma equivalent (1)......................................................         $ 1.00               $  1.14
Mercshares-historical..................................................................         $ 0.57               $  0.65
Mercshares pro forma combined (3)......................................................         $ 0.57               $  0.65
BOOK VALUE:
Marshall-historical....................................................................         $22.53               $ 20.50
Marshall pro forma equivalent (1)......................................................         $22.54               $ 20.86
Mercshares-historical..................................................................         $12.71               $ 11.75
Mercshares pro forma combined..........................................................         $12.88               $ 11.92

---------------
(1) Marshall pro forma equivalent amounts represent Mercshares' pro forma combined information multiplied by the Exchange Ratio of 1.75 shares of Mercshares Common Stock for each share of Marshall Common Stock. Marshall declared and paid semi-annual dividends of $.30 per share in July, 1997 and $.40 per share in December, 1997.
(2) Pro forma combined net income per share represents historical net income per share of Mercshares adjusted for the impact of a purchase of Marshall.
(3) Pro forma combined dividends per share represent historical dividends per share paid by Mercshares. Mercshares paid quarterly dividends of $.17 per share in March, 1997, and $.20 per share in June, September and December, 1997. At the current quarterly rate, the annual dividends would be $.80 per share.
                                       8

                          THE MARSHALL SPECIAL MEETING
DATE, PLACE AND TIME
     The Marshall Special Meeting will be held at the Great Room of Greenhouse Bookstore, 8377 West Main Street, Marshall, Virginia 20115 on February 17, 1998,
at [                              ].
PURPOSE OF THE MARSHALL SPECIAL MEETING
     At the Marshall Special Meeting, Marshall Stockholders will consider and vote upon (i) the proposal to approve the Affiliation Agreement and the Merger contemplated thereby pursuant to which each share of Marshall Common Stock (other than shares held by Marshall Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of Mercshares Common Stock and cash in lieu of fractional shares of Mercshares Common Stock, (ii) the proposal to approve Marshall's 1997 Employee Stock Option Plan (the "Option Plan") and to amend Marshall's Articles of Association in order to provide for the related waiver of preemptive rights of Marshall Stockholders and to authorize the maximum number of shares of Marshall Common Stock that may be issued upon exercise of the options, and (iii) such other matters as may properly be brought before the Marshall Special Meeting.
     The Marshall Board of Directors unanimously recommends a vote to approve the Affiliation Agreement and the Merger contemplated thereby and the Option Plan and the related amendment to Marshall's Articles of Association.
RECORD DATE
     The Marshall Board of Directors has fixed the close of business on January 8, 1998 (the "Marshall Record Date") as the record date for determining holders entitled to notice of and to vote at the Marshall Special Meeting. Accordingly, only holders of record of Marshall Common Stock at the close of business on the Marshall Record Date will be entitled to notice of, and to cast their vote at, the Marshall Special Meeting. As of January 8, 1998, there were 379,970 shares of Marshall Common Stock issued and outstanding held by approximately 351 holders of record.
VOTING INFORMATION
     Each holder of record of shares of Marshall Common Stock on the Marshall Record Date is entitled to cast one vote per share, in person or by properly executed proxy, on any matter that may properly come before the Marshall Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the shares of Marshall Common Stock outstanding on the Marshall Record Date is necessary to constitute a quorum at the Marshall Special Meeting.
     The approval of the Affiliation Agreement and the Merger requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Marshall Common Stock entitled to vote thereon.
     As of November 20, 1997, certain directors and officers of Marshall and persons related thereto owning an aggregate of 172,420 shares (approximately 45%) of Marshall Common Stock have executed agreements with Mercshares pursuant to which such persons have agreed to vote their shares of Marshall Common Stock to approve the Affiliation Agreement and the Merger. See "CERTAIN OTHER AGREEMENTS -- The Support Agreement" and "DESCRIPTION OF MARSHALL -- Stock Ownership of Directors and Executive Officers."
     The approval of the Option Plan requires the affirmative vote of the holders of a majority of Marshall Common Stock represented in person or by proxy voting at the Marshall Special Meeting. The approval of the related amendment to Marshall's Articles of Association requires the affirmative vote of holders of at least two-thirds of the outstanding common shares of Marshall Common Stock. Since approval of the Option Plan and approval of the Amendment to the Articles of Association are related and are not effective without the other's approval, these two matters will be submitted to the Marshall Stockholders as one item of business, and, therefore, must be approved by at least two-thirds of the outstanding shares of Marshall Common Stock.
     All shares of Marshall Common Stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares of Marshall Common Stock will be voted to approve the Affiliation Agreement and the Merger and the Option Plan and the related amendment to Marshall's Articles of Association. Marshall does not know of any matters other than as described in the Notice that are to come before the Marshall Special Meeting. If any other matter or matters are properly presented for action at the Marshall Special Meeting, the persons named in the enclosed form of proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment, unless such authorization is withheld.

A Marshall Stockholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof on or prior to the date of the Marshall Special Meeting to Donald R. Yowell, President of Marshall, or Carol C. Merewether, Corporate Secretary of Marshall, by signing and returning a later dated proxy, or by voting in person at the Marshall Special Meeting; however, mere attendance at the Marshall Special Meeting will not in and of itself have the effect of revoking the proxy.
     Votes cast by proxy or in person at the Marshall Special Meeting will be tabulated to determine whether or not a quorum is present. Where, as to any matter submitted to the Marshall Stockholders for a vote, proxies are marked as abstentions (or Marshall Stockholders appear in person but abstain from voting), such abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (a "broker non-vote"), those shares are also treated as shares that are present and entitled to vote for quorum purposes. Because the required vote of Marshall Stockholders on the Affiliation Agreement and the Merger and the Option Plan and the related amendment to Marshall's Articles of Association are based upon the total number of outstanding shares of Marshall Common Stock, the failure to submit a proxy card (or the failure to vote in person at the Marshall Special Meeting if a proxy card is not submitted), the abstention from voting and any broker non-vote will (except for purposes of appraisal rights of dissenting stockholders) have the same effect as a vote against the Affiliation Agreement and the Merger and the Option Plan and the related amendment to Marshall's Articles of Association.
SOLICITATION OF PROXIES
     Proxies are being solicited by and on behalf of the Marshall Board of Directors, and Marshall will bear the costs of its solicitation of proxies. Solicitations may be made by mail, telephone, or personally by directors, officers and employees of Marshall, none of whom will receive additional compensation for performing such services. Mercshares will pay all the expenses of printing and mailing the Prospectus and Proxy Statement.
                                   PROPOSAL 1
                                   THE MERGER
     THE FOLLOWING DESCRIPTION OF THE MERGER DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE AFFILIATION AGREEMENT, A COPY OF WHICH IS ATTACHED TO THIS PROSPECTUS AND PROXY STATEMENT AS ANNEX A AND INCORPORATED HEREIN BY REFERENCE.
GENERAL
     The Affiliation Agreement provides that, subject to the satisfaction or waiver of the conditions set forth therein, Marshall will merge with and into an interim national bank to be formed by Mercshares which will continue the business of Marshall under the Marshall name, and each share of Marshall Common Stock (other than shares held by Marshall Stockholders who properly perfect their dissenters' rights) automatically shall become and be converted into 1.75 shares of Mercshares Common Stock. Upon consummation of the Merger, Marshall directors and officers will become the directors and officers of Interim Bank, renamed Marshall National Bank and Trust Company. Marshall employees will become employees of Interim Bank, the operations of Marshall will be continued by Interim Bank, and the separate corporate existence of Marshall will cease. Certificates for Marshall Common Stock shall be exchanged for certificates of Mercshares Common Stock as described below.
     Based upon the capitalization of Mercshares and Marshall as of September 30, 1997, the Marshall Stockholders would own approximately one percent of the outstanding Mercshares Common Stock following consummation of the Merger. Based upon the unaudited financial statements of Mercshares and Marshall at September 30, 1997, upon consummation of the Merger, the percentage of total assets and the percentage of total liabilities represented by Marshall in Mercshares would each be approximately one percent.
     As discussed below in " -- Reasons for the Merger; Recommendation of the Marshall Board of Directors," the Marshall Board of Directors has concluded that the terms of the Merger and the Affiliation Agreement are advisable and are fair to, and in the best interests of, Marshall and the Marshall Stockholders. Upon consummation of the Merger, the former Marshall Stockholders who become holders of Mercshares Common Stock will be stockholders in a larger entity with equity traded on The Nasdaq National Market. Each Marshall Stockholder who becomes a holder of Mercshares Common Stock shall possess the same rights as other such holders, and former Marshall Stockholders as a group will no longer be taking action at the

Marshall corporate level. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND MARSHALL COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK."
BACKGROUND OF THE MERGER
     The Marshall Board of Directors generally discusses strategic planning in February or March of each year. In Marshall's 1996 strategic planning meeting, the Board focused on the future of Marshall as an independent entity. This discussion was continued in the 1997 strategic planning meeting, and the Board decided that, considering the increasing pace of consolidation in the banking industry, management and the Board's Executive Committee (the "Executive Committee") needed to focus on the issue more sharply.
     On June 4, 1997, the Executive Committee met with William J. McKinnon Jr. of McKinnon & Company, to discuss stock options for senior management and also to discuss future independence. The Executive Committee specifically discussed five possible scenarios with Mr. McKinnon: (1) remaining independent; (2) merging with another local bank; (3) joining with two to three other community banks to form a bank holding company; (4) affiliating with an existing community bank holding company; and (5) affiliating with a regional bank holding company. The Executive Committee came to no conclusion regarding the matter but instructed management to report on the issue at the next Board meeting and plan further action. On June 12, 1997, at the monthly meeting of the Marshall Board, management reported on the Executive Committee's discussions, and the Board determined that it needed to hire an independent financial advisor to help in focusing on these strategic matters. The Board advised management to hire Laurence C. Pettit, Jr., Professor of the McIntyre School of Commerce, as a consultant to help the Executive Committee complete its analysis of this issue.
     Donald Yowell, President and Chief Executive Officer of Marshall, met with Mr. Pettit on August 21, 1997. Mr. Pettit was retained and met with several members of the Executive Committee on August 28, 1997, to discuss goals for Marshall. Mr. Pettit and Mr. Yowell had a follow-up conference call on September 12, 1997, and on October 23, 1997, Mr. Pettit led an Executive Committee discussion of the Marshall's future as an independent entity, an expanded entity (through branching or acquisitions), or as a part of a multi-bank holding company. Mr. Pettit led the committee through an analysis of the various options and the amount of growth and profit required under each scenario to match the short-term improvement in stock price and liquidity gained in affiliating with a regional holding company. The Executive Committee determined that affiliating with a bank holding company and receiving at least 2.5 times book value for the stock should be a short-term goal. The Executive Committee also expressed concern for Marshall's employees, and indicated that any affiliation should, if possible, provide an opportunity for continued employment for most employees.
     In July and August, 1997, various members of the Executive Committee had met with Chief Executive Officers of several regional and local bank holding companies to discuss affiliation possibilities. In particular, three members of the Executive Committee met on July 29, 1997, with Mr. H. Furlong Baldwin, Chairman and Chief Executive Officer of Mercshares. As a follow-up to that discussion and the Executive Committee's deliberations, several Executive Committee members met again with Mr. Baldwin on October 31, 1997, to further investigate the general terms of an affiliation with Mercshares. The committee members did not specifically request an offer at that time, but Mr. Baldwin indicated that Mercshares would be willing to move forward immediately with an offer of 1.75 shares for each share of Marshall Common Stock outstanding. Those directors called an Executive Committee meeting for November 5, 1997, reported the offer they had received, and discussed what that offer would mean in terms of greater liquidity and higher dividends for shareholders. Also, the Executive Committee discussed Mercshares' prior history of providing its community banks a great deal of autonomy and retaining most bank employees. George Thompson, Jr., Chairman of the Board, summarized the strengths of the offer, and the Executive Committee decided to proceed. Mr. Yowell contacted Mays & Valentine, L.L.P., counsel to Marshall, who recommended that the matter be kept confidential until a final agreement could be negotiated, and also recommended that Marshall retain a financial analyst to perform an analysis of the affiliation and present a fairness opinion. Marshall immediately retained the services of McKinnon & Company. Over the next ten days, various terms of the agreement were discussed and negotiated among the parties. On November 18, 1997, the agreement was presented to the Executive Committee, and Mr. McKinnon presented an oral opinion to the Executive Committee that the offer was fair to Marshall Stockholders from a financial point of view. Mays & Valentine, L.L.P. explained the terms of the agreement to the Executive Committee, and the Executive Committee recommended that the agreement be submitted to the entire Board for review. On November 20, 1997, the agreement was presented to the entire Board. Mr. McKinnon again opined that the agreement was fair to Marshall Shareholders from a financial point of view, and Mays & Valentine, L.L.P. again explained the primary terms of the agreement. The Board was given time for reflection on the matter, and then the issue was called for a vote. The Marshall Board voted unanimously to approve the Affiliation Agreement and the Merger, and the agreement was publicly announced on that day.

REASONS FOR THE MERGER; RECOMMENDATION OF THE MARSHALL BOARD OF DIRECTORS
     The Marshall Board of Directors has unanimously approved and recommends that Marshall Stockholders vote to approve the Affiliation Agreement and the Merger.
     The Marshall Board of Directors believes that the terms of the Affiliation Agreement and the Merger are in the best interests of Marshall and the Marshall Stockholders. As explained below, this conclusion is supported by the opinion of its independent financial advisor. In considering the terms and conditions of the Affiliation Agreement, the Marshall Board of Directors considered a number of factors. The Marshall Board of Directors did not assign any relative or specific weights to the factors considered. The material factors considered were:
     (I) THE FINANCIAL TERMS OF THE MERGER. In this regard, the Marshall Board of Directors was of the view that, based on historical and anticipated trading ranges for Mercshares Common Stock, the value of consideration to be received by the Marshall Stockholders resulting from the Exchange Ratio represented a fair multiple of Marshall's per share book value and earnings. The Marshall Board of Directors also considered that, under the proposed Exchange Ratio and based on the Marshall Board of Directors' belief that Mercshares would continue to pay dividends at its current rate, the Merger would result in a substantial increase in dividend income to the Marshall Stockholders, although there can be no assurance that current dividends are indicative of future dividends. See "COMPARATIVE UNAUDITED PER SHARE DATA." In addition, the Marshall Board of Directors considered how the Mercshares' offer compared on a percentage basis to Marshall's loans and deposits. See "THE MERGER -- Opinion of Marshall Financial Advisor" for a discussion of this comparative information.
     (II) THE TERMS, OTHER THAN THE FINANCIAL TERMS, AND STRUCTURE OF THE MERGER. In this respect, the Marshall Board of Directors considered the benefits to the customers and employees of Marshall and the communities it serves by allowing Marshall to remain a separate bank within the Mercshares system. Mercshares has provided certain assurances that Marshall would operate with a substantial degree of autonomy, including maintaining substantially the same employees, based on satisfactory performance, which was a significant consideration for the Marshall Board of Directors. The Marshall Board of Directors also considered that the Merger would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"). See "THE MERGER -- Certain Federal Income Tax Consequences."
     (III) CERTAIN FINANCIAL AND OTHER INFORMATION CONCERNING MERCSHARES. In this respect, the Marshall Board of Directors considered, among other things, the consistent high position of Mercshares among its peer group of national and regional financial institutions in terms of profitability, capital adequacy and asset quality. The Marshall Board of Directors also considered that the historical dividends per share and net income per share of Mercshares Common Stock to be received by the Marshall Stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share and net income per share of the Marshall Common Stock, although there can be no assurance that pro forma amounts are indicative of future dividends or income per share of Mercshares. The Marshall Board of Directors also considered the marketability of Mercshares Common Stock, which is publicly traded and quoted on The Nasdaq National Market. The Marshall Board of Directors further considered the diversification of risk associated with ownership of an institution that operates 21 banks serving a broad geographic area that encompasses most of Maryland and parts of Virginia and Delaware.
     (IV) OTHER POSSIBLE AFFILIATION PARTNERS. The Marshall Board of Directors considered, based in part on the advice of McKinnon & Company, possible affiliation partners for Marshall other than Mercshares, the prospects of such other possible affiliation partners, and the likelihood that such other potential partners would be able to make an offer directly comparable to Mercshares' offer. Based upon the foregoing considerations, none of the other affiliation possibilities considered by the Marshall Board of Directors was perceived by the Marshall Board of Directors to present the advantages that the Merger would provide.
     (V) OPINION OF THE BANK FINANCIAL ADVISOR. The Marshall Board of Directors also considered the opinion of McKinnon & Company as to the fairness, from a financial point of view, of the terms of the Affiliation Agreement to the Marshall Stockholders. See "THE MERGER -- Opinion of Marshall Financial Advisor."
     (VI) CERTAIN OTHER CONSIDERATIONS. The Marshall Board of Directors further determined that the addition of resources resulting from the Merger will enable Marshall to provide a wider and improved array of financial services to consumers and businesses and to achieve added flexibility in dealing with the changing competitive environment in its market area. In addition, the Marshall Board of Directors concluded that the Merger will help provide Marshall with the financial resources needed to meet the competitive challenges arising from recent and anticipated changes in the banking and financial services industry.

     THE MARSHALL BOARD OF DIRECTORS BELIEVES THAT THE AFFILIATION AGREEMENT AND THE MERGER ARE IN THE BEST INTERESTS OF MARSHALL AND THE MARSHALL STOCKHOLDERS. THE MARSHALL BOARD OF DIRECTORS RECOMMENDS THAT MARSHALL STOCKHOLDERS VOTE TO APPROVE THE AFFILIATION AGREEMENT AND THE MERGER CONTEMPLATED THEREBY.
OPINION OF MARSHALL FINANCIAL ADVISOR
     Marshall's Board of Directors retained the investment banking firm of McKinnon & Company to evaluate the terms of the Affiliation Agreement, and McKinnon & Company has rendered its opinion to the Board of Directors of Marshall that the terms of the Affiliation Agreement are fair from a financial point of view to the Marshall Stockholders. In developing its opinion, McKinnon & Company reviewed and analyzed material bearing upon the financial and operating conditions of Marshall, Mercshares, and on a pro forma basis, Marshall and Mercshares combined, and material proposed in connection with the Affiliation Agreement including, among other things, the following: (1) the Affiliation Agreement; (2) the Registration Statement; (3) Marshall's and Mercshares' financial results for fiscal years 1990 through 1996, and the first, second and third quarters ended March 31, June 30, and September 30, 1997, respectively, and certain documents and information deemed relevant to McKinnon & Company's analysis; (4) discussions with senior management of Marshall and Mercshares regarding past and current business operations of, and outlook for, Marshall, Mercshares, including trends, the terms of the proposed Merger, and related matters; (5) the reported price and trading activity of Marshall and Mercshares Common Stock and financial and stock market information (when available) for Marshall and Mercshares with similar information for certain other companies, and securities for which are publicly traded; (6) the financial terms of certain recent business combinations which McKinnon & Company deemed comparable in whole or in part; (7) the relationship of prices paid to relevant financial data such as net worth, loans, deposits and earnings in certain bank and bank holding company affiliations and acquisitions in Maryland, North Carolina and Virginia in recent years and the deal price relative to the seller's price one day prior to the announcement of such deals; and (8) other published information and other factors and information which McKinnon & Company deemed relevant. No instruction or limitations were given or imposed in connection with the scope of or the examination or investigations made by McKinnon & Company in arriving at its findings. Finally, McKinnon & Company has performed such other studies and analyses it deemed appropriate, including an analysis of the pro forma financial impact of the Merger on Marshall and Mercshares. A copy of McKinnon & Company's opinion, which sets forth the assumptions made, matters considered and qualifications made on the review undertaken, is attached as Annex B hereto and should be read in its entirety.
     McKinnon & Company used the information gathered to evaluate the financial terms of the Merger using standard valuation methods, including discounted cash flow analysis, market comparable analysis, comparable acquisition analysis and dilution analysis.
  COMPARABLE ACQUISITION ANALYSIS.
     McKinnon & Company compared the relationship of prices paid to relevant financial data such as net worth, assets, deposits and earnings in fourteen bank and bank holding company mergers and acquisitions in Maryland, North Carolina and Virginia since December 31, 1996, representing all such transactions known to McKinnon & Company to have occurred during this period involving banks and banks holding companies, with the proposed Merger and found the consideration to be received from Mercshares to be within the relevant pricing ranges acceptable for such recent transactions. Among the fourteen bank and bank holding company transactions in 1997 either closed or pending in Maryland, Virginia and North Carolina, McKinnon & Company has developed a group of ten small transactions, ranging in deal value from $14 million to $45 million and in asset size from $73 million to $259 million, and a group of four larger transactions each exceeding $100 million in deal value and over $950 million in assets of the selling institution. The ten smaller transactions included six in Virginia, three in North Carolina and two in Maryland, while all of the larger transactions were in Virginia. Specifically, based on the ten smaller transactions in Virginia, North Carolina and Maryland either completed or pending in 1997, other than the Merger, the average price to book was 219.06% in Virginia, 267.80% in North Carolina, 238.46% in Maryland, and 237.56% overall, compared with 266.79% for the Merger; the average price to earnings ratio was 18.36 times in Virginia,
26.09 times in North Carolina and 16.58 times in Maryland, and 20.54 times overall, compared with 25.39 times for the Merger; the average price to deposits was 25.57% in Virginia, 30.10% in North Carolina, 27.27% in Maryland and 27.36% overall, compared with 35.08% for the Merger; the average price to assets was 21.59% in Virginia, 24.49% in North Carolina, 22.18% in Maryland and 22.58% overall, compared with 30.85% for the Merger; and the average deal price over seller's price one day prior to the announcement was 122.0% in Virginia, 126.6% in North Carolina; and 123.8% overall, compared with 194.8% for the Merger. Among the four larger transactions, all in Virginia, the average price to book was 294.90% compared with 266.7% for the Merger; the average price to earnings was 21.41 times compared with 25.39 times for the Merger, the average price to deposits was 31.53% compared with 35.08% for the Merger; the average price to assets was

24.21% compared with 30.85% for the Merger and the average deal price to seller's price one day before the announcement was 127.9% compared with 194.8% for the Merger. For purposes of computing the information with respect to the Merger, $60 3/8 per share of consideration for each share of the Marshall Common Stock was used.
  MARKET COMPARABLE ANALYSIS.
     McKinnon & Company analyzed the performance and financial condition of Mercshares relative to the following financial institutions: NationsBank Corporation; First Union Corporation; Wachovia Corporation; BB&T Corp.; Crestar Financial Corp.; First Virginia Bank, Inc.; Keystone Financial; Riggs National Corp.; One Valley Bancorp; Susquehanna Bancshares; F&M National Corporation; United Bankshares, Inc.; MainStreet BankGroup, Inc.; F&M Bancorp; and Mason-Dixon Bancshares (collectively the "Bank Group"). Among the financial information compared was information relating to equity to assets, loans to deposits, net interest margin, non-performing assets, total assets, non-accrual loans, loan loss reserve and asset growth rates. Additional information compared for the trailing twelve month period ended June 30, 1997, was (i) price to book value ratio which was 284.5% for Mercshares compared to an average of 258.2% for the Bank Group; (ii) price to earnings ratio which was 19.3x compared to an average of 18.3x for the Bank Group; (iii) return on average assets which was 1.96% for Mercshares compared to an average of 1.35% for the Bank Group; (iv) return on equity which was 15.11% compared to an average for the Bank Group of 14.71%; and (v) a dividend yield of 2.29% compared to an average of 2.37% for the Bank Group. Overall, in the opinion of McKinnon & Company, Mercshares' operating performance and financial condition were better than the Bank Group average, and Mercshares' market value was reasonable when compared to the Bank Group. Accordingly, the Marshall Stockholders will receive Mercshares Common Stock that is reasonably valued when compared to the Bank Group.
  DILUTION ANALYSIS.
     Based upon publicly available financial information on Marshall and Mercshares, McKinnon & Company considered the effect of the transaction on the book value, earnings and market value of Marshall and Mercshares. The immediate effect on Mercshares was no impact on book value or earnings per share. The effect on Marshall under the same assumption is to increase dividends by $.70, or 100.00%, and to increase the market value of Marshall to $60.375 per share, or 94.8% over the most recently quoted price prior to announcement. This dilution analysis does not take into account the longer term benefits for the combined companies resulting from the combination. McKinnon & Company concluded from the analysis that the transaction would have a significant positive effect on Marshall and the Marshall Stockholders in that dividends per share and the market value of Mercshares Common Stock to be received by the Marshall Stockholders, after giving effect to the Exchange Ratio, would represent a substantial increase in the historical dividends per share and market value of Marshall Common Stock, although there can be no assurance that pro forma amounts are indicative of the future.
     The summary set forth above includes the material factors considered, but does not purport to be a complete description of the presentation by McKinnon & Company to the Marshall Board of Directors or of the analyses performed by McKinnon & Company. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Accordingly, notwithstanding the separate factors summarized above, McKinnon & Company believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, would create an incomplete view of the process underlying the preparation of its opinion. As a whole, these various analyses contributed to McKinnon & Company's opinion that the terms of the Merger Agreement are fair from a financial point of view to the Marshall Stockholders.
     McKinnon & Company is an investment banking firm that specializes in Virginia community banks. In nine years McKinnon & Company has been lead managing underwriter in approximately twenty-eight public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions to numerous Virginia community banks. McKinnon & Company, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks and thrifts, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estate and corporate recapitalizations. McKinnon & Company is also a market maker in Virginia community bank stocks listed on NASDAQ:NMS, the NASDAQ Small Cap Market and the NOTC Bulletin Board, including Marshall on the NOTC Bulletin Board. McKinnon & Company believes it has a thorough working knowledge of the banking industry throughout Virginia.

     Pursuant to an engagement letter dated November 17, 1997 between Marshall and McKinnon & Company, in exchange for its services, McKinnon & Company shall receive a fee of $10,000 and shall receive an additional fee of $25,000 at the date of the mailing of this Prospectus and Proxy Statement to the Marshall Stockholders regarding the proposed merger.
EFFECTIVE DATE
     When permitted pursuant to the application with the Comptroller of the Currency, Interim Bank, Mercshares and Marshall will execute and deliver an Agreement to Merge substantially in the form attached as Exhibit A to the Affiliation Agreement (the "Agreement to Merge"). The Merger shall become effective on such date and time (the "Effective Time") as are set forth in the Certificate of Merger issued by the Comptroller of the Currency. Mercshares and Marshall contemplate that the Merger will be made effective on the first business day of a month, or such other date as may be determined by Mercshares following the approval of the Affiliation Agreement by the Marshall Stockholders.
PROCEDURES FOR EXCHANGE OF CERTIFICATES
     On and after the Effective Date, certificates for shares of Marshall Common Stock shall represent the right to receive certificates representing the number of whole shares of Mercshares Common Stock and cash in lieu of fractional shares represented thereby, as described herein. Certificates representing shares of Marshall Common Stock may be exchanged after the Effective Date by surrendering such certificates to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent"), in exchange for new certificates representing the appropriate number of whole shares of Mercshares Common Stock determined by the Exchange Ratio and for cash in lieu of any fractional shares.
     No certificates for fractional shares of Mercshares Common Stock shall be issued but, in lieu thereof, and solely as a mechanism for rounding shareholdings to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Mercshares Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates for Marshall Common Stock representing such fractional shares. No such holder shall be entitled to dividends, voting rights or any other rights of shareholders in respect of any fractional share.
     Shortly after the Effective Date, Marshall Stockholders will receive transmittal forms and instructions as to the time and method of surrendering their certificates. Until so surrendered, certificates formerly representing shares of Marshall Common Stock (other than shares of dissenting stockholders as described herein under the heading " -- Appraisal Rights of Dissenting Stockholders") will be deemed for all corporate purposes to evidence the number of whole shares of Mercshares Common Stock that a holder would be entitled to receive upon surrender and the cash to be paid in lieu of fractional shares. Dividends and other distributions, if any, that become payable on whole shares of Mercshares Common Stock pending exchange of certificates representing shares of Marshall Common Stock will be retained by Mercshares or the Exchange Agent until surrender of the certificates, at which time those dividends and any other distributions will be paid without interest.
     MARSHALL STOCKHOLDERS SHOULD NOT FORWARD STOCK CERTIFICATES UNTIL THEY HAVE RECEIVED TRANSMITTAL FORMS AND INSTRUCTIONS. MARSHALL STOCKHOLDERS SHOULD NOT RETURN STOCK CERTIFICATES WITH THE ENCLOSED PROXY.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     The following is a summary of the anticipated material Federal income tax consequences of the Merger; it is not intended to be a complete description of those consequences. The matters set forth in paragraphs (i) through (v) are based upon the opinion of Mays & Valentine, L.L.P., counsel to Marshall:
     (i) the Merger will qualify as a tax-free reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the "Code"), to which Marshall, Interim Bank and Mercshares will each be a party;
     (ii) no gain or loss will be recognized by Mercshares, Interim Bank or Marshall in the Merger;
     (iii) no gain or loss will be recognized by the Marshall Stockholders upon receipt by them of Mercshares Common Stock in exchange for Marshall Common Stock pursuant to the Merger;
     (iv) provided that the Marshall Common Stock is held as a capital asset, the tax basis of the Mercshares Common Stock received by the Marshall Stockholders will be the same as the tax basis of the Marshall Common Stock surrendered and exchanged therefor; and

     (v) provided that the Marshall Common Stock is held as a capital asset, the holding period of the Mercshares Common Stock received by the Marshall Stockholders will include the holding period during which the Marshall Common Stock surrendered in exchange therefor was held.
     The obligation of Marshall to consummate the Merger is subject to the receipt of an opinion of Mays & Valentine, L.L.P., counsel to Marshall (or such other counsel as may be acceptable to Mercshares and Marshall, in their reasonable discretion), with respect to the federal income tax consequences of the Merger, substantially to the effect of paragraphs (i) through (v) immediately above. Such opinion will not address the state, local or foreign tax aspects of the Merger.
     Any cash received by Marshall Stockholders, whether as a result of the exercise of their dissenters' rights or in lieu of the issuance of fractional shares, could result in taxable income to such Marshall Stockholders. The receipt of such cash generally will be treated as a sale or exchange of the stock resulting in capital gain or loss measured by the difference between the cash received and an allocable portion of the basis of the stock relinquished. The receipt of such cash may be treated as a dividend and taxed as ordinary income in certain limited situations.
     The discussion set forth above is included for general information only. It does not address the state, local or foreign tax aspects of the Merger. In addition, it does not discuss the federal income tax considerations that may be relevant to certain persons, and may not apply to certain holders subject to special tax rules, including dealers in securities and foreign holders. The discussion is based upon currently existing provisions of the Code, existing Treasury regulations thereunder and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion.
     Each Marshall Stockholder should consult his own tax advisor with respect to the specific tax consequences of the Merger to him, including the application and effect of state, local and foreign tax laws.
ACCOUNTING TREATMENT
     The Merger will be treated as a purchase for accounting purposes. Under the purchase method of accounting, the amount by which the purchase price paid by Mercshares exceeds the fair value of the net assets acquired will be recorded as goodwill. Mercshares currently expects that based on preliminary purchase accounting estimates the Merger would result in identifiable intangibles and goodwill approximating $14,548,000, which would be amortized over an estimated period of not more than 15 years. See "COMPARATIVE UNAUDITED PER SHARE DATA." RESALE OF MERCSHARES COMMON STOCK AFTER THE MERGER BY CONTROLLING PERSONS
     Under Federal securities laws there are certain potential limitations on the sale of Mercshares Common Stock received in the Merger that will affect certain Marshall Stockholders who may be controlling persons of Marshall. Mercshares and Marshall believe that the only Marshall Stockholders who may be deemed controlling persons subject to these limitations are the directors and certain officers of Marshall and certain persons related to them who have been advised of these restrictions and have agreed in writing to them.
CONDITIONS TO MERGER
     Consummation of the Merger is conditioned upon, among other things, approval of the Affiliation Agreement by an affirmative vote of at least two-thirds of the outstanding shares of Marshall Common Stock entitled to vote thereon.
     The obligation of Mercshares to consummate the Merger is also subject to the prior satisfaction of certain further conditions including the following:
(1) stockholders who are affiliates of Marshall for purposes of Rule 145 under the Securities Act shall have entered into agreements with Mercshares, necessary or desirable to conform with Rule 145; (2) Marshall shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except for a regular semi-annual cash dividend not to exceed $0.40 per share to be declared in December, 1997, and regular cash dividends for any full calendar quarter occurring before the Effective Date that begins after December 31, 1997 at an effective quarterly rate of not more than $0.19 per share; provided however, that if the Effective Date occurs after June 30, 1998, Mercshares will discuss with Marshall whether an increase in such dividend for the calendar quarter beginning July 1, 1998, may be appropriate; (3) Marshall shall not have changed its authorized, issued or outstanding capital stock, issued any rights with respect thereto, or made any distributions of its earnings or assets other than as provided in the Affiliation Agreement; (4) the absence of any material adverse change in the balance sheet, income statement, financial position, results of operations or business of Marshall; (5) compliance by Marshall with certain conditions, including limits on unapproved increases in compensation of directors, officers or employees of Marshall or unapproved alterations in benefits received by such individuals;

(6) absence of any change in Marshall's investment practices and policies; (7) absence of either a vote against the Merger or notice in writing at or prior to the Marshall Special Meeting that such holders dissent from the Merger by holders of an aggregate of more than 20% of the outstanding shares of Marshall Common Stock; (8) the absence of any actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel to Mercshares might prevent the consummation of the Merger; (9) Marshall shall not have applied for or opened any new, or closed any existing, branch offices unless approved by Mercshares; (10) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Mercshares, Interim Bank and Marshall as set forth above under the heading " -- Certain Federal Income Tax Consequences";
(11) the accuracy and satisfaction of various other financial and legal representations and conditions with respect to Marshall; (12) the granting or issuance of such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable Interim Bank to conduct after the Effective Date all and every part of the business and activities conducted by Marshall prior to the Effective Date in the manner in which such activities and business were then conducted by Marshall and at the offices at which they were then conducted; (13) the receipt of certain regulatory approvals; and (14) the effectiveness of the Registration Statement. Mercshares may in its discretion waive conditions (1) through (12).
     The obligation of Marshall to consummate the Merger is subject to the satisfaction of certain further conditions including the following: (1) receipt of an opinion of counsel confirming certain of the tax consequences of the Merger for Marshall Stockholders as set forth above under the heading
" -- Certain Federal Income Tax Consequences;" (2) the receipt of certain regulatory approvals; (3) the effectiveness of the Registration Statement; (4) receipt of an opinion of McKinnon & Company, dated contemporaneously with the date of this Prospectus and Proxy Statement, to the effect that with the consideration to be received in the Merger is fair to the Marshall Stockholders from a financial point of view; and (5) the accuracy and satisfaction of various financial and legal representations and conditions with respect to Mercshares. Marshall may in its discretion waive conditions (4) and (5).
TREATMENT OF EMPLOYEE BENEFIT PLANS
     Pursuant to the Affiliation Agreement and at the option of Mercshares, Marshall's 401(k) and defined benefit pension plans may be terminated, frozen or merged with and into Mercshares' 401(k) and cash balance pension plans, respectively. Until such termination, freeze or merger, employees of Marshall will continue to be eligible to participate in Marshall's 401(k) and pension plans, subject to such changes in the plans as are required by law and are deemed advisable by Mercshares. Upon such termination, freeze or merger, employees of Marshall will be eligible to participate in Mercshares' 401(k) and cash balance pension plans according to each plan's applicable provisions, and will be given credit for service with Marshall for purposes of eligibility to participate and vesting, and in the case only of a merger of Marshall's pension plan with and into Mercshares' cash balance pension plan, benefit accrual.
     In addition, upon the adoption (by merger or otherwise) of Mercshares' cash balance pension plan by Marshall for the benefit of its employees, such employees will be given credit under such plan for service with Marshall prior to such adoption (including service with Marshall prior to the Effective Date) for purposes of calculating the employees' accrual rates under such plans. Furthermore, such employees will receive benefit accruals under such plan (base, excess and supplemental credits), as applicable, based upon the employees' respective ages as of the date of such adoption. In the event Marshall's pension plan is not continued and Marshall's employees become participants in Mercshares' cash balance pension plan, those individuals who were Marshall employees as of the Effective Date will receive retirement benefits under Mercshares' retirement plans or otherwise which are comparable to those they would have received had Marshall's 401(k) and pension plans continued in effect.
     Except with respect to Marshall's 401(k) and pension plans, which will be treated as above, and executive plans, programs and arrangements, eligibility for participating in which is determined in the discretion of Mercshares, after the Effective Date, Marshall employees shall, to the extent that any of Marshall's other employee benefit plans and programs are not continued, be entitled to participate in Mercshares' employee benefit plans and programs on substantially the same basis as similarly situated employees of Mercshares. Except as set forth above with respect to Mercshares' 401(k) and cash balance pension plans, Mercshares has agreed to treat service with Marshall before the Effective Date as service with Mercshares for purposes of all such employee benefit and seniority-based plans and programs.
     As of the Effective Date, Marshall's stock option plan shall be terminated and all unexercised and unexpired stock options granted under such plans shall be automatically terminated and canceled on the Effective Date immediately prior to the Merger becoming effective. With respect to such canceled stock options which have an option price per share for Marshall Common Stock which is less than the market value of 1.75 shares of Mercshares Common Stock, Mercshares shall pay the difference to holders in cash as soon as practicable after the Effective Date, upon delivery to Mercshares of such documents as it may reasonably request. For such purposes, the market value of Mercshares Common Stock shall be equal to the closing price for Mercshares Common Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.
     Officers and key employees of Marshall, as a group, hold the following options:

NUMBER OF SHARES     EXERCISE PRICE       EXPIRATION DATE
----------------     --------------     -------------------
   7,000                 $28.00         September 10, 2007

EXCLUSIVE DEALING
     Marshall has agreed that while the Affiliation Agreement is in effect, neither Marshall nor any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal (as hereinafter defined) or take any other action to facilitate any inquiries or proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to Marshall Stockholders or enter into any agreement or participate in discussions or negotiations with, or furnish any information to, any person in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Marshall Board of Directors shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of a financial advisor to Marshall, that its fiduciary obligations require consideration of such Acquisition Proposal because it may be in the best interests of the Marshall Stockholders and is more favorable to the Marshall Stockholders from a financial point of view than the Merger.
     An "Acquisition Proposal" is defined in the Affiliation Agreement as including any proposed (A) merger, consolidation, share exchange or similar transaction involving Marshall, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of assets of Marshall representing 10% or more of the assets of Marshall, (C) issue, sale or other disposition of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of Marshall, or (D) any transaction in which any person or group shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the outstanding Marshall Common Stock.
     Marshall has agreed that it will promptly advise Mercshares of, and communicate to Mercshares the terms of, any such inquiry or proposal addressed to Marshall or of which Marshall or its respective officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge.
INTERESTS OF CERTAIN PERSONS IN THE MERGER
     The Affiliation Agreement provides that Marshall may extend the term of the employment contract of its President, Donald R. Yowell, dated December 9, 1993 (the "Employment Contract"), until December 31, 2003, subject to the other terms of the Employment Contract. At a meeting held on November 20, 1997 at which the Marshall Board of Directors approved the Affiliation Agreement and Merger, the Marshall Board of Directors also unanimously approved such extension of the Employment Contract.
     The normal policy of Mercshares' Affiliated Banks is that directors do not stand for re-election after reaching the age of 70, subject to exceptions made at the time of affiliation to allow Board continuity. An exception will be made for William H. deButts, Jr., Thomas W. diZerega, Harvey L. Pearson and George R. Thompson, Jr. so that they will be permitted to serve until the bank annual meeting following each of their 74th birthdays.
TERMINATION
     The Affiliation Agreement provides that it may be terminated and the Merger abandoned at any time prior to the Effective Date: (a) notwithstanding the approval of the Merger by the Marshall Stockholders, by the mutual consent of Marshall and Mercshares; (b) by Mercshares if at any time Mercshares receives information from any regulatory authority, which by law is required to approve or otherwise act upon the Merger or any other aspect of the transactions provided for in the Affiliation Agreement, or which has authority to challenge the validity of the Merger or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or such transactions will be so challenged; (c) by Mercshares if the Marshall Board of Directors recommends to the Marshall Stockholders, or Marshall accepts, an Acquisition Proposal, or by Marshall if, in compliance with the provisions of the Affiliation Agreement, the Marshall Board of Directors recommends to the Marshall Stockholders, or Marshall accepts, an

Acquisition Proposal; and (d) by Mercshares or Marshall if the Merger is not consummated by November 30, 1998. The Affiliation Agreement provides that in the case of a termination under (c) above, Marshall shall pay Mercshares a termination fee of $300,000. The Affiliation Agreement also provides that if the Affiliation Agreement is terminated by Mercshares by reason of a material breach by Marshall, or by Marshall by reason of a material breach by Mercshares, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by such nonbreaching party.
APPRAISAL RIGHTS OF DISSENTING STOCKHOLDERS
     Pursuant to 12 U.S.C. (section mark) 215a(b), the holders of the Marshall Common Stock are entitled to dissent from the Merger and obtain payment for the value of their shares in the event that the Merger is consummated. If (a) the Merger is approved by the requisite number of holders of the Marshall Common Stock; and (b) the Merger receives all necessary regulatory approvals and is consummated, then any stockholder of Marshall who has voted against the Merger at the Marshall Special Meeting, or who has given notice in writing at or prior to such meeting to Donald Yowell, President of Marshall, or Carol C. Merewether, Corporate Secretary of Marshall, that he or she dissents from the Merger, shall be entitled to receive the value of the shares so held in cash, upon written request made to Marshall, accompanied by surrender of his or her stock certificates, at any time before thirty days after the date of consummation of the Merger.
     The value of the shares of any dissenting stockholder shall be ascertained, as of the Effective Date of the Merger, by an appraisal made by a committee of three persons, composed of (1) one appraiser selected by the vote of the holders of a majority of the stock, the owners of which are entitled to payment in cash;
(2) one appraiser selected by the directors of Marshall; and (3) one appraiser selected by the two appraisers so selected. The valuation agreed upon by any two of the appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting stockholder who has requested the payment, that stockholder may, within five days after being notified of the appraised value of the shares, appeal to the Comptroller of the Currency, who shall cause a reappraisal to be made. Any such reappraisal shall be final and binding as to the value of the shares of the appellant.
     If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected as provided above, or the appraisers fail to determine the value of such shares, the Comptroller of the Currency shall, upon written request of any interested party, cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller of the Currency in making the reappraisal or the appraisal, as the case may be, shall be paid by Interim Bank as the resultant bank and renamed as Mashall National Bank and Trust Company. The value of the shares ascertained shall be promptly paid to the dissenting stockholders by Mercshares.
     Under the statute, the shares of stock of the surviving corporation which would have been delivered to dissenting stockholders had they not requested payment shall be sold at an advertised public auction. If the price received is greater than the amount paid to any dissenting stockholder, the excess of such sales price shall be paid to the dissenting stockholder. Under the Affiliation Agreement, only shares of Mercshares Common Stock are to be issued to the Marshall Stockholders, and no shares of the common stock of Interim Bank are to be issued. Mercshares therefore intends to take the position that this provision does not apply to the Merger.
     The foregoing discussion describes the provisions of the National Bank Act, 12 U.S.C. (section mark) 215a(b), deemed material by Marshall; however, stockholders are urged to review the section in its entirety, which is included as Annex C to this Prospectus and Proxy Statement. Any stockholder who intends to dissent from the Merger should review the text of those provisions carefully and should also consult with his or her attorney. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTER'S RIGHTS OR ANY STEPS ASSOCIATED THEREWITH WILL BE FURNISHED TO MARSHALL STOCKHOLDERS, EXCEPT AS INDICATED ABOVE OR OTHERWISE REQUIRED BY LAW.
     Any dissenting stockholder who exercises his or her right to be paid the value of his or her shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his or her shares. The amount of gain or loss and its character as ordinary income or capital gain will be determined in accordance with applicable provisions of the Internal Revenue Code. See "THE MERGER -- Certain Federal Income Tax Consequences."
                                       19

                            CERTAIN OTHER AGREEMENTS
THE SUPPORT AGREEMENT
     As a condition to Mercshares entering into the Affiliation Agreement, certain directors and officers of Marshall and persons related to them who owned an aggregate of 172,420 shares as of November 20, 1997 (approximately 45%) of the outstanding Marshall Common Stock (the "Supporting Marshall Affiliates") each entered into a Support Agreement (the "Support Agreement") with Mercshares. Pursuant to the Support Agreement, each of the Supporting Marshall Affiliates has agreed (a) not to pledge, hypothecate, grant a security interest in, sell, transfer or otherwise dispose of or encumber nor enter into any agreement, arrangement or understanding (other than a proxy for purposes of approving the Affiliation Agreement) which would restrict, establish a right of first refusal to or otherwise relate to the transfer or voting of the shares of Marshall Common Stock owned or acquired by such Supporting Marshall Affiliate during the term of the Support Agreement; (b) subject to the provisions of Section 1.11 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Marshall, not to directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in discussions or negotiations with, or provide any information to, any individual or entity (other than Mercshares and its employees and agents) concerning any sale of assets, sale or exchange of stock, merger, consolidation or similar transactions involving Marshall, and to use all commercially reasonable efforts to assure that Marshall takes no such steps; (c) to promptly advise Mercshares of any such inquiry or proposal of which such Supporting Marshall Affiliate has knowledge; (d) to vote his or her shares of Marshall Common Stock in favor of the Affiliation Agreement and the transactions contemplated thereby, and, in his capacity as a stockholder, to use his best efforts to cause the Merger to be effected, subject to the provisions of Section 1.11 of the Affiliation Agreement with respect to the fiduciary obligations as directors of Marshall. The terms of the Support Agreement expire upon the termination of the Affiliation Agreement.
AFFILIATE UNDERTAKINGS
     In connection with the execution and delivery of the Affiliation Agreement, the Supporting Marshall Affiliates also executed a memorandum, undertaking and agreement pursuant to which they have undertaken to comply with certain provisions of the federal securities laws which restrict the sale of shares of Mercshares Common Stock by such Supporting Marshall Stockholders. See "THE MERGER -- Resale of Mercshares Common Stock After the Merger by Controlling Persons."
                            DESCRIPTION OF MARSHALL
GENERAL
     In 1905, Marshall was organized under the name of The Bank of Marshall as a Virginia state chartered bank. It was converted to its present national charter in 1912. In 1927, Marshall added a Trust Department and formally changed its name to Marshall National Bank and Trust Company. At September 30, 1997, Marshall had 351 record holders of its capital stock.
     As of September 30, 1997, Marshall had total assets of approximately $75.5 million, total deposits of approximately $66.6 million, and total stockholders' equity of approximately $8.5 million.
     Marshall is a community-oriented institution and provides deposit, loan and other general banking services to individuals, businesses, institutions and local government entities, including demand and time deposit accounts, commercial and consumer loans, residential mortgages and home equity loans, and safe deposit boxes.
     Marshall is subject to state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight with respect to virtually all aspects of operations.
     Marshall's main executive office is located in Marshall, Virginia. Marshall operates a total of two banking locations, including a branch in Warrenton, Virginia. The main office is owned by Marshall, and Marshall owns the Warrenton branch building and improvements but leases the site upon which it is located. BUSINESS
  SERVICES OF THE BANK
     Marshall provides service-intensive commercial and retail banking services to small and medium sized businesses and to individuals. It also offers a full range of trust services for individuals. The following types of services are offered by Marshall:

  COMMERCIAL SERVICES
     (Bullet) Loans, including working capital loans and lines of credit, demand, term and time loans, loans for real estate land acquisition, development and construction, equipment and inventory financing, and loans for agricultural purposes
     (Bullet) Commercial checking, money market, savings accounts and certificates of deposit
     (Bullet) Automated Clearing House (ACH) origination
     (Bullet) Merchant Bank Card Services
     (Bullet) Night Depository
     (Bullet) Loans/Lease Collection Services
     (Bullet) Purchase and Management of Receivables
  RETAIL SERVICES
     (Bullet) Transaction accounts, including checking and NOW accounts. (Bullet) Savings accounts
     (Bullet) Money market deposit accounts
     (Bullet) Certificates of deposit
     (Bullet) Individual retirement accounts
     (Bullet) Christmas clubs
     (Bullet) Installment and home equity loans and lines of credit
     (Bullet) Residential construction and first mortgage loans
     (Bullet) 24-hour automated teller machines with access to the HONOR and
              CIRRUS systems
     (Bullet) Travelers checks and safe deposit boxes
     (Bullet) Wire transfer services
  TRUST SERVICES
     (Bullet) Estate Settlement
     (Bullet) Personal Trust Administration
     (Bullet) Guardian and Committee Supervisor
     (Bullet) Investment Management
     (Bullet) Bookkeeping, Custody and Safeguarding of Assets
     (Bullet) Investment or Custodial Agent for Individual Fiduciaries
     (Bullet) Student Loans, Administered Under Trusts for that Purpose
  LENDING ACTIVITIES
     At September 30, 1997, Marshall's gross loan portfolio (excluding non-accrual loans) totaled approximately $53.5 million, representing 70.9% of its total assets of $75.5 million. The principal categories of loans in Marshall's portfolio are residential real estate mortgage, consumer, commercial, real estate development and construction, and commercial real estate.

     LOAN PORTFOLIO COMPOSITION. The following table sets forth Marshall's loans by major categories as of September 30, 1997:

                                                                                                              SEPTEMBER 30,
                                                                                                                  1997
                                                                                                            -----------------
                                                                                                            AMOUNT     PERCENT
                                                                                                            -------    ------
                                                                                                             (IN THOUSANDS)
Real Estate:
  Development and construction...........................................................................   $ 4,598      8.51%
  Secured by farmland....................................................................................     3,888      7.20%
  Secured by 1-4 family residential properties...........................................................    24,860     46.02%
  Other Real Estate......................................................................................    10,078     18.66%
Loans to finance agricultural production.................................................................       655      1.20%
Commercial and industrial loans..........................................................................     7,271     13.46%
Consumer loans...........................................................................................     2,607      4.83%
All other loans..........................................................................................        63      0.12%
                                                                                                            -------
Totals...................................................................................................   $54,020       100%
                                                                                                            -------    ------
                                                                                                            -------    ------

     RESIDENTIAL REAL ESTATE MORTGAGE LOANS. Marshall originates mortgage loans with a three or five-year fixed rate period, after which the loans are typically renewed for another fixed rate period. At September 30, 1997, $24.9 million or 46.02% of Marshall's total loan portfolio consisted of this type of residential mortgage loans. Marshall has advanced approximately $3.9 million, or 7.2%, of the September 30, 1997 total loan portfolio to farmers.
     Marshall requires fire and extended coverage casualty insurance protecting the properties securing its mortgage loans. Marshall does not escrow funds for real estate taxes or hazard insurance. The properties securing all of Marshall's residential mortgage loans are appraised by appraisers approved by Marshall's board of directors.
     Home equity loans are originated by Marshall typically for up to 80% of the appraised value, less the amount of any existing prior liens on the property. Home equity loans generally consist of a ten-year revolving advance period. Interest rates are adjusted monthly and are tied to the Wall Street Journal's published prime rate on the first day of each month. Marshall secures these loans with mortgages on the homes (generally a second mortgage). As of September 30, 1997, approximately $891 thousand, or 1.65%, of Marshall's total loan portfolio consisted of home equity loans.
     COMMERCIAL LOANS. Commercial loans are made for business purposes and may be secured by real estate, accounts receivable, inventory, equipment, stocks, cash, or other assets. At September 30, 1997, approximately $7.3 million, or 13.46%, of Marshall's' total loan portfolio consisted of commercial business loans. The financial condition and cash flows of commercial borrowers are closely monitored by the submission of corporate financial statements, personal financial statements and income tax returns. The frequency of submissions of required information depends on the size and complexity of the credit and the collateral which secures the loan.
     REAL ESTATE DEVELOPMENT AND CONSTRUCTION LOANS. Marshall provides interim residential real estate development and construction loans to builders, developers, and persons who will ultimately occupy the single family dwellings. The real estate development and construction loan portfolio primarily represents loans for the construction of owner occupied single family dwellings.
     Marshall makes residential real estate development and construction loans generally to provide interim financing on property during the construction period. These loans are generally made for 80% or less of the appraised value of the property. Residential real estate development and construction loan funds are disbursed periodically as stages of completion are attained based upon site inspections.
     Marshall has limited losses in this area of lending through careful monitoring of development and construction loans with on-site inspections and control of disbursements on loans in process. Further, to assure that reliance is not placed solely upon the value of the underlying collateral, Marshall considers the financial condition and reputation of the borrower and any guarantors, the amount of the borrower's equity in the project, independent appraisals, cost estimates and pre-construction sale information.
     COMMERCIAL REAL ESTATE MORTGAGE LOANS. Marshall also originates mortgage loans secured by commercial real estate. At September 30, 1997, $10.1 million, or 18.66%, of Marshall's total loan portfolio consisted of commercial mortgage loans. Such loans are primarily secured by retail buildings, warehouses and general purpose business space. Although terms vary,

Marshall's commercial mortgages generally have maturities of three years or less. Marshall seeks to reduce the risks associated with commercial mortgage lending by generally lending in its market area, using conservative loan-to-value ratios and obtaining periodic financial statements and tax returns from borrowers to perform annual term loan reviews.
     CONSUMER LOANS. Marshall offers a variety of consumer loans to provide a full range of financial services to its customers and because such loans generally have higher interest rates than other loans. At September 30, 1997, $2.6 million, or 4.83%, of Marshall's total loan portfolio consisted of consumer loans.
COMPETITION
     While promotional activities emphasize the many advantages of dealing with a locally-run institution closely attuned to the needs of its community, Marshall faces strong competition in all areas of its operations. Marshall competes principally with approximately six other commercial banks which operate in the vicinity of its offices, many of which have resources substantially greater than its own. Marshall also encounters competition from thrift institutions, consumer loan companies, brokerage firms, investment companies, credit unions and other financial institutions. This competition comes from institutions operating in the Fauquier County area, which include community commercial banks, savings banks, thrifts, and credit unions as well as branches of large regional banks such as F&M National Corporation, Crestar, Jefferson National and First Virginia Bank. Marshall's most direct competition for deposits comes from these financial institutions as well as mutual funds and stockbrokers. Marshall competes with banking entities, mortgage banking companies, and other institutional lenders for loans. The competition for loans varies from time to time based on such factors as the general availability of lending funds, the demand for loans, general and local economic conditions, current interest rate levels, and other factors which are not readily predictable.
EMPLOYEES
     As of September 30, 1997, Marshall had 46 employees, of which 17 were officers, 26 were full-time employees and three were part-time employees. PROPERTIES
     Marshall's main banking office is located at 8372 West Main Street in Marshall, Virginia. Marshall owns 1.8532 acres housing the main office building, two commercial properties leased to a restaurant, and one residence leased to an individual. Marshall's other branch is located at 615 Branch Drive in Warrenton, Virginia, and Marshall leases the real estate on which it is located. Other real estate owned by Marshall includes seven lots, all of which are for sale and three of which are under contract.
DIVIDENDS
     Marshall has declared and paid semi-annual cash dividends on Marshall Common Stock of $0.55 per share for 1995, $0.65 per share for 1996 and $0.70 for 1997. Any future determination as to payment of cash dividends will be at the discretion of Marshall's Board of Directors and will, subject to the Affiliation Agreement, depend on Marshall's results of operations, financial condition, capital and regulatory requirements and other factors deemed relevant by Marshall Board of Directors. Since the execution of the Affiliation Agreement, Marshall has also been subject to certain restrictions on the declaration and payment of dividends. See "THE MERGER -- Conditions to Merger."
     As a depository institution whose deposits are insured by the FDIC, Marshall may not pay dividends or distribute any of its capital assets while it remains in default on any assessment due the FDIC. Marshall currently is not in default under any of its obligations to the FDIC. In addition, FDIC regulations also impose certain minimum capital requirements which affect the amount of cash available for the payment of dividends by regulated banking institutions such as Marshall. Marshall is also subject to limitations imposed by FDIC regulations with respect to any dividends, including cash dividends, payments to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger, and other distributions charged against capital. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of Marshall in any calendar to the net profits of that year, as defined, combined with the net profits for the two preceding years. As of September 30, 1997, Marshall had the capacity to pay up to $1,906,909 in dividends.
PRICE RANGE OF COMMON STOCK
     Trades in Marshall Common Stock have been rare. At September 30, 1997, there were approximately 351 holders of record of the Common Stock. The most recent trade of which Marshall is aware occurred on November 26, 1997, and was for 700 shares at $53.50 per share (which trade was after the announcement of the proposed Merger). The following table sets forth the range of high and low sales prices for Marshall Common Stock for all trades reported to Marshall during the fiscal quarters indicated. Due to the limited number of trades such reported trade prices may not be meaningful. For the first three quarters of 1996, Marshall Common Stock was traded at Marshall's main office. In the fourth quarter of 1996 Marshall Common Stock became quoted on the Nasdaq's NOTC Bulletin Board under the symbol "MNBT".

                                                                                                              STOCK PRICES(1)
                                                                                                              ----------------
                                                                                                               HIGH      LOW
                                                                                                              ------    ------
1996
1st Quarter................................................................................................   $27.00    $27.00
2nd Quarter................................................................................................    27.00     27.00
3rd Quarter................................................................................................    27.00     27.00
4th Quarter................................................................................................    26.50     24.50
1997
1st Quarter................................................................................................    26.50     24.50
2nd Quarter................................................................................................    27.50     26.25
3rd Quarter................................................................................................    28.00     28.00
4th Quarter through December 30, 1997......................................................................    53.50     29.50

---------------
(1) The last trade of which Marshall is aware prior to the announcement of the proposed Merger was for 300 shares at $31.00 per share on November 11, 1997.
STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
     The following table lists the number of shares of Marshall Common Stock beneficially owned by directors and executive officers of Marshall, and each person known by Marshall to beneficially own more than five per cent of Marshall Common Stock, as of December 31, 1997. Unless otherwise indicated, the individuals named below have sole voting and investment power over all shares beneficially owned by them.

                                                                                                         SHARES OF MARSHALL
                                                                                                      COMMON STOCK BENEFICIALLY
                                                                                                                OWNED
                                                                                                     ---------------------------
NAME AND ADDRESS (1)                                                                                 NUMBER     PERCENT OF CLASS
--------------------------------------------------------------------------------------------------   -------    ----------------
George R. Thompson, Jr., Director (2).............................................................   125,790          32.51%
Thomas W. di Zerega, Director (3).................................................................    28,000           7.24
Randolph S. E. Carter, Director...................................................................       585              *
William Hunter de Butts, Jr., Director............................................................     4,692           1.21
Thomas B. Glascock, Director......................................................................     2,190              *
Harvey L. Pearson, Director (4)...................................................................     4,005           1.03
Richard C. Riemenschneider, Director..............................................................     2,190              *
George N. Slater, Director, Sr. Executive Vice President and Trust Officer (5)....................     1,300              *
Evelyn D. Trumbo, Director (6)....................................................................     1,250              *
Lewis S. Wiley, Director..........................................................................     1,243              *
Donald R. Yowell, Director, President and Chief Executive Officer (7).............................     3,140              *
Michael A. Ewing, Senior Vice President and Senior Credit Officer (8).............................     1,096              *
Anita L. Shull, Senior Vice President and Chief Financial Officer (9).............................     1,150              *
Joseph L. Rutherford, Vice President and Cashier (10).............................................       810              *
Barbara B. Gilbert, Vice President and Auditor (11)...............................................     2,100              *
Carol C. Merewether, Vice President and Corporate Secretary (12)..................................       910              *
All directors and executive officers as a group (16 persons) (13).................................   180,451          46.63

---------------
* Indicates holdings of less than one percent.
 (1) Each stockholder's address is at Marshall's principal executive office unless otherwise noted.
 (2) Includes 598 shares for which Mr. Thompson is custodian for his children and 74,805 shares owned by a trust of which Mr. Thompson serves as trustee.
 (3) Includes 6,700 shares owned by a self-directed individual retirement account of which Mr. di Zerega is beneficial owner and has sole power to vote.
 (4) Includes 1,235 shares owned jointly with spouse.
 (5) Includes 800 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
 (6) Includes 250 shares owned jointly with spouse.
 (7) Includes 1,600 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
 (8) Includes 25 shares for which Mr. Ewing is custodian for his children and 800 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
 (9) Includes 350 shares owned jointly with spouse and 800 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
(10) Includes 10 shares owned jointly with spouse and 800 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
(11) Includes 600 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
(12) Includes 800 shares issuable upon the exercise of options that are exercisable upon approval of the Option Plan by the Marshall Stockholders.
(13) Includes shares owned as described in notes (1) through (12).
                                       24

                         SELECTED FINANCIAL INFORMATION
     The income statement data, per share data, and balance sheet data contained in the following summary financial data for the five years ended December 31, 1996 are derived from the audited historical financial statements of Marshall. The financial data for the nine months ended September 30, 1997 and 1996 are derived from unaudited financial statements. The summary financial data should be read in conjunction with the historical financial statements and the notes thereto of Marshall included elsewhere in this Prospectus and Proxy Statement.

                                                 NINE MONTHS ENDED
                                                   SEPTEMBER 30,                      YEARS ENDED DECEMBER 31,
                                                 ------------------      ---------------------------------------------------
                                                  1997       1996         1996       1995       1994       1993       1992
                                                 -------    -------      -------    -------    -------    -------    -------
                                                                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Income Statement Data:
     Net interest income......................   $ 2,681    $ 2,409      $ 3,289    $ 3,041    $ 2,897    $ 2,576    $ 2,234
     (Recovery of) Loan losses................        --         --          (90)       (78)       (98)      (381)      (414)
     Noninterest income.......................       468        443          623        701        611        884        541
     Noninterest expense......................     2,021      1,890        2,657      2,744      2,634      2,618      2,546
     Income tax expense.......................       285        243          396        337        304        337        148
     Net income...............................   $   843    $   719      $   949    $   739    $   668    $   886    $   494
Per Share Data:
     Net income...............................   $  2.22    $  1.89      $  2.50    $  1.94    $  1.76    $  2.33    $  1.30
     Cash dividends...........................      0.30       0.20         0.65       0.55       0.50       0.35       0.15
     Book value at period end.................     22.53      20.21        20.50      18.68      16.70      16.22      14.24
     Average shares outstanding...............       380        380          380        380        380        380        380
Balance Sheet Data at period end:
     Total assets.............................   $75,525    $74,961      $75,244    $73,851    $68,182    $68,512    $65,933
     Loans, net...............................    53,494     46,019       48,469     42,786     38,407     30,065     32,772
     Securities...............................    16,999     22,031       20,305     20,969     22,056     21,242     17,441
     Deposits.................................    66,597     66,884       67,198     66,483     61,568     59,955     60,155
     Stockholders' equity.....................     8,561      7,679        7,790      7,098      6,346      6,162      5,409
Performance Ratios:(1)
     Return on average assets.................      1.48%      1.28%        1.25%      0.99%      0.89%      1.27%      0.74%
     Return on average equity.................     13.73%     12.94%       12.64%     10.68%     10.47%     15.32%      9.51%
     Net interest margin......................      5.00%      4.59%        4.70%      4.61%      4.72%      4.24%      3.72%
Asset Quality Ratios:(1)
     Allowance for loan losses to period end
       loans..................................      0.97%      1.25%        1.03%      1.19%      1.50%      2.27%      3.02%
     Allowance for loan losses to nonaccrual
       loans..................................    114.85%     87.41%       97.68%     66.97%     91.81%     76.51%     45.63%
     Nonperforming assets to period end loans
       and other real estate owned(2).........      1.18%      1.98%        1.47%      2.65%      2.97%      4.83%      8.15%
     Net charge-offs (recoveries) to average
       loans..................................     (0.04)%    (0.15)%      (0.17)%    (0.03)%     0.05%     (0.18)%     1.39%
Capital and Liquidity Ratios:
     Leverage.................................     11.31%     10.40%       10.51%      9.89%      9.84%      9.28%      8.19%
     Risk based:
     Tier 1 capital...........................     17.15%     18.41%       17.48%     18.28%     18.56%     19.79%     16.50%
     Total capital............................     18.20%     19.66%       18.60%     19.53%     19.81%     21.04%     17.75%

---------------
(1) Annualized for the nine months ended September 30, 1997 and 1996.
(2) Nonperforming assets consist of nonaccrual loans and foreclosed properties.
                                       25

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
     The following discussion is intended to assist readers in understanding and evaluating the financial condition and results of operations of Marshall. The review should be read in conjunction with Marshall's consolidated financial statements and accompanying notes included elsewhere in this Prospectus and Proxy Statement.
OVERVIEW
     As of September 30, 1997, Marshall had total assets of $75.5 million, total loans of $53.5 million, total deposits of $66.6 million, and total stockholders' equity of $8.6 million. Marshall's return on average equity for the nine months ended September 30, 1997, (on an annualized basis) was 13.73% compared to 12.94% for the same period in 1996. Marshall's return on average assets for the first nine months of 1997 (on an annualized basis) increased to 1.48% from 1.28% in the prior year comparable period.
     Marshall had net income for the nine months ended September 30, 1997, of $843 thousand compared to $719 thousand during the same period in 1996, representing an increase of 17.3%. Earnings per share for the first nine months of 1997 increased to $2.22 from $1.89 in the prior year. The increase in earnings was attributable to higher net interest margin produced by higher average yield on earning assets and a lower average cost of interest-bearing liabilities. Net interest income for the nine months ended September 30, 1997, increased 11.3%, and non-interest income increased 5.7%, while non-interest expenses increased only 7% over the comparable period in 1996.
     Marshall's loan portfolio has grown 16.3% since September 30, 1996, with prior years' growth for years ended December 31, 1996, 1995 and 1994, at 13.3%, 11.4% and 27.9%, respectively. Despite the strong growth in Marshall's portfolio, Marshall's level of nonperforming assets continues to decline. At September 30, 1997, Marshall has reduced its ratio of non-performing assets to total loans to 1.18% and a ratio of net charge-offs to average total loans to below 0% as recoveries exceed charge-offs. Marshall incurred net recoveries during the nine month period ending September 30, 1997 of $21 thousand, compared to recoveries of $66 thousand for the same period in 1996. Marshall's allowance for loan losses at September 30, 1997, represented .97% of total period-end loans compared to 1.03% for the year ended December 31, 1996.
NET INCOME
     Net income was $843 thousand, or $2.22 per common share, for the first nine months of 1997, compared to net income of $719 thousand, or $1.89 per common share, for the first nine months of 1996. The increase in net income resulted from a $272 thousand increase in net interest income and a $25 thousand increase in non-interest income, which was partially offset by a $131 thousand increase in non-interest expense and a $42 thousand increase in income tax expense.
     Net income was $949 thousand, or $2.50 per share of Marshall Common Stock for 1996, a 28.5% increase compared to net income of $739 thousand or $1.94 per common share for 1995. The increase in net income in 1996 compared to 1995 resulted principally from an increase of $248 thousand in net interest income, $12 thousand in recovery from loan losses and a decline of $87 thousand in non-interest expense, which was offset by a decrease in non-interest income of $78 thousand and $59 thousand increase in income tax expense. The decline in non-interest expense in 1996 was a result of reducing operating costs.
     Net income was $739 thousand or $1.94 per common share for 1995, a 10.7% increase compared to $668 thousand or $1.76 per common share for 1994. The increase in income from 1994 to 1995 resulted from a $144 thousand increase in net interest income and a $90 thousand increase in non-interest income which was partially offset by a $110 thousand increase in non-interest expense, $33 thousand increase in income tax expense, and a decline in recovery from loan losses of $20 thousand.
NET INTEREST INCOME
     Net interest income is the major component of Marshall's earnings and is equal to the amount by which interest income exceeds interest expense. Marshall's earning assets are composed primarily of loans and securities, while deposits and short-term borrowings represent the major portion of interest-bearing liabilities. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income. Net interest margin is calculated by dividing tax-equivalent net interest income by average earning assets, and represents Marshall's net yield on its earning assets.

     Net interest income was $2.7 million for the first nine months of 1997, 11.3% greater than the $2.4 million reported during the comparable period of 1996. This improvement is primarily attributable to volume increases in the loan portfolio resulting from the stronger loan demand, and improvement in the yield on securities. The average balance of the loan portfolio was $51.6 million for the nine months ended September 30, 1997, up 15.2% or $6.9 million, over the same period in 1996. The average balance of the securities portfolio was $18.6 million for the nine months ended September 30, 1997, down 16.6% or $3.7 million over the comparable period in 1996. The volume increases in the loan portfolio and the improved yield on securities have increased Marshall's yield on earning assets to 8.04% through the first nine months in 1997 compared to 7.85% during the same period in 1996. During the same comparative periods, Marshall's cost of funds decreased from 3.86% to 3.83%.
     The increase in yield on earning assets and decrease in cost of funds resulted in an increase in Marshall's net interest margin from 4.70% for the year ended 1996 to 5.0% for the first nine months in 1997. Net interest margin increased in 1996 to 4.70% from 4.61% in 1995.
     Marshall's net interest margin is affected by changes in the amount and mix of earning assets and interest-bearing liabilities, referred to as a "volume change." It is also affected by changes in yields earned on earning assets and rates paid on interest-bearing deposits and other borrowed funds, referred to as a "rate change." The following table sets forth for each category of earning assets and interest-bearing liabilities, the average amounts outstanding, the interest earned or incurred on such amounts and the average rate earned or incurred for the nine months ended September 30, 1997, and for the years ended December 31, 1996, 1995, and 1994. The table also sets forth the average rate earned on total earning assets, the average rate paid on total interest-bearing liabilities, and the net interest margin on average total earning assets for the same periods.
                                       27

  AVERAGE BALANCES, INTEREST INCOME AND EXPENSES AND AVERAGE YIELDS AND RATES

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                    -----------------------------
                                                                                1997
                                                                    -----------------------------                1996
                                                                                          AVERAGE    -----------------------------
                                                                               INTEREST   YIELD/                INTEREST   AVERAGE
                                                                    AVERAGE    INCOME/     RATE      AVERAGE    INCOME/    YIELD/
                                                                    BALANCE    EXPENSE      (1)      BALANCE    EXPENSE     RATE
                                                                    -------    -------    -------    -------    -------    -------
EARNING ASSETS:
Interest bearing assets:
Investment securities, taxable...................................   $13,718    $   623      6.05%    $18,058    $ 1,060      5.87%
Investment securities, nontaxable (3)............................     4,913        176      7.24%      4,087        200      7.41%
Loans (2)........................................................    51,550      3,458      8.95%     45,419      4,089      9.00%
Federal funds sold...............................................     1,268         51      5.36%      2.449        147      6.00%
                                                                    -------    -------               -------    -------
     Total earning assets........................................    71,449      4,306      8.04%     70,013      5,496      7.85%
                                                                    -------    -------               -------    -------
NON-EARNING ASSETS:
Cash and due from banks..........................................     2,564                            2,815
Other assets.....................................................     2,010                            1,937
                                                                    -------                          -------
     Total non-earning assets....................................     4,574                            4,752
                                                                    -------                          -------
Total Assets.....................................................   $76,023                          $74,765
                                                                    -------                          -------
                                                                    -------                          -------
INTEREST-BEARING LIABILITIES
Deposits:
  Interest-bearing demand (NOW) deposits.........................   $ 8,198    $   122      1.99%    $ 8,609    $   190      2.21%
  Money market deposits..........................................    10,790        221      2.73%     12,175        336      2.76%
  Savings deposits...............................................     7,940        145      2.44%      7,932        201      2.53%
  Time deposits > $100,000.......................................     3,745        145      5.16%      3,042        153      5.03%
  Time deposits < $100,000.......................................    25,922        982      5.05%     25,374      1,327      5.23%
  Federal funds purchased........................................       167         12      9.59%          0          0      0.00%
                                                                    -------    -------    -------    -------    -------    -------
     Total interest-bearing liabilities..........................    56,762      1,627      3.83%     57,132      2,207      3.86%
                                                                    -------    -------    -------    -------    -------    -------
NON-INTEREST BEARING LIABILITIES:
Demand deposits and other liabilities............................    11,076                           10,123
                                                                    -------                          -------
     Total Liabilities...........................................    67,838                           67,255
Stockholders' equity.............................................     8,185                            7,510
                                                                    -------                          -------
     Total liabilities and stockholders' equity..................   $76,023                          $74,765
                                                                    -------                          -------
                                                                    -------                          -------
Interest rate spread.............................................                           4.21%                            3.99%
Net interest margin..............................................              $ 2,681      5.00%               $ 3,289      4.70%
                                                                               -------                          -------
                                                                               -------                          -------

---------------
(1) September 30, 1997 average yield/rate has been annualized for the nine months ended September 30, 1997.
(2) Non-accrual loans have been included in the average balances.
(3) Non-taxable securities yields are on a tax-equivalent basis.
(4) Average balances are calculated using month-end balances.

  YEARS ENDED DECEMBER 31,
-----------------------------
            1995                             1994
-----------------------------    -----------------------------
           INTEREST   AVERAGE               INTEREST   AVERAGE
AVERAGE    INCOME/    YIELD/     AVERAGE    INCOME/    YIELD/
BALANCE    EXPENSE     RATE      BALANCE    EXPENSE     RATE
--------   -------    -------    -------    -------    -------
$ 19,116   $ 1,091      5.71%    $20,079    $ 1,114      5.55%
   2,389       124      7.86%      2,452        152      9.39%
  41,386     3,730      9.01%     34,625      3,126      9.03%
   3,103       178      5.74%      4,201        189      4.50%
--------   -------               -------    -------
  65,994     5,123      7.65%     61,357      4,581      7.47%
--------   -------               -------    -------
   2,106                           2,937
   1,662                           2,334
--------                         -------
   3,768                           5,271
--------                         -------
$ 69,762                         $66,628
--------                         -------
--------                         -------
$  6,565   $   163      2.48%    $ 6,933    $   175      2.52%
  11,940       365      3.06%     14,024        380      2.71%
   8,262       239      2.89%      8,282        231      2.79%
   2,668       126      4.72%      1,993         95      4.77%
  23,442     1,189      5.07%     20,573        803      3.90%
       0         0      0.00%          0          0      0.00%
--------   -------    -------    -------    -------    -------
  52,877     2,082      3.94%     51,805      1,684      3.25%
--------   -------    -------    -------    -------    -------
   9,968                           8,445
--------                         -------
  62,845                          60,250
   6,917                           6,378
--------                         -------
$ 69,762                         $66,628
--------                         -------
--------                         -------
                        3.82%                            4.22%
           $ 3,041      4.61%               $ 2,897      4.72%
           -------                          -------
           -------                          -------

     The following table describes the impact on the interest income of Marshall resulting from changes in average balances and average rates for the periods indicated.
                            VOLUME AND RATE ANALYSIS

                                              SEPTEMBER 30, 1997            DECEMBER 31, 1996             DECEMBER 31, 1995
                                                  COMPARED TO                  COMPARED TO                   COMPARED TO
                                              SEPTEMBER 30, 1996            DECEMBER 31, 1995             DECEMBER 31, 1994
                                            INCREASE (DECREASE) DUE      INCREASE (DECREASE) DUE       INCREASE (DECREASE) DUE
                                                      TO                            TO                           TO
                                           -------------------------     ------------------------     -------------------------
                                           RATE     VOLUME     TOTAL     RATE     VOLUME     TOTAL    RATE      VOLUME     TOTAL
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
                                                           (DOLLARS IN THOUSANDS)
INTEREST EARNED ON:
  Loans, net............................   $  7     $ 459      $ 466     $ (4)     $363      $359     $  (7)    $ 611      $604
  Investment securities, taxable........     37      (212 )     (175)      32       (63)      (31)       35       (58 )     (23)
  Investment securities, nontaxable.....     (4)       35         31       (7)       83        76       (24)       (4 )     (28)
  Federal funds sold....................     (8)      (70 )      (78)       8       (39)      (31)     (214)      203       (11)
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
      Total interest income.............     32       212        244       29       344       373      (210)      752       542
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
INTEREST PAID ON:
  Interest checking deposits............    (18)       (7 )      (25)     (15)       42        27        (3)       (9 )     (12)
  Money market deposits.................     (3)      (32 )      (35)     (36)        7       (29)      100      (115 )     (15)
  Savings deposits......................      0        (1 )       (1)     (29)       (9)      (38)        9        (1 )       8
  Time deposits > $100,000..............     (9)       25         16        9        18        27        (1)       32        31
  Time deposits < $100,000..............    (20)       25          5       38       100       138       264       122       386
  Federal funds purchased...............     12         0         12        0         0         0         0         0         0
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
      Total interest expense............    (38)       10        (28)     (33)      158       125       369        29       398
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
      Net interest income...............   $ 70     $ 202      $ 272     $ 62      $186      $248     $(579)    $ 723      $144
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----
                                           ----     ------     -----     ----     ------     ----     -----     ------     ----

INTEREST SENSITIVITY
     An important element of both earnings performance and liquidity is management of the interest sensitivity gap. The interest sensitivity gap is the difference between interest-sensitive assets and interest-sensitive liabilities in a specific time interval. The gap can be managed by repricing assets or liabilities, by selling investments available-for-sale, by replacing an asset or liability at maturity, or by adjusting the interest rate during the life of an asset or liability. Matching the amounts of assets and liabilities repricing in the same time interval helps to hedge the risk and minimize the impact on net interest income in periods of rising or falling interest rates.
     Marshall evaluates interest sensitivity risk and then formulates guidelines regarding asset generation and pricing, funding sources and pricing, and off-balance sheet commitments in order to decrease sensitivity risk. These guidelines are based upon management's outlook regarding future interest rate movements, the state of the regional and national economy, and other financial and business risk factors.

     The following table illustrates the interest sensitivity gap position of Marshall as of September 30, 1997. This table presents a position that existed at one particular day, that changes continually, and that is not necessarily indicative of Marshall's position at any other time.
                         INTEREST SENSITIVITY ANALYSIS

                                                                                         SEPTEMBER 30, 1997
                                                                                      MATURING OR REPRICING IN:
                                                                           -----------------------------------------------
                                                                           3 MONTHS       4-12        OVER 12
                                                                           OR LESS       MONTHS       MONTHS        TOTAL
                                                                           --------      -------      -------      -------
                                                                                              (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Loans (1).............................................................   $ 10,571      $11,195      $32,254      $54,020
  Securities............................................................      1,501        2,950       12,548       16,999
  Federal funds sold....................................................        776           --           --          776
                                                                           --------      -------      -------      -------
       Total interest-sensitive assets..................................   $ 12,848      $14,145      $44,802      $71,795
                                                                           --------      -------      -------      -------
                                                                           --------      -------      -------      -------
INTEREST-BEARING LIABILITIES:
  Certificates of deposit...............................................   $  4,717      $10,131      $14,809      $29,657
  Interest checking.....................................................      7,800           --           --        7,800
  Money market deposits.................................................     10,611           --           --       10,611
  Savings and Club accounts (2).........................................         --           --        7,876        7,876
                                                                           --------      -------      -------      -------
       Total interest-bearing liabilities...............................   $ 23,128      $10,131      $22,685      $55,944
                                                                           --------      -------      -------      -------
                                                                           --------      -------      -------      -------
  Period gap............................................................   $(10,280)     $ 4,014      $22,117
  Cumulative gap........................................................   $(10,280)     $(6,266)     $15,851
Ratio of cumulative interest-sensitive assets to interest-sensitive
  liabilities...........................................................      55.60%       81.12%      128.30%
                                                                           --------      -------      -------
                                                                           --------      -------      -------
  Ratio of cumulative gap to total assets...............................      (13.6)%       (8.3)%      21.00%
                                                                           --------      -------      -------
                                                                           --------      -------      -------

---------------
(1) Includes non-accrual loans.
(2) Marshall has determined that savings and club accounts are not sensitive to changes in related market rates and, therefore, has allocated them to over 12 months.
SECURITIES
     INVESTMENT SECURITIES. The carrying value of investment securities amounted to $11.1 million at September 30, 1997, compared to $13.4 million at December 31, 1996. The comparison of amortized cost to fair value is shown in Note 2 of the Notes to the Financial Statements. Note 2 also provides gross unrealized gains and losses of investment securities. Investment securities consist of the following:
                       PORTFOLIO OF INVESTMENT SECURITIES

                                                                                            SEPTEMBER 30,       DECEMBER 31,
                                                                                            -------------    ------------------
                                                                                                1997          1996       1995
                                                                                            -------------    -------    -------
                                                                                                  (DOLLARS IN THOUSANDS)
Book Value:
U.S. Treasury and U.S. governmental agencies.............................................      $ 5,977       $ 8,735    $10,892
Securities of U.S. States and Political Subdivisions.....................................        5,118         4,666      2,887
                                                                                            -------------    -------    -------
       Total Securities..................................................................      $11,095       $13,401    $13,779
                                                                                            -------------    -------    -------
                                                                                            -------------    -------    -------

     SECURITIES AVAILABLE FOR SALE. Securities available for sale are used as part of Marshall's interest rate risk management strategy and may be sold in response to changes in interest rates, changes in prepayment risk, liquidity needs, the need to increase regulatory capital and other factors. The fair value of securities available for sale totaled $5.9 million at September 30, 1997, compared to $6.9 million at December 31, 1996. The comparison of fair market value to amortized cost is shown in Note 2 of the Notes to Financial Statements.
Note 2 also provides an analysis of gross unrealized gains and losses of securities available for sale. Securities available for sale consist of the following:

                         SECURITIES AVAILABLE FOR SALE

                                                                                              SEPTEMBER 30,      DECEMBER 31,
                                                                                              -------------    ----------------
                                                                                                  1997          1996      1995
                                                                                              -------------    ------    ------
                                                                                                   (DOLLARS IN THOUSANDS)
Fair Value:
U.S. Treasury and U.S. governmental agencies...............................................      $ 5,296       $6,580    $7,090
Securities of U.S. States and Political Subdivisions.......................................          254           --        --
Other Securities...........................................................................          354          324       100
                                                                                              -------------    ------    ------
       Total Securities....................................................................      $ 5,904       $6,904    $7,190
                                                                                              -------------    ------    ------
                                                                                              -------------    ------    ------

Marshall does not hold any derivative instruments.
     The following table sets forth the maturity distribution and weighted average yields of the investment portfolio at September 30, 1997. The weighted average yields calculated on the basis of book value of the investment portfolio and on the interest income of investments adjusted for amortization of premium and accretion of discount.
                  INVESTMENT PORTFOLIO -- MATURITY AND YIELDS
                               SEPTEMBER 30, 1997

                                                    WEIGHTED    AFTER ONE    WEIGHTED       AFTER       WEIGHTED    AFTER
                                        ONE YEAR    AVERAGE        TO        AVERAGE      FIVE YRS.     AVERAGE      TEN
                                        OR LESS      YIELD       5 YEARS      YIELD      TO 10 YEARS     YIELD      YEARS
                                        --------    --------    ---------    --------    -----------    --------    ------
                                                                 (DOLLARS IN THOUSANDS)
U.S. Agency..........................    $  350       6.82%      $ 3,000       5.74%       $ 1,964        6.77%     $   --
U.S. Treasury........................     2,499       5.36%        3,524       6.25%            --        0.00%         --
Municipal Issues.....................       200       5.72%        1,201       6.57%         2,817        7.20%      1,150
                                        --------       ---      ---------       ---      -----------       ---      ------
Total Securities(1)..................    $3,049       5.55%      $ 7,725       6.10%       $ 4,781        7.03%     $1,150
                                        --------       ---      ---------       ---      -----------       ---      ------
                                        --------       ---      ---------       ---      -----------       ---      ------
                                       WEIGHTED
                                       AVERAGE
                                        YIELD
                                       --------

U.S. Agency..........................    0.00%
U.S. Treasury........................    0.00%
Municipal Issues.....................    7.49%
                                          ---
Total Securities(1)..................    7.49%
                                          ---
                                          ---

---------------
(1) Excludes Federal Reserve Bank stock, Community Banker's Bank stock, FHLB stock and Bankers' Title Shenandoah, LLC.
     As of September 30, 1997, Marshall held securities of the Commonwealth of Virginia with amortized cost of $2,158,037 and market value of $2,194,979, which exceeded 10% of stockholders' equity.
LOAN PORTFOLIO
     Marshall's loan portfolio is comprised of commercial loans, construction loans, residential and commercial real estate loans, and consumer installment loans. Marshall's primary market is Fauquier County and the surrounding counties adjacent to Fauquier County.
     Net loans consist of total loans minus the allowance for loan losses. Net loans were $53.5 million at September 30, 1997, a 16.2% increase from September 30, 1996. Net loans were $48.5 million at December 31, 1996, 13.3% greater than net loans of $42.8 million at December 31, 1995. The average loans as a percentage of average earning assets was 64.9% and 62.7% for the years ended December 31, 1996, and 1995, respectively, and 72.2% for the nine months ended September 30, 1997. Marshall does not and has not had any loans outstanding to foreign countries or for highly leveraged transactions.
     In the normal course of business, Marshall makes various commitments and incurs certain contingent liabilities which are disclosed but not reflected in the financial statements. These commitments and contingent liabilities include commitments to extend credit and standby letters of credit. At September 30, 1997, commitments for financial standby letters of credit totaled $1.4 million and commitments to extend credit were $8.2 million. Financial letters of credit totaled $992 thousand and $613 thousand as of December 31, 1996, and 1995, respectively. Commitments to extend credit totaled $6.5 million and $3.6 million at December 31, 1996, and 1995, respectively.
     Interest income on installment, commercial, and residential loans is computed on the principal balance outstanding. Most variable rate loans carry an interest rate tied to the Marshall prime rate. The Home Equity Lines of Credit are tied to the Wall Street Journal prime rate.

     The following table summarizes the composition of the loan portfolio at the dates indicated.
                                 LOAN PORTFOLIO

                                                                                            SEPTEMBER 30,       DECEMBER 31,
                                                                                            -------------    ------------------
                                                                                                1997          1996       1995
                                                                                            -------------    -------    -------
                                                                                                  (DOLLARS IN THOUSANDS)
Real estate loans:
  Construction and land development......................................................      $ 4,598       $ 1,952    $ 1,210
  Secured by Farmland....................................................................        3,888         3,687      4,082
  Secured by 1-4 Family Residential......................................................       24,860        23,411     21,420
  Other real estate loans................................................................       10,078        10,290      8,194
                                                                                            -------------    -------    -------
  Real estate mortgage subtotal..........................................................       43,424        39,340     34,906
Loans to Farmers.........................................................................          655           778        306
Commercial and industrial loans..........................................................        7,271         6,193      5,305
Loans to individuals.....................................................................        2,607         2,611      2,763
All other loans..........................................................................           63            52         23
                                                                                            -------------    -------    -------
       Total loans.......................................................................       54,020        48,974     43,303
  Allowance for loan losses..............................................................         (526)         (505)      (517)
                                                                                            -------------    -------    -------
       Net loans.........................................................................      $53,494       $48,469    $42,786
                                                                                            -------------    -------    -------
                                                                                            -------------    -------    -------

     The following table presents the maturities or repricing periods of selected loans outstanding at September 30, 1997:
                     MATURITY AND RATE SENSITIVITY OF LOANS

                                                                                   OVER ONE YEAR           OVER FIVE
                                                                                THROUGH FIVE YEARS           YEARS
                                                                ONE YEAR    ---------------------------    ----------
                                                                OR LESS     FIXED RATE    FLOATING RATE    FIXED RATE
                                                                --------    ----------    -------------    ----------
                                                                                     (DOLLARS IN THOUSANDS)
Commercial & Agriculture.....................................    $3,452       $3,718         $   727          $290
Real Estate -- Construction..................................     4,598           --              --            --
                                                                --------    ----------    -------------    ----------
Total........................................................    $8,050       $3,718         $   727          $290
                                                                --------    ----------    -------------    ----------
                                                                --------    ----------    -------------    ----------

                                                               FLOATING RATE
                                                               -------------

Commercial & Agriculture.....................................      $  --
Real Estate -- Construction..................................
                                                               -------------
Total........................................................         --
                                                               -------------
                                                               -------------

ASSET QUALITY
     Marshall attempts to maintain the allowance for loan losses at a sufficient level to provide for potential losses in the loan portfolio. Loan losses are charged directly to the allowance when they occur, while recoveries are credited to the allowance. The provision for loan losses is determined periodically by senior management and lending officers based upon consideration of several factors, including changes in the character and size of the loan portfolio and related loan loss experience, a review and examination of overall loan quality which includes the assessment of problem loans, and an analysis of anticipated economic conditions in the market area. In addition, input from bank regulatory agencies that regularly review the loan portfolio as part of their examination process and advice from Marshall's independent accountants are considered in reviewing and assessing the adequacy of the allowance for loan losses.
     An analysis of the allowance for loan losses, including charge-off activity, is presented below for the periods indicated:
                                       33

                           ALLOWANCE FOR LOAN LOSSES

                                                               NINE MONTHS ENDED
                                                                  SEPTEMBER 30              YEARS ENDED DECEMBER 31,
                                                              --------------------      ---------------------------------
                                                               1997         1996         1996         1995         1994
                                                              -------      -------      -------      -------      -------
                                                                               (DOLLARS IN
                                                                                THOUSANDS)
Average total loans........................................   $51,550      $44,630      $45,419      $41,386      $34,625
                                                              -------      -------      -------      -------      -------
                                                              -------      -------      -------      -------      -------
Balance, Beginning of period...............................   $   505      $   517      $   517      $   583      $   697
  Less charge-offs:
     Commercial............................................         6            2            2           23           39
     Real Estate...........................................        --           --           --           15           38
     Installment...........................................        --            4            4           14           26
                                                              -------      -------      -------      -------      -------
  Total Charge-offs........................................   $     6      $     6      $     6      $    52      $   103
                                                              -------      -------      -------      -------      -------
  Plus recoveries:
     Commercial............................................         5           47           51           14           20
     Real Estate...........................................        14            5            6           22            1
     Installment...........................................         8           20           27           28           66
                                                              -------      -------      -------      -------      -------
  Total recoveries.........................................        27           72           84           64           87
                                                              -------      -------      -------      -------      -------
  Net charge-offs/(recoveries).............................       (21)         (66)         (78)         (12)          16
                                                              -------      -------      -------      -------      -------
  Provision (Recovery) of loan losses......................        --           --          (90)         (78)         (98)
                                                              -------      -------      -------      -------      -------
Balance, end of period.....................................   $   526      $   583      $   505      $   517      $   583
                                                              -------      -------      -------      -------      -------
                                                              -------      -------      -------      -------      -------
Allowance for loan losses to period end total loans........      0.97%        1.25%        1.03%        1.19%        1.50%
Allowance for loan losses to non-accrual loans.............    114.85%       87.41%       97.68%       66.97%       91.81%
Net charge-offs (recoveries) to average loans..............     (0.04)%      (0.15)%      (0.17)%      (0.03)%       0.05%

     The allowance for loan losses is maintained at a level which in management's judgment is adequate to absorb credit losses inherent in the loan portfolio, although no assurance can be given in this regard due to competitive and economic uncertainties. Management believes that the September 30, 1997, allowance for loan losses was adequate at .97% of total loans. Management based such estimate on the high quality of assets held and the strong local economy.
     A breakdown of the allowance for loan losses is provided in the following table. However, management of Marshall does not believe that the allowance for loan losses can be fragmented by category with any precision that would be useful to investors. The breakdown of the allowance for loan losses is based primarily upon those factors discussed above in computing the allowance for loan losses as a whole. Because all of these factors are subject to change, the breakdown is not necessarily indicative of the category of future loan losses.
               ALLOCATION OF ALLOWANCE FOR LOAN LOSSES IN DOLLARS

                                                          SEPTEMBER 30,                            DECEMBER 31,
                                                       --------------------       -----------------------------------------------
                                                               1997                       1996                       1995
                                                       --------------------       --------------------       --------------------
                                                       AMOUNT    PERCENT(1)       AMOUNT    PERCENT(1)       AMOUNT    PERCENT(1)
                                                       ------    ----------       ------    ----------       ------    ----------
                                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural..............    $ 44        14.67%         $ 30        14.23%         $ 23        12.96%
Real Estate.........................................     386        80.39%          324        80.33%          327        80.61%
Installment.........................................      18         4.94%           25         5.44%           50         6.43%
Unallocated.........................................      78         0.00%          126         0.00%          117         0.00%
                                                       ------    ----------       ------    ----------       ------    ----------
Total...............................................    $526       100.00%         $505       100.00%         $517       100.00%
                                                       ------    ----------       ------    ----------       ------    ----------
                                                       ------    ----------       ------    ----------       ------    ----------

---------------
(1) Represents percentage of loans in each category to total loans. NON-PERFORMING ASSETS
     The following table sets forth certain information with respect to Marshall's non-accrual, restructured and past due loans, as well as foreclosed assets, for the periods indicated.

                              NONPERFORMING ASSETS

                                                                                                     DECEMBER 31,
                                                                       SEPTEMBER 30,       --------------------------------
                                                                           1997             1996         1995         1994
                                                                       -------------       ------       ------       ------
                                                                                      (DOLLARS IN THOUSANDS)
Nonaccrual loans....................................................      $   458          $  517       $  772       $  635
Restructured loans..................................................           --              --           --           --
                                                                       -------------       ------       ------       ------
     Total nonperforming loans......................................          458             517          772          635
Foreclosed assets...................................................          182             208          386          537
                                                                       -------------       ------       ------       ------
     Total nonperforming assets.....................................      $   640          $  725       $1,158       $1,172
                                                                       -------------       ------       ------       ------
                                                                       -------------       ------       ------       ------
Loans past due 90 or more days accruing interest....................      $   507          $  400       $   23       $   91
                                                                       -------------       ------       ------       ------
                                                                       -------------       ------       ------       ------

     Loans are placed on non-accrual when a loan is 90 days or more past due, unless it is both well secured and in the process of collection. If interest had been accrued on these loans for the nine months of 1997, the interest income would have been $31 thousand.
PROVISION FOR LOAN LOSSES
     Provisions for loan losses are charged to income to bring the total allowance for loan losses to a level deemed appropriate by management of Marshall based on such factors as historical experience, the volume and type of lending conducted by Marshall, the amount of non-performing assets, regulatory policies, generally accepted accounting principles, general economic conditions and other factors related to the collectibility of loans in Marshall's portfolio.
     The provision for loan losses during the first nine months of 1997 was $0, compared to $0 for the first nine months of 1996. In the first nine months of 1997, net recoveries were $21 thousand compared to net recoveries of $66 thousand during the same period in 1996.
     The recovery for loan losses in 1996 was $90 thousand compared to $78 thousand for 1995. The increase was the result of an increase in recoveries from $64 thousand in 1995 to $84 thousand in 1996, and a reduction of charge-offs from $52 thousand in 1995 to $6 thousand in 1996.
     The recovery for loan losses was $78 thousand for 1995 compared to $98 thousand for 1994, representing a decrease of $20 thousand in 1995. Net recoveries in 1995 were $12 thousand compared to net charge-offs of $16 thousand in 1994.
     Management believes the allowance is adequate to absorb losses inherent in the loan portfolio. In view of Marshall's plans to continue its loan growth, management will continue to closely monitor the performance of its portfolio and make additional provisions as necessary. Marshall does not presently anticipate that such provisions will have a material adverse impact on Marshall's results of operations in future periods.
NON-INTEREST INCOME
     For the nine month period ending September 30, 1997, non-interest income was $468 thousand, an increase of $34 thousand, or 7.8% compared to non-interest income of $434 thousand at September 30, 1996. For the year ended December 31, 1996, non-interest income decreased to $623 thousand from $701 thousand in 1995, or 11.2%. The increase during 1997 is mainly due to the increased volume of non-interest bearing deposits and their related fees and service charges. NON-INTEREST EXPENSE
     Non-interest expense increased from $1.9 million for the nine month period ended September 30, 1996, to $2.0 million for the same period ended September 30, 1997. Non-interest expense for 1996 was $2.6 million, down $87 thousand, or 3.2% over 1995. The majority of the decrease in non-interest expense in 1996 resulted from the $65 thousand savings in examinations and assessment of federal deposit insurance. Non-interest expense for 1995 was $2.7 million, up 4.2% from 1994 primarily due to an increase of $41 thousand in employee benefits, $20 thousand in accounting fees, $16 thousand in stationery and supplies, and $13 thousand in maintenance and repairs.
INCOME TAXES
     Marshall provided for federal and state income taxes of $285 thousand during the first nine months of 1997 based on the applicable federal and state income tax rates. Taxes of $243 thousand were provided during the first nine months of 1996.

DEPOSITS
     Marshall primarily uses deposits to fund its loans and investment portfolio. For the nine months ended September 30, 1997, total average deposits were $67.8 million, compared to $67.3 million for the comparable period of 1996. For the year ended December 31, 1996, total average deposits were $67.3 million, up to 7.1% from $61.8 million for 1995. For the first nine months of 1997, average non-interest bearing demand deposits were $11.1 million, up 14.4% from $9.7 million for the comparable 1996 period. For the year ended December 31, 1996, average non-interest bearing demand deposits were $10.1 million, up 1.6% from $10.0 million during 1995. Average money market savings were $10.8 million at September 30, 1997, down from $12.4 million for the comparable period of 1996. For the year ended December 31, 1996, average money market savings were $12.2 million, up 2.0% from $11.9 million during 1995.
     For the nine month period ended September 30, 1997, average certificates of deposit over $100,000 totaled $3.745 million. Average certificates of deposits in amounts of $100,000 or more were $3.0 million and $2.7 million at December 1996 and 1995, respectively. As of September 30, 1997, and December 31, 1996 and 1995, average certificates over $100,000 represented 12.7%, 10.7% and 11.4%, respectively, of the total average certificates of deposit held on the respective debts. Marshall competes with the major regional financial institutions for money market accounts and certificates of deposit less than $100,000. Marshall has a relatively high level of rate sensitive assets and uses a system to adjust loan pricing to reflect its cost of funds, loan and funding maturities and loan-to-deposit ratio.
     The following is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of September 30, 1997.
                     MATURITIES OF CDS OF $100,000 OR MORE

                                                                           SEPTEMBER 30, 1997
                                                                          ---------------------
                                                                          AMOUNT         PERCENT
                                                                          ------         ------
                                                                               (DOLLARS IN
                                                                               THOUSANDS)
Three months or less...................................................   $ 600           19.56%
Over three months to one year..........................................     900           29.34%
Over one year to three years...........................................   1,262           41.13%
Over three years.......................................................     306            9.97%
                                                                          ------         ------
       Total...........................................................   $3,068         100.00%
                                                                          ------         ------
                                                                          ------         ------

SHORT-TERM BORROWINGS
     Marshall occasionally finds it necessary to purchase federal funds on a short-term basis due to fluctuations in loan and deposit levels. Marshall had no short-term borrowings with an average balance outstanding of more than 30% of stockholders' equity for the years ended December 31, 1996, 1995, and 1994. CAPITAL REQUIREMENTS
     The determination of capital adequacy depends upon a number of factors, such as asset quality, liquidity, earnings, growth trends and economic conditions. Marshall seeks to maintain a strong capital base to support its growth and expansion plans, provide stability to current operations and promote public confidence in Marshall.
     Marshall's capital position exceeds all regulatory minimums. The federal banking regulators have defined three tests for assessing the capital strength and adequacy of banks, based on two definitions of capital."Tier 1 Capital" is defined as a combination of common and qualifying preferred stockholders' equity less goodwill. "Tier 2 Capital" is defined as qualifying subordinated debt and a portion of the allowance for loan losses. "Total Capital" is defined as Tier 1 Capital plus Tier 2 Capital. Three risk-based capital ratios are computed using the above capital definitions, total assets and risk-weighted assets and are measured against regulatory minimums to ascertain adequacy. All assets and off-balance sheet risk items are grouped into categories according to degree of risk and assigned a risk weighting and the resulting total is risk-weighted assets. "Tier 1 Risk-based Capital" is Tier 1 Capital divided by risk-weighted assets. "Total Risk-based Capital" is Total Capital divided by risk-weighted assets. The Leverage Ratio is Tier 1 Capital divided by total average assets. See "Supervision and Regulation -- Capital Requirements."
     The following table shows Marshall's capital ratios and the minimum ratios currently required by the Federal Reserve to be well-capitalized:

                                 CAPITAL RATIOS

                                                                                              DECEMBER 31,
                                                                      SEPTEMBER 30,    ---------------------------    REGULATORY
                                                                          1997         1996       1995       1994      MINIMUM
                                                                      -------------    -----      -----      -----    ----------
Tier 1 Risk-based Capital..........................................       17.15%       17.48%     18.28%     18.56%       6.00%
Total Risk-based Capital...........................................       18.20%       18.60%     19.53%     19.81%      10.00%
Leverage Ratio.....................................................       11.31%       10.51%      9.89%      9.84%       5.00%

LIQUIDITY
     Liquidity represents Marshall's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, and certain investment securities. As a result of Marshall's management of liquid assets and the ability to generate liquidity through liability funding, management believes that Marshall maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.
     The following table summarizes Marshall's liquid assets for the periods indicated:

                                                                                                      DECEMBER 31,
                                                                           SEPTEMBER 30,    ---------------------------------
                                                                               1997          1996         1995         1994
                                                                           -------------    -------      -------      -------
                                                                                         (DOLLARS IN THOUSANDS)
Cash and due from banks.................................................      $ 1,698       $ 2,517      $ 2,271      $ 1,403
Federal funds sold......................................................          776           999        5,365        3,700
Investment securities(1)................................................        3,049         5,747        2,699           --
Available for sale securities...........................................        5,904         6,904        7,190        9,547
                                                                           -------------    -------      -------      -------
       Total liquid assets..............................................      $11,427       $16,167      $17,525      $14,650
                                                                           -------------    -------      -------      -------
                                                                           -------------    -------      -------      -------
Deposit and other liabilities...........................................      $66,964       $67,453      $66,753      $61,836
                                                                           -------------    -------      -------      -------
                                                                           -------------    -------      -------      -------
Ratio of liquid assets to deposits and other liabilities................   17.06%           23.97%       26.25%       23.69%

---------------
(1) Only held to maturity at amortized cost with a maturity of one year or less are considered liquid assets for this table.
IMPACT OF INFLATION, CHANGING PRICES AND MONETARY POLICIES
     The financial statements and related financial data concerning Marshall presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering changes in the relative purchasing power of money over time due to inflation. The primary effect of inflation on the operations of Marshall is reflected in increased operating costs. Unlike industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, changes in interest rates have a more significant effect on the performance of a financial institution than do the effects of changes in the general rate of inflation and changes in prices. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of good and services. Interest rates are highly sensitive to many factors which are beyond the control of Marshall, including the influence of domestic and foreign economic conditions and the monetary and fiscal policies of the U.S. government and federal agencies, particularly the Federal Reserve. The Federal Reserve implements national monetary policies such as seeking to curb inflation and combat recession by its open market operations in U.S. government securities, control of the discount rate applicable to borrowing by banks, and establishment of reserve requirements against bank deposits. The actions of the Federal Reserve in these areas influence the growth of bank loans, investments and deposits, and affect the interest rates charged on loans and paid on deposits. The nature, timing and impact of any future changes in federal monetary and fiscal policies on Marshall and its results of operations are not predictable.
ACCOUNTING MATTERS
     In February 1997, the Financial Accounting Standard Board ("FASB") issued Statement of Financial Accounting Standards No. 128, Earning Per Share ("SFAS 128") which is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. SFAS 128 establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. Management does not expect that the adoption of SFAS 128 will have a material impact on Marshall's financial condition or reported earnings per share.

     In February 1997, the FASB issued Statement of Financial Accounting Standards No. 129, Disclosure of Information about Capital Structure ("SFAS 129") which is effective for financial statements issued for periods ending after December 15, 1997. SFAS 129 establishes standards for disclosing information about an entity's capital structure and applies to all entities. Management does not expect that the adoption of SFAS 129 will have a material impact on Marshall's financial condition or reported capital structure.
     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general purpose financial statements. SFAS 130 is effective for financial statements for periods beginning after December 15, 1997.
     During June of 1997, the FASB issued Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("SFAS 131"). SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS 131 is effective for financial statements for periods beginning after December 15, 1997.
                                       38

                 COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF
               MERCSHARES COMMON STOCK AND MARSHALL COMMON STOCK
     The rights of Marshall Stockholders currently are governed by the National Bank Act (the "NBA"), the regulations of the Comptroller of the Currency, Marshall's Articles of Association and its Bylaws, and the corporate governance provisions of the Virginia Code to the extent adopted by Marshall. Upon consummation of the Merger, Marshall Stockholders will become stockholders of Mercshares. Their rights as stockholders of Mercshares will be governed by the MGCL, Mercshares' Charter and its Bylaws. The following is a summary comparison of the material differences in the rights of holders of Marshall Common Stock and Mercshares Common Stock under governing provisions of their respective constituent documents, and, with respect to Marshall, the NBA, the regulations of the Comptroller of the Currency, and the corporate governance provisions of the Virginia Code to the extent adopted by Marshall, and, with respect to Mercshares, the MGCL. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF, AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE MGCL THE NBA, THE REGULATIONS OF THE COMPTROLLER OF THE CURRENCY, THE CORPORATE GOVERNANCE PROVISIONS OF THE VIRGINIA CODE AND THE CONSTITUENT DOCUMENTS OF MARSHALL AND MERCSHARES.
DISSENTER'S RIGHTS
     For a description of the respective rights of dissenting shareholders of Marshall, see "THE MERGER -- Appraisal Rights of Dissenting Stockholders." Under the MGCL, a stockholder does not have appraisal rights in certain circumstances, including in a merger or consolidation, if such stockholder's stock is listed on a national exchange or is designated as a security listed on The Nasdaq National Market. As Marshall Stockholders will be receiving Mercshares Common Stock pursuant to the Merger, which stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK," appraisal rights with respect to such transactions affecting Mercshares Common Stock will not be available.
PREEMPTIVE RIGHTS
     Marshall's Articles of Association expressly authorize preemptive rights of Marshall Stockholders in the event directors authorize the sale of additional shares of Marshall Common Stock. Mercshares' Charter expressly denies stockholder preemptive rights. See "DESCRIPTION OF MERCSHARES CAPITAL STOCK." PREFERRED STOCK
     Marshall's Articles of Association do not authorize the issuance of Preferred Stock. Mercshares' Articles of Incorporation authorize the issuance of two million shares of preferred stock, no par value ("Mercshares Preferred Stock"). Mercshares' Board of Directors may reclassify already classified, but unissued, shares of Mercshares Preferred Stock and may alter the rights, privileges and restrictions on the unissued Mercshares Preferred Stock. Currently, no Mercshares Preferred Stock is outstanding.
QUALIFICATION, NOMINATION AND NUMBER OF DIRECTORS
     The NBA requires that a majority of the directors of a national banking association must be residents of the state in which the bank is located, or reside within 100 miles of the location of the bank, and that each director own bank common stock having a par value of not less than $1,000, an aggregate shareholders' equity of not less than $1,000, or an aggregate fair market value of not less than $1,000, or stock in like amount of a bank's holding company. Marshall's Bylaws provide that the number of Marshall directors must be between five and twenty-five, the exact number to be fixed from time to time by a resolution of a majority of the full Marshall Board of Directors. Marshall's Board of Directors, however, may not increase the number of directors by more than two directors between stockholders meetings. Currently, Marshall has eleven directors. Under Mercshares' Charter and Bylaws, directors have no stock ownership or residency requirements. The number of directors set forth in the Bylaws is 20 and may be decreased or increased to not less than seven nor more than 30 by amendment to the Bylaws.
DIRECTOR LIABILITY AND INDEMNIFICATION
     Marshall's Articles of Association provide that Marshall may indemnify a director or officer made a party to a proceeding by reason of his being or having been a director, officer, or employee provided no person shall be so indemnified or reimbursed in relation to any action, suit, or proceeding in which he shall finally be adjudged to have been negligent in the performance of his duties or to have committed an act or failed to perform a duty for which there is a common-law or statutory liability. Also, no person shall be so indemnified or reimbursed in relation to any action, suit or proceeding which has been made the subject of a compromise settlement, except with the approval of the holders of record of a majority of the outstanding shares of Marshall. Mercshares' Charter provides that the liability of directors and officers to Mercshares or its stockholders for money damages shall be limited to the maximum extent permitted by Maryland law. In addition, Mercshares' Charter provides for the indemnification of currently acting and former directors, officers and certain other persons to the fullest extent permitted by Maryland law.
SPECIAL MEETINGS OF STOCKHOLDERS
     Marshall's Bylaws provide that special meetings of the stockholders may be called by the Board of Directors or by three or more stockholders owning, in the aggregate, at least 10% of the outstanding stock of Marshall. Mercshares' Bylaws provide that special meetings of stockholders may be called by the Board of Directors, the Chairman of the Board, the Vice-Chairman of the Board, the President, or as otherwise provided by law. The MGCL permits stockholders entitled to cast at least 25% of all votes entitled to be cast at a meeting to call a special meeting.
CUMULATIVE VOTING
     The NBA provides that stockholders of all national banks, including Marshall, shall have cumulative voting in the election of directors. Mercshares' Charter does not provide cumulative voting to stockholders.
STATE ANTI-TAKEOVER STATUTES
     The NBA does not provide any specific anti-takeover statutes to national banking associations, such as Marshall. The MGCL restricts transactions between a corporation and its affiliates and potential acquirers. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the MGCL.
     BUSINESS COMBINATION LAW. The MGCL imposes conditions and restrictions on certain "business combinations" (including, among other various transactions, a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities) between a Maryland corporation and any person who beneficially owns at least 10% of the corporation's stock (an "Interested Stockholder"). Unless approved in advance by the board of directors, or otherwise exempted by the statute, such a business combination is prohibited for a period of five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. After such five-year period, a business combination with an Interested Stockholder must be: (a) recommended by the corporation's board of directors; and (b) approved by the affirmative vote of at least (i) 80% of the corporation's outstanding shares entitled to vote and
(ii) two-thirds of the outstanding shares entitled to vote which are not held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's common stockholders receive a "fair price" (as defined in the statute) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for his shares.
     CONTROL SHARE ACQUISITION LAW. Under the MGCL's control share acquisition law, voting rights of shares of stock of a Maryland corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3% and 50% of the outstanding shares are denied unless conferred by a special stockholder vote of two-thirds of the outstanding shares held by persons other than the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or bylaws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. Unless a corporation's charter or bylaws provide otherwise, the statute permits such corporation to redeem the acquired shares at "fair value" if the voting rights are not approved or if the acquiring person does not deliver a "control share acquisition statement" to the corporation on or before the tenth day after the control share acquisition. The acquiring person may demand a stockholder's meeting to consider authorizing voting rights for control shares subject to certain disclosure obligations and payment of certain costs. If voting rights are approved for more than fifty percent of the outstanding stock, objecting stockholders may have their shares appraised and repurchased by the corporation for cash.
                    DESCRIPTION OF MERCSHARES CAPITAL STOCK
GENERAL
     Mercshares is authorized to issue up to 130,000,000 shares of Mercshares Common Stock. On September 30, 1997, 71,818,723 shares of Mercshares Common Stock were issued and outstanding. Mercshares is also authorized to issue

2,000,000 shares of Preferred Stock. The Mercshares Preferred Stock is subject to classification and reclassification by the Board of Directors. No shares of Mercshares Preferred Stock are issued and outstanding.
COMMON STOCK
     The holders of Mercshares Common Stock are entitled to receive such dividends as are declared by the Mercshares Board of Directors out of funds legally available therefor. Each holder of Mercshares Common Stock is entitled to one vote per share on all matters requiring a vote of stockholders. In the event of liquidation, holders of Mercshares Common Stock will be entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of Mercshares Common Stock do not have preemptive rights except as may be granted by the Board of Directors. The shares of Common Stock to be issued hereunder will be fully paid and non-assessable. There is no provision for cumulative voting with respect to the Mercshares Common Stock. Mercshares Common Stock is publicly traded and quoted on The Nasdaq National Market under the symbol "MRBK."
PURCHASE RIGHTS
     Certain rights which under certain circumstances are exercisable for the purchase of Mercshares Preferred Stock or exchangeable for Mercshares Preferred Stock or Mercshares Common Stock ("Rights") attach to each share of Mercshares Common Stock (including shares of Mercshares Common Stock issuable pursuant to the Affiliation Agreement) pursuant to the Shareholders Protection Rights Agreement adopted by the Board of Directors of Mercshares in September, 1989, as amended. In general, the Rights become exercisable within 10 days after a person (together with any affiliate of such person) acquires or makes a tender offer or an exchange offer for the beneficial ownership of 10% or more of the outstanding Mercshares Common Stock or at such earlier or later time as the Mercshares Board of Directors may determine. Until the Rights become exercisable, they will not be separable from the Mercshares Common Stock and will automatically trade with the Mercshares Common Stock. Shares of Mercshares Common Stock issued to Marshall Stockholders in exchange for Marshall Common Stock will be accompanied by such Rights. Rights can have a deterrent effect on unsolicited takeover attempts and, therefore, may delay or prevent a change in control of Mercshares. STOCK REPURCHASES
     Pursuant to authorization by its Board of Directors, Mercshares repurchased 1,830,864 shares of Mercshares Common Stock in 1995, 1,066,051 shares in 1996 and 394,175 shares in 1997. Repurchases have been made under the safe harbor provisions of Rule 10b-18 promulgated under the Exchange Act, which limits the manner and price of issuer repurchases. At any given time, a repurchase may not be made at a price exceeding the greater of the highest current independent published bid price or the last independent sale price. Repurchases have been made to provide shares for general corporate purposes, including issuance under Mercshares dividend reinvestment plans and employee stock purchase and stock option plans. Mercshares is currently authorized by its Board to repurchase 3,291,353 additional shares, which may be purchased from time to time depending on the price of Mercshares Common Stock, market conditions, regulatory considerations and other factors. It is expected that no repurchases will be made until after the Marshall Special Meeting.
                                   PROPOSAL 2
                  MARSHALL 1997 EMPLOYEE STOCK OPTION PLAN AND
                AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION
GENERAL
     Marshall's 1997 Employee Stock Option Plan (the "Option Plan") was adopted by the Board of Directors on September 11, 1997, subject to the approval by the stockholders of Marshall of (i) the Option Plan and (ii) an amendment to Marshall's Articles of Association permitting shares to be issued upon exercise of options granted under the Option Plan and disallowing preemptive rights with respect to the issuance of such shares. The Option Plan makes available up to 20,000 shares of Common Stock in the form of stock options to key employees of Marshall, as more fully described below. For a description of the related amendment to Marshall's Articles of Association, See "MARSHALL EMPLOYEE STOCK OPTION PLAN AND AMENDMENT TO MARSHALL'S ARTICLES OF ASSOCIATION -- Amendment to Marshall's Articles of Association."
     On September 11, 1997, the Board of Directors of Marshall issued to nine executive employees a total of 7,000 options under the Option Plan, subject to approval of the Option Plan by stockholders. The options which were granted become exercisable upon approval of the Option Plan by the Marshall Stockholders, solicited hereby, subject to approval of the proposed amendment of the Articles of Association. All such options may be exercised at a price of $28.00 per share and expire on September 10, 2007, according to their terms.
     Pursuant to the Affiliation Agreement, any unexpired and unexercised options outstanding at the effective date of the Merger will be canceled and the holders thereof will be entitled to receive the difference between the option price per share for Marshall's common stock and the market value of 1.75 share of common stock of Mercshares as of the effective date. This difference would be paid by Mercshares in cash. Due to the taxable effect of this cash out provision, it is anticipated that all options outstanding under the Option Plan will be exercised by participants prior to the consummation date so that the shares acquired by exercise of the options receive tax-free exchange treatment pursuant to the consummation of the Merger.
     Despite the effect of the Merger on the operation of the Option Plan, the stockholders of Marshall are asked to ratify and approve the Option Plan. Such approval is necessary in order for the options granted under the Option Plan to be effective and receive favorable tax treatment as originally intended when adopted by the Board of Directors. Therefore, the Board is recommending the Option Plan for stockholder approval and the following description of the Option Plan is submitted for consideration by stockholders. This description is qualified in its entirety by reference to the Option Plan, as amended, a copy of which may be obtained by request delivered to the Corporate Secretary of Marshall at 8372 West Main Street, Marshall, Virginia 20115.
PURPOSE
     The purpose of the Option Plan is to promote the success of Marshall by providing incentives to key employees that will promote the identification of their personal interests with the long-term financial success of Marshall and with growth in stockholder value. The Option Plan is designed to provide flexibility to Marshall in its ability to motivate, attract, and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operation is largely dependent.
ADMINISTRATION
     Under the terms of the Option Plan, the Stock Option Committee of the Board of Directors of Marshall (the "Stock Option Committee") is appointed to administer the Option Plan. The directors who may serve as members of the Stock Option Committee are "non-employee" and "outside" directors, as defined under applicable law.
     Each option under the Option Plan will be made pursuant to a written agreement between Marshall and the recipient of the option, each an "Option Agreement." The Marshall Board of Directors has full and final authority in its discretion: (i) to make and adopt rules and regulations for the administration of the Option Plan; (ii) to conclusively interpret the provisions of the Option Plan and to decide all questions of fact arising in its application; (iii) to determine the employees to whom options may be made under the Option Plan; (iv) to determine the type of option to be made and the amount, size and terms of each such option (including, but not limited to, any exercise price, grant price, or purchase price, any restriction or condition, any schedule for lapse of restrictions or conditions relating to transferability or forfeiture, exercisability, or settlement of an option, and waivers or accelerations thereof, based in each case on such conditions as the Marshall Board of Directors shall determine); (v) to determine the time when options will be granted; and (vi) to prescribe from time to time the form, and the terms, provisions and conditions not inconsistent with the Option Plan, of any Option Agreement.
     Subject to the terms, conditions and limitations of the Option Plan, the Stock Option Committee makes recommendations to the Board regarding the type or types of options to be granted to each participant. After considering the Stock Option Committee's recommendations, the Board determines the options to be made to each participant and sets forth in each Option Agreement the terms, conditions, and limitations applicable to each option. Options may be granted singly, in combination, or in tandem. The Board may terminate, amend or modify the Option Plan from time to time in any respect without stockholder approval, unless the particular amendment or modification requires stockholder approval under the Internal Revenue Code of 1986, as amended (the "Code"), the rules and regulations under Section 16 of the Securities Exchange Act (the "Exchange Act") or pursuant to any other applicable laws, rules or regulations.
ELIGIBILITY
     Participants are limited to those officers and other key employees of Marshall who are in positions in which their decisions, actions and/or efforts significantly contribute to the success of Marshall. There are approximately nine persons in the class of eligible participants. The Board of Directors has the authority to determine the employees to whom awards are made. Directors of Marshall who are not otherwise officers or employees of Marshall may not participate in the Option Plan.

     Options granted under the Option Plan may not be assigned, transferred, pledged or otherwise encumbered by a participant, other than by will or the laws of descent and distribution. Options may be exercised during the recipient's lifetime only by the recipient or, in the case of disability, by the recipient's legal representative.
OPTIONS
     The Option Plan authorizes the grant of incentive stock options within the meaning of Section 422A of the Code ("ISOs"). The option terms were recommended by the Stock Option Committee but approved by the Marshall Board of Directors. No option will be exercisable in any event until approval by the Marshall Stockholders or after ten years from its grant. All options granted may comply with all applicable provisions of the Code and all other applicable rules and regulations governing ISOs. All other option terms will be recommended by the Stock Option Committee subject to the Marshall Board of Directors' final approval and determination in its sole discretion.
     Options currently outstanding under the Option Plan must be paid for in full in cash or, unless the Marshall Board of Directors determines otherwise, in Marshall Common Stock at fair market value, or a combination of cash and stock, in an amount equal to the aggregate purchase price of the options. Options awarded may be exercised in whole or in part. See "DESCRIPTION OF
MARSHALL -- Price Range of Common Stock."
                                NEW PLAN BENEFIT

                                                                                               1997 EMPLOYEE STOCK OPTION PLAN
                                                                                          -----------------------------------------
                                  NAME AND (POSITION)                                     DOLLAR VALUE ($)(1)(2)    NUMBER OF UNITS
---------------------------------------------------------------------------------------   ----------------------    ---------------
Donald R. Yowell (President and CEO)...................................................          $ 40,800                1,600
Executive Officers (9 in group)........................................................          $178,500                7,000

---------------
(1) Based upon an exercise price of $28.00 applicable to all options currently issued under the Option Plan.
(2) Based upon a market value per share of $53.50, the last trade of Marshall Common Stock known by Management of Marshall to have occurred after announcement of the affiliation transaction.
SHARES SUBJECT TO THE OPTION PLAN
     Up to 20,000 shares of Marshall Common Stock may be issued under the Option Plan. Stock related to options that are forfeited, terminated, expire unexercised, or are settled in such manner that all or some of the shares covered by an option under the Option Plan are not issued to a participant may immediately become available for options under this Option Plan.
     In order to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations by Marshall, the Board will adjust the number of shares subject to each outstanding option, the exercise price and the aggregate number of shares from which grants or options may be made.
CERTAIN FEDERAL INCOME TAX CONSEQUENCES
     An optionee will not recognize income on the grant of an ISO, and an optionee generally will not recognize income on the exercise of an ISO, except as described in the following paragraph. Under these circumstances, no deduction will be allowable to Marshall in connection with either the grant of such options or the issuance of shares upon exercise thereof.
     However, if the exercise of an ISO occurs more than three months after the optionee ceased to be an employee for reasons other than death or disability (or more than one year thereafter if the optionee ceased to be an employee by reason of permanent and total disability), the exercise will not be treated as the exercise of an ISO, and the optionee will recognize income upon the exercise of the ISO. In this instance, the amount of income recognized will be measured by the excess, if any, of the fair market value of the shares at the time of exercise over the exercise price, provided that the shares issued are either transferable or not subject to a substantial risk of forfeiture. For the option to qualify as an ISO upon the optionee's death, the optionee must have been employed at Marshall for at least three months prior to his or her death.
     Gain or loss from the sale or exchange of shares acquired upon the exercise of an ISO generally will be treated as capital gain or loss. If, however, shares acquired pursuant to the exercise of an ISO are disposed of within two years after the option was granted or within one year after the shares were transferred pursuant to the exercise of the option, the optionee generally will recognize ordinary income at the time of the disposition equal to the excess over the exercise price of the lesser of the amount realized or the fair market value of the shares at the time of exercise (or, in certain circumstances, at the time such shares became either transferable or not subject to a substantial risk of forfeiture). The exercise of an ISO may result in a tax to the optionee under the alternative minimum tax because as a general rule the excess of the fair market value of stock received on the exercise of an ISO over the exercise price is defined as an item of "tax preference" for purposes of determining alternative minimum taxable income.
     The rules governing the tax treatment of options that may be granted under the Option Plan are quite technical, so that the above description of tax consequences is necessarily general in nature and does not purport to be complete. Moreover, statutory provisions are, of course, subject to change, as are their interpretations, and their application may vary in individual circumstances.
AMENDMENT OF MARSHALL'S ARTICLES OF ASSOCIATION
     Under the terms of the Option Plan, Marshall's Articles of Association must be amended in order to provide for the waiver of preemptive rights of stockholders and authorization of the maximum number of shares with respect to the additional shares of Marshall Common Stock which may be issued upon the exercise of options. Therefore, in connection with recommending approval of the Option Plan, the Board of Directors is recommending that the Articles of Association be amended in the manner set forth below.
     The Board of Directors recommends that the provisions of the fourth paragraph of Article "Fifth" of Marshall's Articles of Association be deleted in their entirety and the following be inserted in place thereof:
        The Board of Directors shall be authorized to issue options, under a plan approved by shareholders, to acquire up to 20,000 shares of the common stock of Marshall. The options authorized hereby shall be issued to such officers and other key employees of Marshall as the Board of Directors shall determine in its sole discretion. The shareholders of Marshall shall have no preemptive rights with respect to the shares of Marshall to be issued pursuant to this paragraph. In adopting these provisions, the shareholders of Marshall hereby ratify any prior grants of options that the Board of Directors has made that are subject to shareholder approval.
     As noted above, the sole reason for the above-referenced amendment is to accommodate the terms of the Option Plan. No other amendments are proposed for adoption by the Marshall Stockholders. The Marshall Stockholders will continue to have preemptive rights with respect to any other additional shares that may be authorized for sale by the Board of Directors. However, if the Affiliation Agreement described herein is approved and consummated, the rights of stockholders of Marshall will be governed in accordance with the Mercshares Articles of Incorporation and Bylaws and the MGCL, and thus stockholders will no longer have preemptive rights. See "COMPARISON OF STOCKHOLDER RIGHTS OF HOLDERS OF MERCSHARES COMMON STOCK AND MARSHALL COMMON STOCK" and "DESCRIPTION OF MERCSHARES CAPITAL STOCK."
VOTE REQUIRED
     The affirmative vote of the holders of a majority of Marshall Common Stock represented in person or by proxy voting at the Marshall Special Meeting, assuming a quorum is present, is required generally to ratify and approve the Option Plan. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Marshall Common Stock is required to approve the proposed amendment. Since these matters are related and are not effective without the other's approval, the matters are submitted to shareholders as one item of business, and, therefore, must be approved by two-thirds of the outstanding shares of Marshall.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE TO APPROVE THE OPTION PLAN AND THE PROPOSED AMENDMENT.
                                 LEGAL MATTERS
     Certain legal matters in connection with the validity of the securities offered hereby and the Merger will be passed upon for Mercshares by Venable, Baetjer and Howard, LLP, Baltimore, Maryland. William J. McCarthy, a principal of William J. McCarthy, P.C., which is a partner in Venable, Baetjer and Howard, LLP, is a director of Mercshares. Certain legal matters in connection with the Merger will be passed upon for Marshall by Mays & Valentine, L.L.P.
                                    EXPERTS
     The financial statements incorporated in this Prospectus and Proxy Statement by reference to the Annual Report on Form 10-K of Mercshares as of December 31, 1996 and 1995 and for each of the three years in the period ended December

31, 1996 have been audited by Coopers & Lybrand L.L.P., independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.
     The financial statements of Marshall included in this Prospectus and Proxy Statement for the three years ended December 31, 1996 have been audited by Yount, Hyde & Barbour, P.C., independent certified public accountants, whose reports thereon are incorporated herein by reference in reliance upon the report of said firm and upon the authority of said firm as experts in auditing and accounting.
     Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Marshall Special Meeting, will have an opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.
                                       45

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                                          PAGE
                                                                                                                          ----
AUDITED FINANCIAL STATEMENTS:
  Independent Auditors Report..........................................................................................    F-2
FINANCIAL STATEMENTS
  Balance Sheets as of December 31, 1996 and 1995......................................................................    F-3
  Statements of Income for the Three Years Ended December 31, 1996.....................................................    F-4
  Statements of Changes in Stockholders' Equity for the Three Years Ended December 31, 1996............................    F-5
  Statements of Cash Flows for the Three Years Ended December 31, 1996.................................................    F-6
  Notes to Financial Statements........................................................................................    F-7
UNAUDITED INTERIM FINANCIAL STATEMENTS:
  Balance Sheet as of September 30, 1997...............................................................................   F-16
  Statements of Income for the Nine Months Ended September 30, 1997 and 1996...........................................   F-17
  Statements of Changes in Stockholders' Equity for the Nine Months Ended September 30, 1997 and 1996..................   F-18
  Statements of Cash Flows for the Nine Months Ended September 30, 1997 and 1996.......................................   F-19
  Notes to Unaudited Financial Statements..............................................................................   F-20

                          INDEPENDENT AUDITOR'S REPORT
TO THE BOARD OF DIRECTORS
MARSHALL NATIONAL BANK AND TRUST COMPANY
MARSHALL, VIRGINIA
     We have audited the accompanying balance sheets of Marshall National Bank and Trust Company as of December 31, 1996 and 1995, and the related statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 1996, 1995, and 1994. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marshall National Bank and Trust Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995, and 1994, in conformity with generally accepted accounting principles.
                                         YOUNT, HYDE & BARBOUR, P.C.
Winchester, Virginia
January 23, 1997

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                                                                                     1996           1995
                                                                                                  -----------    -----------
ASSETS
Cash and due from banks (Note 9)...............................................................   $ 2,516,995    $ 2,270,920
Securities (fair value: 1996, $20,314,903 and 1995, $21,159,476) (Notes 1 and 2)...............    20,305,457     20,968,934
Federal funds sold.............................................................................       999,000      5,365,000
Loans, net (Notes 1, 3, 4 and 10)..............................................................    48,468,663     42,786,240
Bank premises and equipment, net (Notes 1 and 5)...............................................       713,909        806,810
Accrued interest receivable....................................................................       554,099        513,874
Other real estate (Note 1).....................................................................       207,587        385,858
Other assets (Note 6)..........................................................................     1,477,961        753,266
                                                                                                  -----------    -----------
       Total assets............................................................................   $75,243,671    $73,850,902
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Demand....................................................................................   $10,032,543    $ 9,620,458
     NOW accounts..............................................................................     9,096,489      7,916,406
     Money market accounts.....................................................................    11,222,056     12,720,515
     Savings...................................................................................    12,241,207     12,797,238
     Time, $100,000 and over...................................................................     3,162,192      3,095,016
     Other time................................................................................    21,443,426     20,333,499
                                                                                                  -----------    -----------
       Total deposits..........................................................................    67,197,913     66,483,132
  Accrued expenses and other liabilities.......................................................       255,389        269,867
  Commitments and contingent liabilities (Note 9)..............................................            --             --
                                                                                                  -----------    -----------
       Total liabilities.......................................................................    67,453,302     66,752,999
                                                                                                  -----------    -----------
STOCKHOLDERS' EQUITY
  Common stock, par value $2 per share; authorized 500,000 shares; issued and outstanding
     379,970...................................................................................       759,940        759,940
  Surplus......................................................................................       917,796        917,796
  Retained earnings (Note 11)..................................................................     6,193,777      5,492,099
  Unrealized (loss) on securities available for sale, net......................................       (81,144)       (71,932)
                                                                                                  -----------    -----------
       Total stockholders' equity..............................................................     7,790,369      7,097,903
                                                                                                  -----------    -----------
       Total liabilities and stockholders' equity..............................................   $75,243,671    $73,850,902
                                                                                                  -----------    -----------
                                                                                                  -----------    -----------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                              STATEMENTS OF INCOME
                 YEARS ENDED DECEMBER 31, 1996, 1995, AND 1994

                                                                                          1996          1995          1994
                                                                                       ----------    ----------    ----------
INTEREST INCOME
  Interest and fees on loans........................................................   $4,089,380    $3,729,253    $3,133,300
  Interest and dividends on investment securities held to maturity:
     U.S. Treasury securities and agency obligations................................      605,350       627,448       601,110
     Obligations of states and political subdivisions...............................      199,684       114,566        92,772
     Other..........................................................................       11,132         3,566         3,390
  Interest on securities available for sale:
     U.S. Treasury securities and agency obligations................................      444,049       460,075       509,901
     Obligations of states and political subdivisions...............................           --         9,843        51,905
  Interest on Federal funds sold....................................................      146,480       178,426       189,132
                                                                                       ----------    ----------    ----------
       Total interest income........................................................    5,496,075     5,123,177     4,581,510
INTEREST EXPENSE, interest on deposits..............................................    2,207,041     2,081,714     1,684,403
                                                                                       ----------    ----------    ----------
       Net interest income..........................................................    3,289,034     3,041,463     2,897,107
  (Recovery of) loan losses (Notes 1 and 4).........................................      (90,000)      (78,019)      (98,000)
                                                                                       ----------    ----------    ----------
       Net interest income after (recovery of) loan losses..........................    3,379,034     3,119,482     2,995,107
                                                                                       ----------    ----------    ----------
OTHER INCOME
  Trust Department income...........................................................      316,664       382,403       313,980
  Service fees......................................................................      335,334       302,844       276,073
  Gain on sale of other real estate.................................................        8,285        16,761        21,445
  (Loss) on sale of assets..........................................................           --        (1,436)           --
  Securities (loss).................................................................      (37,095)       (1,000)           --
                                                                                       ----------    ----------    ----------
       Total other income...........................................................      623,188       699,572       611,498
                                                                                       ----------    ----------    ----------
OTHER EXPENSES
  Salaries and wages................................................................    1,415,927     1,361,964     1,303,582
  Employee benefits (Note 7)........................................................      260,438       283,048       242,011
  Net occupancy expenses............................................................       33,955        29,765        39,188
  Equipment rentals, depreciation and maintenance...................................      236,915       233,461       211,353
  Other operating expenses..........................................................      709,851       835,333       838,348
                                                                                       ----------    ----------    ----------
       Total other expenses.........................................................    2,657,086     2,743,571     2,634,482
                                                                                       ----------    ----------    ----------
       Income before income taxes...................................................    1,345,136     1,075,483       972,123
Income tax expense (Notes 1 and 6)..................................................      396,477       336,679       303,757
                                                                                       ----------    ----------    ----------
       Net income...................................................................   $  948,659    $  738,804    $  668,366
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------
NET INCOME PER SHARE (Note 1).......................................................   $     2.50    $     1.94    $     1.76
                                                                                       ----------    ----------    ----------
                                                                                       ----------    ----------    ----------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                                     UNREALIZED
                                                                                                     GAIN (LOSS)
                                                                                                    ON SECURITIES
                                                               COMMON                  RETAINED     AVAILABLE FOR
                                                               STOCK      SURPLUS      EARNINGS       SALE, NET        TOTAL
                                                              --------    --------    ----------    -------------    ----------
BALANCE, DECEMBER 31, 1993.................................   $759,940    $917,796    $4,483,897      $      --      $6,161,633
  Net income -- 1994.......................................         --          --       668,366             --         668,366
  Cash dividend, $0.50 per share...........................         --          --      (189,985)            --        (189,985)
  Change in unrealized gain (loss) on securities available
     for sale, net of deferred income taxes of $151,715....         --          --            --       (294,505)       (294,505)
                                                              --------    --------    ----------    -------------    ----------
BALANCE, DECEMBER 31, 1994.................................    759,940     917,796     4,962,278       (294,505)      6,345,509
  Net income -- 1995.......................................         --          --       738,804             --         738,804
  Cash dividend, $0.55 per share...........................         --          --      (208,983)            --        (208,983)
  Change in unrealized gain (loss) on securities available
     for sale, net of deferred income taxes of $114,659....         --          --            --        222,573         222,573
                                                              --------    --------    ----------    -------------    ----------
BALANCE, DECEMBER 31, 1995.................................    759,940     917,796     5,492,099        (71,932)      7,097,903
  Net income -- 1996.......................................         --          --       948,659             --         948,659
  Cash dividend, $0.65 per share...........................         --          --      (246,981)            --        (246,981)
  Change in unrealized gain (loss) on securities available
     for sale, net of deferred income taxes of $(4,746)....         --          --            --         (9,212)         (9,212)
                                                              --------    --------    ----------    -------------    ----------
BALANCE, DECEMBER 31, 1996.................................   $759,940    $917,796    $6,193,777      $ (81,144)     $7,790,369
                                                              --------    --------    ----------    -------------    ----------
                                                              --------    --------    ----------    -------------    ----------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                                       1996           1995           1994
                                                                                    -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.....................................................................   $   948,659    $   738,804    $   668,366
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation................................................................       108,288        103,903        127,207
     (Recovery of) loan losses...................................................       (90,000)       (78,019)       (98,000)
     Deferred income taxes.......................................................        28,008        103,713        164,204
     Loss on sale of securities..................................................        37,095          1,000             --
     Loss on sale of equipment...................................................            --          1,436             --
     Net premium amortization on securities......................................         3,756          3,330          7,433
     (Gain) on other real estate.................................................        (8,285)       (16,761)       (21,445)
     Changes in assets and liabilities:
       (Increase) in accrued interest receivable and other assets................      (788,183)       (72,374)      (142,740)
       Increase (decrease) in accrued expenses and other liabilities.............       (14,478)         1,354       (126,516)
                                                                                    -----------    -----------    -----------
          Net cash provided by operating activities..............................       224,860        786,386        578,509
                                                                                    -----------    -----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities and calls of investment securities....................     2,700,000             --        417,500
  Proceeds from sale of securities available for sale............................     1,965,704        998,750             --
  Proceeds from maturities and calls of securities available for sale............     2,600,000      2,200,000      3,010,250
  Purchase of investment securities..............................................    (2,330,987)    (1,278,143)    (2,712,601)
  Purchase of securities available for sale......................................    (4,326,048)      (500,500)    (1,992,734)
  Proceeds from sale of premises and equipment...................................            --          2,950             --
  Proceeds from sale of other real estate........................................       186,556        168,060        253,783
  (Increase) decrease in federal funds sold......................................     4,366,000     (1,665,000)     4,400,000
  Purchase of premises and equipment.............................................       (15,387)      (250,352)       (54,642)
  Net (increase) in loans........................................................    (5,592,423)    (4,301,104)    (8,442,356)
                                                                                    -----------    -----------    -----------
          Net cash (used in) investing activities................................      (446,585)    (4,625,339)    (5,120,800)
                                                                                    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) in demand deposits, NOW accounts and savings accounts...........      (462,322)    (1,376,199)     2,721,715
  Net increase in certificates of deposit........................................     1,177,103      6,291,800     (1,109,339)
  Cash dividends paid............................................................      (246,981)      (208,983)      (189,985)
                                                                                    -----------    -----------    -----------
          Net cash provided by financing activities..............................       467,800      4,706,618      1,422,391
                                                                                    -----------    -----------    -----------
          Increase in cash and cash equivalents..................................       246,075        867,665     (3,119,900)
CASH AND CASH EQUIVALENTS
  Beginning......................................................................     2,270,920      1,403,255      4,523,155
                                                                                    -----------    -----------    -----------
  Ending.........................................................................   $ 2,516,995    $ 2,270,920    $ 1,403,255
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest....................................................................   $ 2,217,123    $ 2,013,955    $ 1,686,312
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
     Income taxes................................................................   $   417,060    $   223,416    $   163,478
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
  Other real estate acquired in settlement of loans..............................   $        --    $        --    $   198,311
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
  Unrealized gain (loss) on securities available for sale........................   $   (13,958)   $   337,232    $  (446,220)
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------

                       See Notes to Financial Statements.
                                      F-6

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                         NOTES TO FINANCIAL STATEMENTS
NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES Marshall National Bank and Trust Company grants commercial, financial, agricultural, residential and consumer loans to customers in Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.
     The Bank's primary service area is Fauquier County, Virginia, and the surrounding counties adjacent to Fauquier County. The Bank makes loans for all purposes and to all qualified applicants without regard to race, color, creed, national origin, age, sex and familial status of applicant.
     Products include loans for autos, trucks, business equipment, farm equipment, recreational vehicles and other equipment as the need arises, plus loans to farmers for crops, cattle and other needs of farm customers. Business loans are offered for operating capital, inventory, equipment purchases and other needs of the business community.
     The Bank's primary product is residential loans aimed at meeting the housing needs of the community. The real estate loan department is staffed with loan officers familiar with the Fauquier County community and ready to make loans for all types of housing including 1-4 family residential, mobile homes, 5 family and over units, home improvement, construction and lot purchases. The Marshall Home Equity Line of Credit is available as an open-end revolving loan plan for consumer purposes secured by a deed of trust.
     In the deposit area, the Bank offers three different types of draftable accounts to best suit the individual needs of the customer: regular personal and commercial checking, NOW, and money market accounts. Savings accounts include passbook savings, Christmas clubs, individual retirement, and certificates of deposit.
     The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to accepted practice within the banking industry. The following is a description of the more significant of these policies:
TRUST DIVISION
     Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Bank and are not included in the accompanying financial statements.
SECURITIES
     Investments are classified in three categories and accounted for as follows:
     a. Securities Held to Maturity
        Securities classified as held to maturity are those debt securities the Bank has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.
     b. Securities Available for Sale
        Securities classified as available for sale are those debt and equity securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings only if sold prior to maturity.
     c. Trading Securities
        Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Bank had no trading securities at December 31, 1996 and 1995.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING
POLICIES -- Continued
LOANS
     Loans are shown on the balance sheet net of unearned income and allowance for possible loan losses. Unearned interest on the rule of 78's installment loans is amortized to income over the life of the loans, using the sum-of-the-months-digits method. For all other loans, interest is computed on the loan balance outstanding.
     On January 1, 1995, the Bank adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by FASB No. 118. Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans. The Bank has no loans to which Statement 114 applies at December 31, 1996 and 1995.
     Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed for income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.
ALLOWANCE FOR LOAN LOSSES
     The allowance for loan losses is maintained at a level which, in management's judgement, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term.
BANK PREMISES AND EQUIPMENT
     Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation of property and equipment is computed principally on the straight-line and declining-balance methods over their estimated useful lives.
     Maintenance and repairs of property and equipment are charged to expense and major improvements are capitalized. Upon retirement, sale or other disposition of property and equipment, the cost and accumulated depreciation are eliminated from the accounts and gain or loss is included in operations.
OTHER REAL ESTATE
     Real estate acquired by foreclosure is carried at the lower of cost or fair market value less an allowance for estimated selling expenses on the future disposition of the property.
INCOME TAXES
     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards, and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING
POLICIES -- Continued
than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.
PENSION PLAN
     The Bank has a noncontributory pension plan covering substantially all full-time employees. The Bank computes the net periodic pension cost of the plan in accordance with FASB No. 87, "Employers' Accounting for Pensions."
EARNINGS AND DIVIDENDS PER SHARE
     Earnings and dividends per share of common stock are based on the weighted average number of shares outstanding during each year.
CASH AND CASH EQUIVALENTS
     The Bank has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks."
USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
FAIR VALUE
     In December, 1996, FASB Statement No. 126, "Exemption From Certain Required Disclosures about Financial Instruments for Certain Nonpublic Entities," exempted nonpublic entities with total assets of less than $100 million at year end and do not hold or issue any derivative financial instruments from the fair value disclosures of FASB Statement No. 107.
NOTE 2. SECURITIES
     The amortized cost and fair value of securities being held to maturity as of December 31, 1996, are as follows:

                                                                                           GROSS         GROSS
                                                                           AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                                              COST         GAINS        (LOSSES)        VALUE
                                                                          ------------   ----------    ----------    ------------
U.S. Treasury securities and obligations of U.S. government
  corporations and agencies............................................   $  8,734,926    $ 63,128      $(30,823)    $  8,767,231
Obligations of states and political subdivisions.......................      4,666,234      25,340       (48,199)       4,643,375
                                                                          ------------   ----------    ----------    ------------
                                                                          $ 13,401,160    $ 88,468      $(79,022)    $ 13,410,606
                                                                          ------------   ----------    ----------    ------------
                                                                          ------------   ----------    ----------    ------------

     The amortized cost and fair value of securities being held to maturity as of December 31, 1995, are as follows:

                                                                                           GROSS         GROSS
                                                                           AMORTIZED     UNREALIZED    UNREALIZED        FAIR
                                                                              COST         GAINS        (LOSSES)        VALUE
                                                                          ------------   ----------    ----------    ------------
U.S. Treasury securities and obligations of U.S. government
  corporations and agencies............................................   $ 10,892,076    $ 173,116     $ (7,626)    $ 11,057,566
Obligations of states and political subdivisions.......................      2,886,477       32,365       (7,313)       2,911,529
                                                                          ------------   ----------    ----------    ------------
                                                                          $ 13,778,553    $ 205,481     $(14,939)    $ 13,969,095
                                                                          ------------   ----------    ----------    ------------
                                                                          ------------   ----------    ----------    ------------

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 2. SECURITIES -- Continued
     The amortized cost and fair value of the securities being held to maturity as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations without any penalties.

                                                                                                   AMORTIZED         FAIR
                                                                                                      COST          VALUE
                                                                                                  ------------   ------------
Due in one year or less........................................................................   $  5,746,639   $  5,752,964
Due after one year through five years..........................................................      4,140,030      4,164,666
Due after five years through ten years.........................................................      3,514,491      3,492,976
                                                                                                  ------------   ------------
                                                                                                  $ 13,401,160   $ 13,410,606
                                                                                                  ------------   ------------
                                                                                                  ------------   ------------

     The amortized cost and fair value of the securities available for sale as of December 31, 1996, are as follows:

                                                                                            GROSS         GROSS
                                                                             AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                                               COST         GAINS        (LOSSES)        VALUE
                                                                            -----------   ----------    ----------    -----------
U.S. Treasury securities and obligations of U.S. government corporations
  and agencies...........................................................   $ 6,702,993    $ 11,606     $ (134,552)   $ 6,580,047
Other....................................................................       324,250          --             --        324,250
                                                                            -----------   ----------    ----------    -----------
                                                                            $ 7,027,243    $ 11,606     $ (134,552)   $ 6,904,297
                                                                            -----------   ----------    ----------    -----------
                                                                            -----------   ----------    ----------    -----------

     The amortized cost and fair value of the securities available for sale as of December 31, 1995, are as follows:

                                                                                            GROSS         GROSS
                                                                             AMORTIZED    UNREALIZED    UNREALIZED       FAIR
                                                                               COST         GAINS        (LOSSES)        VALUE
                                                                            -----------   ----------    ----------    -----------
U.S. Treasury securities and obligations of U.S. government corporations
  and agencies...........................................................   $ 7,199,019    $ 48,908     $ (157,896)   $ 7,090,031
Other....................................................................       100,350          --             --        100,350
                                                                            -----------   ----------    ----------    -----------
                                                                            $ 7,299,369    $ 48,908     $ (157,896)   $ 7,190,381
                                                                            -----------   ----------    ----------    -----------
                                                                            -----------   ----------    ----------    -----------

     The amortized cost and fair value of securities available for sale as of December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because the issuers may have the right to call or prepay obligations without any penalties.

                                                                                                      AMORTIZED       FAIR
                                                                                                        COST          VALUE
                                                                                                     -----------   -----------
Due in one year or less...........................................................................   $ 1,100,103   $ 1,108,188
Due after one year through five years.............................................................     4,092,042     3,989,444
Due after five years through ten years............................................................     1,510,848     1,482,415
Other.............................................................................................       324,250       324,250
                                                                                                     -----------   -----------
                                                                                                     $ 7,027,243   $ 6,904,297
                                                                                                     -----------   -----------
                                                                                                     -----------   -----------

     Proceeds from maturities and calls of securities being held to maturity during 1996, 1995 and 1994 were $2,700,000,
$-0-, and $417,500. There were no gains or losses realized in 1996, 1995 or 1994.
     Proceeds from sale of securities available for sale during 1996 and 1995 were $1,965,704 and $998,750. Gross losses of $37,095 and $1,000 were realized in 1996 and 1995. No gains or losses were realized in 1994.
     Proceeds from maturity and calls of securities available for sale during 1996, 1995 and 1994 were $2,600,000, $2,200,000, and $3,010,250.
     Securities with book values of $848,501, $1,305,573 and $1,808,786 at December 31, 1996, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required by law.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 3. LOANS, NET
     The composition of the net loans is as follows:

                                                                                                            DECEMBER 31,
                                                                                                        ---------------------

                                                                                                          1996         1995
                                                                                                        --------     --------
                                                                                                             (THOUSANDS)
Real estate loans:
  Construction and land development..................................................................   $  1,952     $  1,210
  Secured by farmland................................................................................      3,687        4,082
  Secured by 1-4 family residential..................................................................     23,411       21,420
  Other real estate loans............................................................................     10,290        8,194
Loans to farmers (except secured by real estate).....................................................        778          306
Commercial and industrial loans (except those secured by real estate)................................      6,193        5,305
Loans to individuals for personal expenditures.......................................................      2,611        2,763
All other loans......................................................................................         52           23
                                                                                                        --------     --------
                                                                                                        $ 48,974     $ 43,303
Less allowance for loan losses.......................................................................        505          517
                                                                                                        --------     --------
     Loans, net......................................................................................   $ 48,469     $ 42,786
                                                                                                        --------     --------
                                                                                                        --------     --------

     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $517,346, $772,368 and $634,862 for 1996, 1995 and 1994,
respectively. If interest on these loans had been accrued, such income would have approximated $1,381, $11,176 and $16,526 for 1996, 1995 and 1994,
respectively.
NOTE 4. ALLOWANCE FOR LOAN LOSSES
     Changes in the allowance for loan losses are as follows:

                                                                                                      DECEMBER 31,
                                                                                            ---------------------------------
                                                                                              1996        1995        1994
                                                                                            --------    --------    ---------
Balance, beginning.......................................................................   $517,062    $582,795    $ 697,136
(Recovery of) loan loss added to operating income........................................    (90,000)    (78,019)     (98,000)
Recoveries added to the reserve..........................................................     83,608      64,081       86,704
Loan losses charged to the reserve.......................................................     (5,446)    (51,795)    (103,045)
                                                                                            --------    --------    ---------
Balance, ending..........................................................................   $505,224    $517,062    $ 582,795
                                                                                            --------    --------    ---------
                                                                                            --------    --------    ---------

NOTE 5. BANK PREMISES AND EQUIPMENT, NET
     The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                                                                           DECEMBER 31,
                                                                                                     -------------------------
                                                                                                        1996          1995
                                                                                                     -----------   -----------
Land..............................................................................................   $    16,444   $    16,444
Buildings and improvements........................................................................     1,058,934     1,057,256
Furniture and equipment...........................................................................     1,401,102     1,387,393
                                                                                                     -----------   -----------
                                                                                                     $ 2,476,480   $ 2,461,093
Less accumulated depreciation.....................................................................     1,762,571     1,654,283
                                                                                                     -----------   -----------
Bank premises and equipment, net..................................................................   $   713,909   $   806,810
                                                                                                     -----------   -----------
                                                                                                     -----------   -----------

     Depreciation expense of bank premises and equipment included in operating expenses for the years ended December 31, 1996, 1995 and 1994 was $108,288, $103,903 and $127,207, respectively.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 6. INCOME TAXES
     Net deferred tax assets consist of the following components:

                                                                                                      DECEMBER 31,
                                                                                            ---------------------------------
                                                                                              1996        1995        1994
                                                                                            ---------   ---------   ---------
Deferred tax assets:
  Allowance for loan losses..............................................................   $   4,945   $  35,545   $  62,071
  Deferred compensation payable..........................................................      23,010      19,566      16,386
  Pension................................................................................          --       2,886      23,480
  Interest on nonaccrual loans...........................................................      45,849      17,786      29,814
  Writedown of foreclosed real estate....................................................       9,047          --      47,745
  Securities available for sale..........................................................      41,802      37,056     151,715
                                                                                            ---------   ---------   ---------
                                                                                              124,653     112,839     331,211
                                                                                            ---------   ---------   ---------
Deferred tax liabilities:
  Pension................................................................................      27,407          --          --
  Depreciation...........................................................................       7,669          --          --
                                                                                            ---------   ---------   ---------
                                                                                               35,076          --          --
                                                                                            ---------   ---------   ---------
                                                                                            $  89,577   $ 112,839   $      --
                                                                                            ---------   ---------   ---------
                                                                                            ---------   ---------   ---------

     The provision for income taxes charged to operations consists of the following:

                                                                                                      DECEMBER 31,
                                                                                            ---------------------------------
                                                                                              1996        1995        1994
                                                                                            ---------   ---------   ---------
Current tax expense......................................................................   $ 368,469   $ 232,966   $ 139,553
Deferred tax expense.....................................................................      28,008     103,713     164,204
                                                                                            ---------   ---------   ---------
                                                                                            $ 396,477   $ 336,679   $ 303,757
                                                                                            ---------   ---------   ---------
                                                                                            ---------   ---------   ---------

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income due to the following:

                                                                                                      DECEMBER 31,
                                                                                            --------------------------------
                                                                                              1996        1995        1994
                                                                                            --------    --------    --------
Computed "expected" tax expense..........................................................   $457,346    $365,665    $330,522
(Decrease) in income taxes resulting from:
  Tax exempt interest income.............................................................    (71,689)    (41,694)    (48,578)
  Other..................................................................................     10,820      12,708      21,813
                                                                                            --------    --------    --------
                                                                                            $396,477    $336,679    $303,757
                                                                                            --------    --------    --------
                                                                                            --------    --------    --------

NOTE 7. DEFINED BENEFIT PENSION PLAN
     The amount charged to expense for the Company's pension plan totaled $58,411, $86,352 and $43,679 for the years ended December 31, 1996, 1995 and
1994, respectively. The components of the pension cost charged to expense consisted of the following:

                                                                                            1996         1995         1994
                                                                                          ---------    ---------    ---------
Service cost...........................................................................   $  96,326    $  89,230    $  77,977
Interest cost on projected benefit obligation..........................................     133,153      118,835      100,553
Actual return on plan assets...........................................................    (166,896)    (125,248)    (126,597)
Net amortization and deferral..........................................................      (4,172)       3,535       (8,254)
                                                                                          ---------    ---------    ---------
                                                                                          $  58,411    $  86,352    $  43,679
                                                                                          ---------    ---------    ---------
                                                                                          ---------    ---------    ---------

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 7. DEFINED BENEFIT PENSION PLAN -- Continued
     The following table sets forth the plan's funded status as of September 30, 1996, 1995 and 1994, and the amount recognized in the accompanying balance sheets as of December 31, 1996 and 1995.

                                                                                       1996           1995           1994
                                                                                    -----------    -----------    -----------
Actuarial present value of benefit obligations:
  Vested benefits................................................................   $ 1,173,320    $   998,806    $   855,816
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
  Accumulated benefits...........................................................   $ 1,185,732    $ 1,012,150    $   869,021
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------
  Projected benefit..............................................................   $(1,713,534)   $(1,569,173)   $(1,400,727)
  Plan assets at fair value......................................................     2,070,135      1,759,467      1,321,063
                                                                                    -----------    -----------    -----------
  Funded status..................................................................       356,601        190,294        (79,664)
  Unrecognized prior service costs...............................................       109,128        120,040        130,952
  Unrecognized net (gain)........................................................      (535,789)      (469,203)      (287,955)
  Unrecognized net obligations...................................................         3,162          3,513          3,864
                                                                                    -----------    -----------    -----------
Liability on balance sheet -- September 30.......................................       (66,898)      (155,356)      (232,803)
  Fourth quarter entries, employer contribution..................................       155,704        146,869        163,744
                                                                                    -----------    -----------    -----------
  Asset (liability) on balance sheet -- December 31..............................   $    88,806    $    (8,487)   $    69,059
                                                                                    -----------    -----------    -----------
                                                                                    -----------    -----------    -----------

     The discount rate and the rate of increase in future compensation levels used in determining the actuarial present value of the benefit obligations were 8.5%, 8.5% and 6%, respectively. The expected long-term rate of return on plan assets was 9.5%.
NOTE 8. STOCK OPTION PLAN
     The Bank maintains a stock option plan for the senior management of the Bank. Ten thousand shares of common stock were reserved for grant. Under the terms of the plan, options are granted at the fair market value of the stock at the date of exercise. There were no shares exercised in 1996, 1995, or 1994. At December 31, 1996, 1995 and 1994, 3,325 shares are available for future exercise.
NOTE 9. COMMITMENTS AND CONTINGENCIES
     In the normal course of business, there are outstanding various commitments and contingent liabilities, which are not reflected in the accompanying financial statements. The Bank does not anticipate any material loss as a result of these transactions.
     The Bank must maintain a reserve against its deposits in accordance with Regulation D of the Federal Reserve Act. For the final weekly reporting period in the years ended December 31, 1996 and 1995, the aggregate amounts of daily average required balances were approximately $370,000 and $352,000, respectively.
     As of December 31, 1996, the Bank was obligated under two lease agreements for land on which the Warrenton Branch Bank building is constructed. The original lease was for a period of ten years commencing on October 10, 1969, and had renewal options for four additional ten-year terms. The second renewal option was exercised on October 10, 1989 for ten years. The annual rent is $5,000.
     The second lease originated on December 2, 1987, and has renewal options for six additional five-year terms starting on October 10, 1989. The annual rent is $3,257.
     The Bank maintains cash accounts in other financial institutions. The amount on deposit at one of these financial institutions exceeded the insurance limits of the Federal Deposit Insurance Corporation (FDIC) by approximately $766,000 at December 31, 1996.
     See Note 12 with respect to financial instruments with off-balance-sheet risk.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 10. TRANSACTIONS WITH DIRECTORS, PRINCIPAL SHAREHOLDERS AND EXECUTIVE OFFICERS
     The Bank has had, and may be expected to have in the future, banking transactions in the ordinary course of business with directors, principal shareholders, executive officers, their immediate families and affiliated companies in which they are principal stockholders (commonly referred to as related parties), on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. These persons and firms were indebted to the Bank for loans totaling $513,109 and $616,617 at December 31, 1996 and 1995, respectively.
NOTE 11. RETAINED EARNINGS
     Federal regulations limit the amount of dividends which the Bank can pay without obtaining prior approval and, additionally, require that the Bank maintain a ratio of total capital to assets, as defined by regulatory authorities. As of December 31, 1996, the Bank could declare dividends of $1,709,880 or 21.9% of net assets without prior approval.
NOTE 12. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.
     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     A summary of the contract or notional amount of the Bank's exposure to off-balance-sheet risk as of December 31, 1996 and 1995, is as follows:

                                                                                                        1996          1995
                                                                                                     -----------   -----------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit....................................................................   $ 6,468,039   $ 3,570,984
  Standby letters of credit.......................................................................   $   992,341   $   613,268

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, income-producing commercial properties and residential real estate.
     Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds bank deposits as collateral to support those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996 varies from 0 percent to 100 percent; the average amount collateralized is 56 percent.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 13. CAPITAL REQUIREMENTS
     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Bank meets all capital adequacy requirements to which it is subject.
     As of December 31, 1996, the most recent notification from Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.
     The Bank's actual capital amounts and ratios are also presented in the table. No amount was deducted from capital for interest-rate risk.

                                                                                                             TO BE WELL
                                                                                                          CAPITALIZED UNDER
                                                                                     FOR CAPITAL          PROMPT CORRECTIVE
                                                                  ACTUAL          ADEQUACY PURPOSES       ACTION PROVISIONS
                                                              ---------------     ------------------     -------------------
                                                              AMOUNT    RATIO      AMOUNT     RATIO       AMOUNT      RATIO
                                                              ------    -----     ---------   ------     ---------   -------
                                                                                  (AMOUNT IN THOUSANDS)
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets)..................   $8,377     18.6%      >$3,603     >8.0%      >$4,504     >10.0%
  Tier 1 Capital (to Risk Weighted Assets).................   $7,872    17.48%      >$1,802     >4.0%      >$2,702     > 6.0%
  Tier 1 Capital (to Average Assets).......................   $7,872    10.51%      >$2,247     >3.0%      >$3,745     > 5.0%
As of December 31, 1995:
  Total Capital (to Risk Weighted Assets)..................   $7,660    19.53%      >$3,138     >8.0%      >$3,922     >10.0%
  Tier 1 Capital (to Risk Weighted Assets).................   $7,170    18.28%      >$1,569     >4.0%      >$2,353     > 6.0%
  Tier 1 Capital (to Average Assets).......................   $7,170     9.89%      >$3,174     >3.0%      >$3,624     > 5.0%

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                                 BALANCE SHEET
                                  (UNAUDITED)
                               SEPTEMBER 30, 1997
                             (DOLLARS IN THOUSANDS)

ASSETS
Cash and due from banks............................................................................................   $ 1,698
Securities, held to maturity, at amortized cost....................................................................    11,095
Securities, available for sale, at fair value......................................................................     5,904
Federal funds sold.................................................................................................       776
Loans, net.........................................................................................................    53,494
Bank premises and equipment, net...................................................................................       971
Other real estate..................................................................................................       182
Other assets.......................................................................................................     1,405
                                                                                                                      -------
       Total assets................................................................................................   $75,525
                                                                                                                      -------
                                                                                                                      -------
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Demand........................................................................................................   $10,653
     NOW accounts..................................................................................................     7,800
     Money market accounts.........................................................................................    10,611
     Savings.......................................................................................................     7,876
     Time, $100,000 and over.......................................................................................     3,068
     Other time....................................................................................................    26,589
                                                                                                                      -------
       Total deposits..............................................................................................    66,597
  Accrued expenses and other liabilities...........................................................................       367
                                                                                                                      -------
       Total liabilities...........................................................................................    66,964
                                                                                                                      -------
STOCKHOLDERS' EQUITY
  Common stock, par value $2 per share; authorized 500,000 shares; issued and outstanding 379,970..................       760
  Surplus..........................................................................................................       918
  Retained earnings................................................................................................     6,923
  Unrealized (loss) on securities available for sale, net..........................................................       (40)
                                                                                                                      -------
       Total stockholders' equity..................................................................................     8,561
                                                                                                                      -------
       Total liabilities and stockholders' equity..................................................................   $75,525
                                                                                                                      -------
                                                                                                                      -------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                              STATEMENTS OF INCOME
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                               1997      1996
                                                                                                              ------    ------
INTEREST INCOME
  Interest and fees on loans...............................................................................   $3,458    $2,992
  Interest and dividends on investment securities held to maturity:
     U.S. Treasury securities and agency obligations.......................................................      324       796
     Obligations of states and political subdivisions......................................................      175       145
     Other.................................................................................................       15         2
  Interest on securities available for sale:
     U.S. Treasury securities and agency obligations.......................................................      284        --
     Obligations of states and political subdivisions......................................................        1        --
  Interest on Federal funds sold...........................................................................       51       129
                                                                                                              ------    ------
       Total interest income...............................................................................   4,308..    4,064
INTEREST EXPENSE, interest on deposits.....................................................................    1,627     1,655
                                                                                                              ------    ------
       Net interest income.................................................................................    2,681     2,409
  (Recovery of) loan losses................................................................................       --        --
                                                                                                              ------    ------
       Net interest income after (recovery of) loan losses.................................................    2,681     2,409
                                                                                                              ------    ------
OTHER INCOME
  Trust Department income..................................................................................      192       210
  Service fees.............................................................................................      280       240
  Gain on sale of other real estate........................................................................        2        (9)
  Securities (loss)........................................................................................       (6)       (7)
                                                                                                              ------    ------
       Total other income..................................................................................      468       434
                                                                                                              ------    ------
OTHER EXPENSES
  Salaries and employee benefits...........................................................................    1,233     1,197
  Net occupancy expenses...................................................................................       26        25
  Equipment rentals, depreciation and maintenance..........................................................      210       163
  Other operating expenses.................................................................................      552       496
                                                                                                              ------    ------
       Total other expenses................................................................................    2,021     1,881
                                                                                                              ------    ------
       Income before income taxes..........................................................................    1,128       962
Income tax expense.........................................................................................      285       243
                                                                                                              ------    ------
       Net income..........................................................................................   $  843    $  719
                                                                                                              ------    ------
                                                                                                              ------    ------
NET INCOME PER SHARE.......................................................................................   $ 2.22    $ 1.89
                                                                                                              ------    ------
                                                                                                              ------    ------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                            UNREALIZED
                                                                                                            GAIN (LOSS)
                                                                                                           ON SECURITIES
                                                                          COMMON               RETAINED    AVAILABLE FOR
                                                                          STOCK     SURPLUS    EARNINGS      SALE, NET      TOTAL
                                                                          ------    -------    --------    -------------    ------
BALANCE, DECEMBER 31, 1995.............................................    $760      $ 918      $5,492         $ (72)       $7,098
  Net income...........................................................      --         --         719            --           719
  Cash dividends.......................................................      --         --         (76)           --           (76)
  Change in unrealized gain (loss) on securities available for sale,
     net of deferred income taxes......................................      --         --          --           (62)          (62)
                                                                          ------    -------    --------    -------------    ------
BALANCE, SEPTEMBER 30, 1996............................................    $760      $ 918      $6,135         $(134)       $7,679
                                                                          ------    -------    --------    -------------    ------
                                                                          ------    -------    --------    -------------    ------
BALANCE DECEMBER 31, 1996..............................................    $760      $ 918      $6,194         $ (82)       $7,790
  Net income...........................................................      --         --         843            --           843
  Cash dividends.......................................................      --         --        (114)           --          (114)
  Change in unrealized gain (loss) on securities available for sale,
     net of deferred income taxes......................................      --         --          --            42            42
                                                                          ------    -------    --------    -------------    ------
BALANCE, SEPTEMBER 30, 1997............................................    $760      $ 918      $6,923         $ (40)       $8,561
                                                                          ------    -------    --------    -------------    ------
                                                                          ------    -------    --------    -------------    ------

                       See Notes to Financial Statements.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                             1997       1996
                                                                                                            -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income...............................................................................................   $   843    $   719
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation...........................................................................................       114         79
  (Gain) loss on other real estate.......................................................................        (2)         9
  Changes in assets and liabilities:
     (Increase) decrease in accrued interest receivable and other assets.................................       674       (514)
     Increase in accrued expenses and other liabilities..................................................       112        128
                                                                                                            -------    -------
       Net cash provided by operating activities.........................................................     1,741        421
                                                                                                            -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from maturities and calls of investment securities............................................     2,750      1,600
  Proceeds from sale of securities available for sale....................................................     1,600        500
  Proceeds from maturities and calls of securities available for sale....................................     1,100      2,600
  Purchase of investment securities......................................................................      (452)    (2,033)
  Purchase of securities available for sale..............................................................    (1,698)    (3,731)
  Proceeds from sale of premises and equipment...........................................................
  Proceeds from sale of other real estate................................................................        28        115
  Decrease in federal funds sold.........................................................................       223      4,365
  Purchase of premises and equipment.....................................................................      (371)       (13)
  Net (increase) in loans................................................................................    (5,025)    (3,233)
                                                                                                            -------    -------
       Net cash provided by (used in) investing activities...............................................    (1,845)       170
                                                                                                            -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (decrease) in demand deposits, NOW accounts and savings accounts...................................    (1,260)      (392)
  Net increase in certificates of deposit................................................................       659        793
  Cash dividends paid....................................................................................      (114)       (76)
                                                                                                            -------    -------
       Net cash provided by (used in) financing activities...............................................      (715)       325
                                                                                                            -------    -------
Increase (decrease) in cash and cash equivalents.........................................................      (819)       916
CASH AND CASH EQUIVALENTS
  Beginning..............................................................................................     2,517      2,271
                                                                                                            -------    -------
  Ending.................................................................................................   $ 1,698    $ 3,187
                                                                                                            -------    -------
                                                                                                            -------    -------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash payments for:
     Interest............................................................................................   $1,571..   $ 1,617
                                                                                                            -------    -------
                                                                                                            -------    -------
     Income taxes........................................................................................   $   301    $   417
                                                                                                            -------    -------
                                                                                                            -------    -------

                       See Notes to Financial Statements.
                                      F-19

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                         NOTES TO FINANCIAL STATEMENTS
                                  (UNAUDITED)
NOTE 1. ACCOUNTING POLICIES
     The unaudited financial statements as of and for the nine months ended September 30, 1997 and 1996 have not been audited but, in the opinion of management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial position and results of operations of the Bank as of such date and for such periods. The unaudited financial statements should be read in conjunction with the annual financial statements of the Bank and the notes thereto appearing elsewhere herein. The results of operation for the nine months ended September 30, 1997 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 1997 or for any future periods.
NOTE 2. EARNINGS PER SHARE
     Earnings per share has been computed by dividing net income by the weighted average number of shares outstanding for the period. Weighted average shares used for the computation were 379,970 for the nine months ended September 30, 1997 and 1996.
NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS
     In June 1996, the FASB issued FASB No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The Bank is not presently expected to be impacted by this Statement in the foreseeable future.
     In October 1996, the FASB issued FASB Statement No. 127, which deferred for one year paragraphs 9-12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls, and other secured transactions. The FASB also agreed to defer for one year paragraph 15 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.
     In February 1997, the FASB issued FASB No. 128, "Earnings Per Share." FASB No. 128 simplifies the calculation of earnings per share (EPS) and makes it comparable to international standards. Under FASB No. 128, primary EPS is replaced with a calculation known as basic EPS. Basic EPS is calculated by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Fully diluted EPS has not changed significantly but has been renamed diluted EPS. Under the new rules, income available to common shareholders should be adjusted for the assumed conversion of all potentially dilutive securities. The treasury stock method is used to calculate the dilutive effect of options and warrants. The treasury stock method is applied using the average market price of the Bank's common stock during the period rather than the higher of the average market price or ending market price. The dilutive effect of convertible debt of convertible preferred stock will be calculated using the if-converted method, which assumes conversion at the beginning of the period of the effect is dilutive. FASB No. 128 is effective for both interim and annual financial statements for periods ending after December 15, 1997. Earlier application is not permitted.
     In February 1997, the FASB also issued FASB No. 129, "Disclosures of Information about Capital Structure." FASB No. 129 consolidates the existing guidance from several other pronouncements relating to an entity's capital structure. Management does not expect the application of this pronouncement to have a material impact on the Bank's financial statements.
     During June 1997, the FASB issued FASB No. 130, "Reporting Comprehensive Income." This pronouncement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 15, 1997.

                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
NOTE 3. RECENT ACCOUNTING PRONOUNCEMENTS -- Continued
     Additionally during June of 1997, the FASB issued FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.
NOTE 4. PROPOSED MERGER
     Mercantile Bankshares Corporation (Mercshares) and the Bank have entered into an Agreement and Plan of Affiliation and Merger, dated November 20, 1997, including the Agreement to Merge (the "Affiliation Agreement"). The transaction is subject to the approval of regulatory authorities and shareholders of the Bank. The proposed merger will entitle the shareholders of the Bank to receive, in a tax-free exchange, 1.75 shares of Mercshares Common Stock for each share of Bank Common Stock. Cash will be paid in lieu of fractional shares. At September 30, 1997, Mercshares and the Affiliates had total assets of approximately $7 billion, deposits of approximately $5.6 billion, and loans (net) of approximately $4.9 billion.
                                      F-21

                                                                         ANNEX A
                  AGREEMENT AND PLAN OF AFFILIATION AND MERGER
                   BETWEEN MERCANTILE BANKSHARES CORPORATION,
                  AND MARSHALL NATIONAL BANK AND TRUST COMPANY
                               TABLE OF CONTENTS

 SECTION                                                      SUBJECT                                                     PAGE
----------   ----------------------------------------------------------------------------------------------------------   ----
       1.1   The Affiliation and Merger................................................................................    A-3
       1.2   Conversion Rate; Stock Options............................................................................    A-3
       1.3   Commercially Reasonable Efforts Requirement...............................................................    A-3
       1.4   Stockholder List..........................................................................................    A-3
       1.5   Representations of the Corporation; Antidilution..........................................................    A-3
             (a)   Representations
                   (1)  Bank Holding Company Status....................................................................    A-3
                   (2)  Regulatory Applications........................................................................    A-3
                   (3)  Good Standing..................................................................................    A-3
                   (4)  Capitalization.................................................................................    A-3
                   (5)  SEC Registration of Common Stock...............................................................    A-4
                   (6)  Financial Statements...........................................................................    A-4
                   (7)  Material Adverse Changes.......................................................................    A-4
                   (8)  No Conflicting Agreements......................................................................    A-4
                   (9)  Validly Issued Stock...........................................................................    A-4
                   (10) Due Authorization..............................................................................    A-4
             (b)   Antidilution........................................................................................    A-4
       1.6   Representations of the Bank...............................................................................    A-5
             (a)   Corporate Status....................................................................................    A-5
             (b)   Capitalization......................................................................................    A-5
             (c)   Number of Stockholders..............................................................................    A-5
             (d)   Unpaid Dividends....................................................................................    A-5
             (e)   Compliance with Laws and Regulations................................................................    A-5
             (f)   Employment Agreements, Leases,
                   Material Contracts, List of Securities, Title Information
                   Community Reinvestment Act Statement,
                   Financial Reports, Material Adverse Changes,
                   Losses and Liabilities..............................................................................    A-5
             (g)   Accuracy of Financial Statements....................................................................    A-6
             (h)   Stock Issuance, Distributions since September 30, 1997..............................................    A-6
             (i)   Litigation..........................................................................................    A-6
             (j)   Tax Returns and Liability...........................................................................    A-6
             (k)   Brokers.............................................................................................    A-6
             (l)   Employee Benefit Plans..............................................................................    A-6
             (m)   Title to Assets.....................................................................................    A-8
             (n)   Due Authorization; No Conflicting Agreements;.......................................................    A-8
             (o)   Personal Property...................................................................................    A-8
             (p)   Zoning Laws, Etc. ..................................................................................    A-8
             (q)   Title to Offices....................................................................................    A-8
             (r)   Conditions of Buildings.............................................................................    A-8
             (s)   Environmental Matters...............................................................................    A-8
       1.7   Access to Records and Information; Operation of Business..................................................    A-9
             (a)   Access..............................................................................................    A-9
             (b)   Operations..........................................................................................    A-9
       1.8   Audits; Income and Capital Account Requirements, etc. ....................................................    A-9

 SECTION                                                      SUBJECT                                                     PAGE
----------   ----------------------------------------------------------------------------------------------------------   ----
       1.9   Regulatory Approvals......................................................................................   A-10
      1.10   Cooperation with Respect to Tax-Free Reorganization and Proxy Statement...................................   A-10
      1.11   Exclusive Dealing.........................................................................................   A-10
      1.12   Conditions to Corporation's Obligation....................................................................   A-11
             (a)   Federal Regulatory Approvals........................................................................   A-11
             (b)   State Regulatory Approvals..........................................................................   A-11
             (c)   SEC Registration Statement..........................................................................   A-11
             (d)   Agreements With Respect to SEC Rule 145.............................................................   A-11
             (e)   Consents............................................................................................   A-11
             (f)   Legal Proceedings and Impediments...................................................................   A-11
             (g)   Dividends...........................................................................................   A-11
             (h)   Stock Issuance, Evidences of Indebtedness, Distributions............................................   A-11
             (i)   Compensation; Employee Benefit Plans................................................................   A-11
             (j)   Investment Practices................................................................................   A-11
             (k)   Other Approvals.....................................................................................   A-12
             (l)   Limit on Dissenters.................................................................................   A-12
             (m)   Office Openings and Closings........................................................................   A-12
             (n)   Tax Opinion.........................................................................................   A-12
             (o)   Representation Update and Certificate re Representations and Conditions.............................   A-12
      1.13   Conditions to the Bank's Obligations......................................................................   A-12
             (a)   Federal Regulatory Approvals........................................................................   A-12
             (b)   State Regulatory Approvals..........................................................................   A-12
             (c)   SEC Registration Statement..........................................................................   A-12
             (d)   Tax Opinion.........................................................................................   A-12
             (e)   Fairness Opinion....................................................................................   A-13
             (f)   Representation Update and Certificate re Representations and Conditions.............................   A-13
      1.14   Confidentiality...........................................................................................   A-13
      1.15   Employee Benefit Matters..................................................................................   A-13
             (a)   401(k) and Pension Plans............................................................................   A-13
             (b)   Stock Option Plans..................................................................................   A-13
             (c)   Other Benefits......................................................................................   A-14
       2.1   Effective Date............................................................................................   A-14
       2.2   Corporation's Obligation in Accomplishing Merger..........................................................   A-14
       2.3   Bank's Obligations in Accomplishing Merger................................................................   A-14
       2.4   Stockholder Approval......................................................................................   A-15
       2.5   Effect of Merger..........................................................................................   A-15
       2.6   Terms of Merger; Dissenting Stockholders..................................................................   A-15
       2.7   Confirmatory Deeds........................................................................................   A-16
       2.8   Procedural Matters........................................................................................   A-16
       3.1   Termination for Regulatory Reasons........................................................................   A-16
       3.2   Termination by Consent or Due to Passage of Time..........................................................   A-16
       3.3   Termination with Respect to Acquisition Proposal..........................................................   A-16
       3.4   Amendment.................................................................................................   A-16
       3.5   Expenses; Limited Liability...............................................................................   A-17
       3.6   Notices...................................................................................................   A-17
       3.7   Counterparts..............................................................................................   A-17
       3.8   Binding Effect; No Third Party Rights.....................................................................   A-17
       3.9   Governing Law.............................................................................................   A-18
 Exhibit A   Agreement to Merge........................................................................................   A-20

                             AGREEMENT AND PLAN OF
                             AFFILIATION AND MERGER
     THIS AGREEMENT AND PLAN OF AFFILIATION AND MERGER (the "Agreement"), made this 20th day of November, 1997, between Mercantile Bankshares Corporation, a body corporate of the State of Maryland (the "Corporation"), and Marshall National Bank and Trust Company, a national banking association (the "Bank").
     WITNESSETH, that for and in consideration of the mutual promises of the parties hereto hereinafter contained and other good and valuable consideration, the parties hereto agree as follows:
                                   ARTICLE I
                               GENERAL PROVISIONS
     1.1. THE AFFILIATION AND MERGER. Subject to the terms, provisions, and conditions of this Agreement, the Bank shall become affiliated with the Corporation by merger into an interim national bank to be formed by the Corporation (the "Interim Bank") and, as of the Effective Date, hereinafter defined, renamed Marshall National Bank and Trust Company, pursuant to the procedures described in Article II of this Agreement (the "Merger" or the "Affiliation") and the form of Agreement to Merge attached as Exhibit A hereto (the "Agreement to Merge").
     1.2. CONVERSION RATE; STOCK OPTIONS.
     (a) The Affiliation shall be accomplished on the basis of one and seventy-five hundredths (1.75) shares of the Corporation's Common Stock, $2.00 par value per share (the "Common Stock"), for each share of common stock of the Bank that is outstanding on the Effective Date, immediately prior to the Affiliation becoming effective (the "Conversion Rate"). Fractional shares shall be treated as provided elsewhere herein. The Conversion Rate may be adjusted pursuant to Section 1.5(b);
     (b) All unexercised and theretofore unexpired Stock Options, as hereinafter defined, with respect to the Bank's common stock shall automatically terminate and be cancelled on the Effective Date, as hereinafter defined, immediately prior to the Affiliation becoming effective. With respect to such unexercised Stock Options having an option price per share for the Bank's common stock which is less than the then market value of one and seventy-five hundredths (1.75) shares of the Common Stock (subject to any appropriate adjustment pursuant to Section 1.5(b)), the difference shall be paid by the Corporation to the holders of such Stock Options in cash as soon as practicable after the Effective Date, upon delivery to the Corporation of such documents as it may reasonably request. For this purpose, the then market value of the Common Stock shall be the closing price for the Common Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.
     1.3. COMMERCIALLY REASONABLE EFFORTS REQUIREMENT. The Corporation and the Bank shall each use all commercially reasonable efforts to consummate the transactions contemplated in this Agreement.
     1.4. STOCKHOLDER LIST. Within five days after the date of this Agreement, the Bank shall furnish to the Corporation a list containing the names and addresses of the current holders of its common stock as the same appear in the stock registration books of the Bank and the number of shares held by each.
     1.5. REPRESENTATIONS OF THE CORPORATION; ANTIDILUTION.
     (a) The obligations of the Bank under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the
Corporation:
          (1) The Corporation is a registered bank holding company under the Bank Holding Company Act of 1956, as amended.
          (2) The Corporation, with the assistance and cooperation of the Bank, will cause the filing of an application with the Board of Governors of the Federal Reserve System (the "Federal Reserve") and the Comptroller of the Currency (the "OCC") for approval of the Affiliation and the Merger and prosecute such applications in good faith and with diligence.
          (3) The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has the corporate power and authority to carry on its business as it is now conducted.
          (4) As of September 30, 1997, the authorized capital stock of the Corporation consisted of 2,000,000 shares of preferred stock, no par value ("Mercantile Preferred"), and 130,000,000 shares of Common Stock. At September 30,

     1997, no shares of Mercantile Preferred were outstanding, 71,818,723 shares of Common Stock were outstanding; and all of the outstanding shares of Common Stock were validly issued, fully paid and nonassessable. Under the Corporation's Shareholder Protection Rights Plan adopted September 12, 1989, and as amended, each share of issued and outstanding Common Stock, including the Common Stock to be issued hereunder, carries a right to purchase additional securities of the Corporation under certain circumstances.
          (5) The Corporation with the assistance and cooperation of the Bank and its representatives will prepare and file with the Securities and Exchange Commission ("SEC"), a Registration Statement ("Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock issuable upon consummation of the Affiliation and shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC. The Corporation and the Bank may each rely upon all information provided to it by the other party in this connection and shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement of the Bank which is prepared as a part thereof (the "Proxy Statement"), if such statement is made in reliance upon any information provided to it by the other party or by any of its officers or authorized representatives. The Corporation, relying on the information provided by the Bank pursuant to
     Section 1.4, shall promptly take all such actions, with the assistance and cooperation of the Bank and its authorized representatives, as may be necessary or appropriate in order to comply with all applicable securities laws of any state or other jurisdiction applicable to the transactions contemplated by this Agreement.
          (6) The Corporation has delivered to the Bank (i) copies of its consolidated financial statements for the year ended December 31, 1996 containing the following consolidated financial statements of the Corporation (collectively, the "Corporation's Audited Financial Statements"): consolidated balance sheets as of December 31, 1996 and 1995 and statements of consolidated income, consolidated cash flows, and consolidated changes in stockholders' equity for each of the three years in the period ended December 31, 1996, together with the notes thereto, certified by Coopers & Lybrand, LLP independent certified public accountants, and (ii) copies of its unaudited consolidated financial statements for the nine months ended September 30, 1997 containing a consolidated balance sheet as of September 30, 1997 and statements of consolidated income, consolidated cash flows and consolidated changes in stockholders' equity for the nine months then ended (the "Corporation's September 30, 1997 Financial Statements"). All of the Corporation's Audited Financial Statements and the Corporation's September 30, 1997 Financial Statements have been prepared in accordance with generally accepted accounting principles and applicable SEC requirements and present fairly the information presented therein.
          (7) Since September 30, 1997, there has not been any material adverse change in the Corporation's consolidated balance sheet, consolidated income statement, financial position, results of operations, or business. There is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Corporation's Audited Financial Statements or in the Corporation's September 30, 1997 Financial Statements and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.
          (8) Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any material violation, termination, modification of, or be in conflict with, any terms of the Corporation's Charter or Bylaws, or any contract or other instrument to which the Corporation is a party, or of any judgment, decree, or order applicable to the Corporation, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Corporation.
          (9) The Common Stock deliverable pursuant to this Agreement will be, prior to its issuance, duly authorized for issuance and will, when issued and delivered in accordance with this Agreement, be duly and validly issued, fully paid and nonassessable.
          (10) The execution, delivery, and performance of this Agreement by the Corporation have been duly authorized by its Board of Directors and require no action on the part of the stockholders of the Corporation. This Agreement constitutes a valid and binding obligation of the Corporation, enforceable against the Corporation in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.
     (b) Nothing in this Agreement shall limit the right of the Corporation to issue or repurchase any of its stock or other securities in any manner and for any consideration permitted by law either in connection with acquisitions of new affiliates or otherwise, prior to or after the Effective Date, as hereinafter defined; provided, however, that if the Corporation takes any action which establishes, prior to the Effective Date, as hereinafter defined, a record date or effective date for a stock dividend on the Common Stock, a split or reverse split of the Common Stock, or any distribution on all shares of the Common Stock other than cash dividends, the Corporation will take such action as shall be necessary in order that each share of common stock of the Bank will be converted in the Affiliation into the same number of shares of Common Stock (whether such number is greater or less than the number otherwise provided for herein) that the owner of such shares would have owned immediately after the record date or effective date of such event had the Effective Date occurred immediately before such record date or effective date, and the Conversion Rate shall be adjusted accordingly. Any arrangements with respect to certain Stock Options pursuant to Section 1.2(b) will also be adjusted in a commensurate manner. The Bank hereby agrees to any revision in the Conversion Rate and stock option arrangements pursuant to the foregoing provisions of Section 1.5(b).
     1.6. REPRESENTATIONS OF THE BANK. The obligations of the Corporation under this Agreement are based upon and subject to the correctness and accuracy of the following representations of the Bank:
     (a) The Bank is a national banking association and a member of the Federal Reserve System, having and exercising trust powers, legally formed, validly existing and in good standing under the laws of the United States, the deposits of which are insured by the FDIC. The Bank has the corporate power and authority to carry on its business as it is now conducted. The Bank has two banking offices, with its main office in Marshall, Virginia and one branch office located in Warrenton, Virginia. The Bank owns its main office and leases its branch office located in Warrenton, Virginia. No application for any additional office is pending. The Bank has no subsidiaries or affiliated companies and is not a general partner or coventurer in any joint venture or other business enterprise.
     (b) The authorized capital stock of the Bank consists of 500,000 shares of a single class of common stock, par value of $2.00 per share, of which 379,970 shares were issued and outstanding as of the date of this Agreement. All of such issued and outstanding shares and any shares issued hereafter pursuant to the Stock Options, hereinafter defined, are and will be, validly issued, fully paid and nonassessable. The Bank has no options, calls, warrants, commitments or agreements of any character to which it is a party or by which it is bound calling for the issuance of shares of the Bank's capital stock or any security representing the right to purchase or receive any capital stock of the Bank except for (i) a plan approved by the Bank's stockholders in 1986 pursuant to which the Board of Directors was authorized to award stock in lieu of cash bonuses to the Bank's senior officers (the "Stock Bonus Plan") and (ii) stock options issued to nine officers of the Bank under a stock option plan adopted on September 11, 1997 by the Bank's directors, subject to approval by the Bank's stockholders, which has not yet been obtained, for an aggregate of 7,000 shares of Bank common stock as of the date of this Agreement (collectively, the "Stock Options"). The Stock Options were validly authorized and issued by the Bank, subject to the expected approval of its stockholders. No additional further shares of common stock of the Bank will be issued under the Stock Bonus Plan.
     (c) The Bank does not have more than 500 stockholders of record and its securities are not subject to registration under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").
     (d) At the date of this Agreement, there are no declared and unpaid dividends or distributions on, or with respect to, the shares of common stock of the Bank.
     (e) The Bank has complied in all material respects with all laws and regulations applicable to the Bank, its properties and operations, and all valid orders of regulatory authorities having jurisdiction over the Bank and has received no notice of any asserted violations of the same.
     (f) The Bank has previously furnished to the Corporation copies of its Articles of Association and other charter documents and Bylaws, including all amendments thereto, copies of all written agreements or understandings, and written memoranda of all oral agreements or understandings, if any, between the Bank and each present or former director, officer and employee of the Bank relating to his compensation, employment or severance, copies of all leases, mortgages and agreements, deeds, title policies, title opinions, and title reports with respect to its banking offices and other real estate, copies or descriptions of all other material contracts and leases, a list of all securities held by the Bank on September 30, 1997, a copy of the Bank's Community Reinvestment Act Statement, (together with all related documents required to be made available for public inspection pursuant to 12 C.F.R. (section mark)345.5(a)), copies of the Bank's year-end Consolidated Reports of Condition and Income ("Call Reports") filed with the OCC for all years subsequent to 1991, copies of all interim Call Reports filed with the OCC in 1996 and 1997 (the Bank's September 30, 1997 Call Reports being hereinafter referred to as the "Bank's September 30, 1997 Call Reports"), copies of the Bank's audited financial statements for the years ended December 31, 1992, 1993, 1994, 1995 and 1996, together with the notes thereto, certified by Yount, Hyde & Barbour, P.C., independent certified public accountants (the said financial statements for the year ended December 31, 1996 being hereinafter referred to as the "Bank's December 31, 1996 Financial Statements"), a copy of the most recent management letter rendered by the Bank's independent certified public accountants, and copies of the Bank's federal income tax returns and Virginia bank franchise tax returns for the years 1994, 1995, and 1996. Since September 30, 1997, there has been no material adverse change in the balance sheet, income statement, financial position, results of operation, or business of the Bank. No material loss is presently realizable or anticipated, with respect to any asset included in the Bank's December 31, 1996 Financial Statements or the Bank's September 30, 1997 Call Reports (except to the extent provided for therein), and there is no material liability, actual or contingent, known or anticipated, of a character that should be disclosed in the Bank's December 31, 1996 Financial Statements or the Bank's September 30, 1997 Call Reports and that is not disclosed therein, other than liabilities arising since the respective dates thereof in the ordinary course of business, which are not materially adverse.
     (g) All of the financial statements previously provided to the Corporation pursuant to subparagraph (f) of this Section 1.6 are accurate and complete in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods covered by such financial statements, and present fairly the financial position, cash flows (with respect to those financial statements containing statements of cash flows), results of operations, and changes in stockholders' equity (with respect to those financial statements containing statements of changes in stockholders' equity) of the Bank at the close of business at the dates thereof and for the periods covered thereby.
     (h) Since September 30, 1997, the Bank has not authorized or issued any additional shares of capital stock or securities convertible thereto, or options, warrants or rights to subscribe thereto, or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business), or authorized or made payment or distribution of any of its assets to its stockholders by way of dividends or otherwise or, except for this Agreement, entered into any agreement or commitment of any character with respect to any of the foregoing except shares of capital stock issued or issuable pursuant to the Stock Options.
     (i) Except as previously disclosed in writing by the Bank to the Corporation, there is no litigation or regulatory or other proceeding pending against or threatened against the Bank, and the Bank is not subject to any order or decree of any court or regulatory agency or any formal or informal agreement or memorandum of understanding with any regulatory agency.
     (j) The Bank has timely filed with the appropriate governmental agencies all tax returns required to be filed and has paid all taxes shown to be due on such returns. The Bank does not have any material liability for taxes except as set forth and provided for in the Bank's December 31, 1996 Financial Statements and September 30, 1997 Call Reports, and there is no reason to believe that any such liability will be asserted in connection with such returns except as noted in the Bank's December 31, 1996 Financial Statements and September 30, 1997 Call Reports. The Bank is not aware of any currently pending or threatened investigations or proceedings concerning its tax returns by any governmental agency. The Bank's federal tax returns have not been audited by the Internal Revenue Service ("IRS") during the ten year period preceding the date of this Agreement.
     (k) There is no finder or broker acting, or who acted, for the Bank, or, to the knowledge of the directors of the Bank, for any stockholder of the Bank, in connection with the transactions contemplated by this Agreement, except that the Bank has retained McKinnon & Company, Inc. as its financial advisor pursuant to a retainer agreement, a copy of which has been provided to the Corporation.
     (l) Except as set forth in a schedule previously provided by the Bank (the "Benefit Plan Schedule"), the Bank does not sponsor or maintain and is not required to contribute to and has not during the preceding five (5) years sponsored, maintained or contributed to an "employee benefit plan" (as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any other employee benefit program or arrangement, whether formal or informal, including, without limitation, any pension, profit sharing, deferred compensation, retirement, bonus, stock option, stock appreciation right, stock purchase or restricted stock plan, severance or "golden parachute" arrangement, consulting agreement, incentive plan, or any other compensation, perquisite, welfare or fringe benefit plan, program or arrangement providing for benefits for, or for the welfare of, any or all of the current or former employees, leased employees, officers, or directors of the Bank or the beneficiaries of such persons (such plans, programs and arrangements set forth in such Benefit Plan Schedule, collectively, the "Employee Plans").
          (1) Each Employee Plan and any related funding arrangement is in compliance in all material respects with all applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable law, and each Employee Plan has been administered in all material respects in accordance with its written terms to the extent consistent with such requirements of law; all benefits due and payable under any Employee Plan have been paid in accordance with the terms of such Employee Plan; the Bank has timely made (and at the Effective Date will have timely made) all contributions required to be made to any Employee Plan; except for claims for benefits in the ordinary course of plan administration, there is no litigation or other legal proceeding pending or threatened against or with respect to any Employee Plan or its fiduciaries and no facts exist which could give rise to such proceedings or litigation; all reports, returns, forms, notifications or other disclosure materials required to be filed with any governmental entity or distributed to employees with respect to any Employee Plan have been timely filed or distributed and are accurate and complete; no nonexempt "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred or will occur prior to the Effective Date with respect to any Employee Plan subject to such rules, any parties in interest, or fiduciaries; no excise taxes are payable or will become payable prior to the Effective Date with respect to any Employee Plan; except with respect to retiree health and group life insurance programs as to which the Bank believes it has no legal obligation to continue, the Bank is not subject to any legal obligation to continue any Employee Plan either before or after the Effective Date and any such Employee Plan, in any manner and without the consent of any employee or beneficiary, may be amended or terminated.
          (2) The Bank has previously delivered to the Corporation complete copies of: each Employee Plan; all related summary plan descriptions; all related trust agreements or other funding arrangements, including, but not limited to, insurance policies; for the five (5) most recent plan years, all annual reports (5500 series) and related schedules for each Employee Plan that have been filed with any governmental agency; and all other material documents relating to any Employee Plan as may reasonably be requested by the Corporation.
          (3) The only Employee Plans currently maintained or contributed to by the Bank which are intended to be qualified under Section 401(a) of the Code are a defined benefit plan (the "Pension Plan") and a 401(k) plan (collectively, the Qualified Plans); each Qualified Plan, as amended to comply with the Tax Reform Act of 1986, the Unemployment Compensation Amendments of 1992, the 1993 Omnibus Budget Reconciliation Act, and any other applicable legislation requiring current amendments (including any regulations issued thereunder), has received, or will timely file an application for, a favorable determination letter from the Internal Revenue Service with respect to its tax-qualified status and the Bank has delivered, or will deliver, to the Corporation complete copies of all such determination letters and all material correspondence relating to the applications therefor; nothing has occurred since the date of the most recent applicable determination letter nor will occur prior to the Effective Date that would adversely affect the tax-qualified status of the Qualified Plan.
          (4) Except as previously disclosed to the Corporation in writing, the Bank does not have any obligation, and has not made any representation, in connection with any medical, death or other welfare benefits for its employees after they retire, except to the extent required under the group health plan continuation requirements of Section 601 of ERISA or applicable state law.
          (5) With respect to the Pension Plan, no "accumulated funding deficiency" (as defined in Section 412 of the Code and Section 302 of ERISA), whether or not waived, and no "unfunded current liability" (as defined in Section 412 of the Code and Section 302 of ERISA) exists; the funding method for the Pension Plan is acceptable under Section 412 of the Code and Section 302 of ERISA; each actuarial assumption used in connection with the funding of the Pension Plan is reasonable; no "reportable event" (as defined in Section 4043 of ERISA) has occurred or will occur prior to the Effective Date; the Bank has made all required premium payments to the Pension Benefit Guaranty Corporation ("PBGC") when due; no amendment has occurred or will occur prior to the Effective Date which could require the Bank to provide security to the Pension Plan under Section 401(a)(29) of the Code; as of October 1, 1997, the fair market value of the assets of the Pension Plan equals or exceeds the present value of the accrued benefits of the participants, former participants, and beneficiaries in such plan, based on the actuarial methods, tables and assumptions that would be used by the Pension Plan for PBGC premium calculation purposes; the fair market value of the assets of the Pension Plan equals or exceeds the present value of all projected benefit obligations (including, but not limited to, any early retirement or other subsidy) calculated in accordance with Statement No. 87 of the Financial Accounting Standards Board, based on the actuarial methods, tables and assumptions that are no more favorable to the Pension Plan than the actuarial methods, tables and assumptions that would be used by the PBGC in terminating any underfunded single employer plan on the date of such calculation; since the last valuation date for the Pension Plan, there has been no amendment or change to such Pension Plan, nor will there be any such amendment or change to the Pension Plan prior to the Effective Date, that would increase the amount of benefits thereunder and there has been no event or occurrence, nor will there be any such event or occurrence prior to the Effective Date, that would cause the accrued benefits or projected benefit obligations under the Pension Plan to exceed the fair market value of the plan's assets; and the Bank has delivered to the Corporation complete copies of the actuarial valuation and trustee reports for the Pension Plan for the last five (5) plan years.

          (6) The Bank has not at any time been a contributing employer to any multiemployer plan as defined in Section 4001 of ERISA.
          (7) Any Employee Plan which is a group health plan has complied in each and every case with the requirements of Sections 601 through 607 of ERISA and Section 4980B of the Code and all other applicable federal, state and local laws relating to continuation coverage.
          (8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any director or employee of the Bank under any Employee Plan or otherwise, (ii) materially increase any benefit otherwise payable under any plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.
     (m) The Bank has good and marketable title to all of its material property and assets, including those reflected on the Bank's September 30, 1997 Call Reports, except as sold or otherwise disposed of only in the ordinary course of business, free and clear of all material liens and encumbrances (except as permitted in Section 1.6(q) below with respect to certain real estate and except for securities pledged to secure government deposits or that are the subject of repurchase transactions in the ordinary course of business).
     (n) The execution, delivery and performance of this Agreement have been duly authorized by the Bank's Board of Directors and, except for stockholder approval, require no further corporate action. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereunder will result in any violation, termination, modification of, or be in conflict with the Charter or Bylaws of the Bank, or the terms of any material contract or other instrument to which the Bank is a party, or of any judgment, decree, order or regulatory agreement applicable to the Bank, or result in the creation of any material lien, charge, or encumbrance upon any of the properties or assets of the Bank. No consent to this Agreement by any private party is required under any contract, lease, mortgage, or other instrument to which the Bank is a party. This Agreement constitutes a valid and binding obligation of the Bank, enforceable against the Bank in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.
     (o) The tangible personal property of the Bank is in good operating condition and repair, subject to ordinary wear and tear.
     (p) To the best of the Bank's knowledge, there is no material violation of any zoning, building, fire or other regulatory laws, statutes, ordinances or regulations relating to the Bank's offices or other real property; no condemnation proceeding exists or, to the knowledge of the Bank, is threatened that would preclude or impair the use of the Bank's offices as presently being used in the conduct of its business.
     (q) The Bank has good and merchantable fee simple title to the real estate owned by the Bank, including its main office, free and clear of liens and encumbrances of every kind and nature except use, occupancy and similar restrictions of public record that are generally applicable to properties in the immediate neighborhood or subdivision in which the real property is located, easements and encumbrances that are of record or that may be observed by an inspection of the property, and such utility and other easements and encumbrances as do not materially adversely affect the fair market value of the real property. The lease for the Bank's office in Warrenton, Virginia is valid and in full force and effect; neither the Bank nor, to the knowledge of the Bank, its lessor has breached any provision of, or is in default in any respect under the terms of the lease.
     (r) All electrical, plumbing, heating, air conditioning and other mechanical systems and related equipment in the Bank's banking offices are in good working order, subject to ordinary wear and tear. The roofs of the office buildings are waterproof and, except as previously disclosed to the Corporation in writing, their basements are not subject to water seepage.
     (s) (1) (i) all real estate (including, without limitation, offices and foreclosed properties) owned by the Bank (the "Real Estate") is in compliance with all environmental laws and regulations, (ii) there are no underground tanks on the Real Estate and (iii) there has been no release of hazardous substances or petroleum products on the Real Estate.
       (2) (i) all property in which the Bank holds a security interest is in compliance with applicable environmental laws and regulations, (ii) there are no underground tanks on any such property, and (iii) there has been no release of hazardous substances or petroleum products on any such property.

     1.7. ACCESS TO RECORDS AND INFORMATION; OPERATION OF BUSINESS.
     (a) From the date of this Agreement until the Effective Date, as hereinafter defined, the Bank will afford the Corporation, its officers and other authorized representatives, such access to all books, accounts, records, bank examination reports (subject to any permission from regulatory agencies as may be required), tax returns, leases, contracts and documents of the Bank and furnish to the Corporation such information with respect to the Bank's assets, liabilities and business as the Corporation may from time to time request in order to perform the audits and examinations described in Section 1.8 hereof, to obtain all required approvals (and other required regulatory actions) with respect to the Affiliation by the Federal Reserve, the OCC, the FDIC, the Maryland Commissioner of Financial Regulation (the "Maryland Commissioner"), the Virginia State Corporation Commission (the "Virginia Commission"), the Delaware Bank Commissioner (if required by law), Pennsylvania banking authorities, (if required by law), and any other regulatory authorities, to prepare any registration statement, proxy statement or other documents required to be filed with the SEC or other authorities, and to meet any of the other conditions set forth in this Agreement, and further will fully cooperate with the Corporation in satisfying the conditions set forth in this Agreement.
     (b) Unless the Corporation shall otherwise consent in writing, from the date of this Agreement until the Effective Date, the Bank will:
          (1) preserve and keep its corporate existence in full force and effect;
          (2) operate its business only in the usual, regular and ordinary manner and consistently with past operations and practices, including, without limitation, lending practices with regard to the setting of rates, credit standards and collection procedures; and use all commercially reasonable efforts to preserve its present relationships with persons having business dealings with it;
          (3) make no material increase in levels of staffing, no material changes in duties or responsibilities of senior management, and no changes in or appointments of senior management (provided that the Corporation's consent to matters covered in this item (3) shall not be unreasonably withheld);
          (4) maintain its books, accounts and records in the usual regular and ordinary manner, on a basis consistent with prior years; comply in all material respects with all material laws and contractual obligations, and perform all of the material obligations relating to its business without material default;
          (5) not enter into any material agreement or incur any material obligation other than in the ordinary course of its business;
          (6) not make or commit to make any capital expenditures aggregating in excess of $75,000;
          (7) not pledge, sell, lease, transfer, dispose or otherwise encumber any of its property or assets other than in the ordinary course of business;
          (8) except pursuant to the Stock Options, not issue any shares of its capital stock, any securities convertible into or exchangeable for its capital stock, or any other class of securities, whether debt (other than certificates of deposit issued by the Bank in the ordinary course of business and consistent with past practice) or equity; and not issue any option or rights to acquire any of the foregoing;
          (9) not amend its Articles of Association or other charter documents or Bylaws;
          (10) except as provided in Section 1.11, not provide for the consolidation with or merger of the Bank or a share exchange or any other reorganization involving Bank capital stock with or into another corporation or the liquidation or dissolution of the Bank;
          (11) not create any subsidiary, affiliate or other related business entity; and
          (12) not take any other action or enter into any agreement which would have the effect of defeating the purposes of this Agreement or the Affiliation except as provided in Section 1.11.
     1.8. AUDITS, INCOME AND CAPITAL ACCOUNT REQUIREMENTS, ETC. Immediately upon the execution of this Agreement, the Bank shall take such action as may be necessary to authorize the Corporation, and such accountants as may be designated by the Corporation, at the Corporation's expense (a) to conduct an examination and audit of the books, accounts and records of the Bank for the calendar years ended December 31, 1994, 1995 and 1996, and for any subsequent period and (b) to update any such examination and audit from time to time, at any time at, or prior to, the Effective Date. If any such examination or audit, or update thereof, shall disclose, in the opinion of the Corporation, (1) that the stockholders' equity of the Bank, determined in accordance with generally accepted accounting principles, consistently applied, is less than $8,500,000, or (2) that since September 30, 1997 there has been a material adverse change in the balance sheet, income statement, financial position, results of operation or business of the Bank, or (3) that any inability of independent public accountants to certify financial statements of the Bank for any period (or any qualification to such a certification) would materially interfere with or prevent the Corporation, before or after the Effective Date, from complying with requirements of the SEC (or other requirements) for the preparation and publication of certified or other required financial statements, whether for the Bank or for the Corporation and its consolidated subsidiaries, or (4) that the representations contained in Section 1.6 hereof or elsewhere in this Agreement are inaccurate in any material respect, or (5) that the nature or composition of the Bank's loan portfolio is materially different from the nature or composition of the Bank's loan portfolio as reflected in the Bank's September 30, 1997 Call Reports, or (6) that any material item or group of items in the Bank's loan portfolio is unacceptable to the Corporation for stated defects, including, without limitation, matters relating to credit, collateral or documentation, that are not cured within thirty days after the Bank receives notice of such defects from the Corporation, or (7) that the nature or composition of the Bank's deposit liabilities are materially different from the nature or composition of the Bank's deposit liabilities as reflected in the Bank's September 30, 1997 Call Reports, or (8) that the Bank's accrued expenses or other liabilities are different in nature from those associated with the normal operation of a commercial bank, or (9) that the list of its securities supplied by the Bank to the Corporation pursuant to Section 1.6(f) hereof is inaccurate, as of its date, in any material respect, then the Corporation shall have the right by written notice to the Bank at any time prior to the Effective Date to terminate this Agreement, in which event no party shall have any obligations under, or liabilities arising out of, this Agreement, except as set forth in Section 3.5 with respect to expenses.
     1.9. REGULATORY APPROVALS. When requested by the Corporation, and through counsel for the Corporation, the Bank will cooperate with the Corporation and use all commercially reasonable efforts to obtain the approval of the Affiliation by all appropriate State and Federal regulatory agencies.
     1.10. COMMERCIALLY REASONABLE EFFORTS REGARDING TAX-FREE REORGANIZATION AND PROXY STATEMENT. The Bank agrees to use all commercially reasonable effort to
(i) cause the Affiliation to qualify as a tax-free reorganization under Section 368(a)(2)(D) of the Code, and (ii) cooperate with the Corporation in preparing and furnishing the Proxy Statement.
     1.11. EXCLUSIVE DEALING. The Board of Directors of the Bank has carefully considered and deliberated upon the terms and conditions of the Affiliation and has concluded that the Affiliation is fair to, and in the best interests of the stockholders of the Bank, with the intent that this Agreement be conclusive and binding, subject to the terms and conditions hereof. In the process of so concluding, the Board of Directors of the Bank has, at the Bank's expense, received the written opinion of McKinnon & Company, Inc., its financial advisor, that the consideration to be received in the Affiliation is fair to the stockholders of the Bank from a financial viewpoint. Accordingly, in view of the commitments of the parties and the time and expense required to consummate the Agreement and while this Agreement is in effect, neither the Bank nor any of its officers, directors, employees, agents or representatives (including, without limitation, investment bankers) shall, directly or indirectly: (i) encourage, solicit or initiate the submission of any Acquisition Proposal, as hereinafter defined, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to any Acquisition Proposal; or (ii) recommend any Acquisition Proposal to the Bank's stockholders or enter into any agreement with respect to any Acquisition Proposal or participate in discussions or negotiations with, or furnish any information to, any person other than the Corporation or its affiliates and agents in connection with any potential Acquisition Proposal, unless an unsolicited Acquisition Proposal is made and the Board of Directors of the Bank shall conclude, based on a written opinion of counsel, which may be based with respect to financial matters on the written opinion of the Bank's financial advisor, that its fiduciary obligations require consideration of such Acquisition Proposal because such Acquisition Proposal may be in the best interest of the Bank's stockholders and is more favorable to the Bank's stockholders from a financial point of view than the Affiliation provided for herein. "Acquisition Proposal" shall mean any proposed (A) merger, consolidation, share exchange or similar transaction involving the Bank, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange, or otherwise of assets of the Bank representing 10% or more of the consolidated assets of the Bank, (C) issue, sale or other disposition (including by way of merger, consolidation, share exchange or any similar transactions) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 10% or more of the voting power of the Bank, (D) transaction in which any person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange
Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 20% or more of the Bank's outstanding common stock. The Bank shall promptly advise the Corporation of, and communicate to the Corporation the terms of, any such inquiry or proposal addressed to the Bank or of which the

Bank, or its officers, directors, employees, agents, or representatives (including, without limitation, any investment banker) has knowledge. The Bank's Board of Directors shall use all commercially reasonable efforts to cause its officers, directors, employees, agents and representatives to comply with the requirements of this Section 1.11.
     1.12. CONDITIONS TO THE CORPORATION'S OBLIGATIONS. The obligations of the Corporation under this Agreement are subject to the satisfaction prior to, and at, the Effective Date, of the conditions set forth in Article II of this Agreement or elsewhere in this Agreement and of the following conditions:
     (a) That pursuant to applicable statutes, the Federal Reserve, the OCC, and the FDIC shall have given all required approvals (and taken any other required regulatory action) to permit the Affiliation and such approvals and actions shall have become effective and all required waiting times with respect thereto shall have expired.
     (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia Commission, the Delaware Bank Commissioner (if required by law), and Pennsylvania banking authorities (if required by law), shall have approved (or taken any other required regulatory action) with respect to the Affiliation to the extent required by applicable State or Federal laws, and all required waiting periods with respect thereto shall have expired.
     (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.
     (d) That stockholders who are affiliates of the Bank for the purposes of SEC Rule 145 shall have entered into agreements with the Corporation, in form and substance satisfactory to the Corporation, necessary or desirable to conform with SEC Rule 145.
     (e) That all other consents or approvals, governmental or otherwise, that in the opinion of counsel for the Corporation are necessary to permit, enable or facilitate the Affiliation, shall have been granted or issued and shall have become effective.
     (f) That there shall be no actual or threatened legal proceeding or impediment that in the reasonable opinion of counsel for the Corporation might prevent the consummation of the Affiliation.
     (g) That since September 30, 1997, the Bank shall not have authorized or distributed any of its assets to its stockholders by way of dividends or otherwise, except for a regular semi-annual cash dividend not to exceed forty cents ($.40) per share to be declared in December, 1997, and regular cash dividends for any full calendar quarter occurring before the Effective Date that begins after December 31, 1997 at an effective quarterly rate of not more than nineteen cents ($.19) per share; provided, however, that if the Effective Date occurs after June 30, 1998, the Corporation will discuss with the Bank whether an increase in such dividend for the calendar quarter beginning July 1, 1998, may be appropriate.
     (h) That since September 30, 1997, the Bank shall not have issued or authorized the issuance of additional shares of capital stock of any class or options to buy shares of said stock or warrants or rights to subscribe thereto or any notes, debentures or other evidences of indebtedness (other than certificates of deposit issued in the normal course of business) or issued or authorized the issuance of other securities in respect of, in lieu of, or in substitution for the now outstanding shares of common stock, or repurchased or redeemed any of its common stock, or changed its capitalization or made any distribution of its earnings or assets other than as provided in Section 1.12(g) above, or as otherwise agreed in writing by the Corporation and except for common stock of the Bank issued upon exercise of Stock Options.
     (i) That, except with the prior written approval of the Corporation, there shall have been no increase in the compensation, or rate of compensation, payable or to become payable by the Bank to any director, officer or employee thereof, other than in accordance with past practices, or the establishment of, or an agreement to establish by the Bank, any early retirement program or arrangement for certain employees, or any payment of any bonus, profit sharing, severance or other extraordinary compensation, or any change (other than changes required by law or described in writing by the Bank to the Corporation prior to the date of this Agreement) in any presently existing stock option, employee stock ownership, profit sharing, pension, retirement, bonus, severance, group life or health insurance or other plan, agreement or arrangement, and that the Bank shall not have adopted or entered into any new employment, stock option, stock purchase, employee stock ownership, profit sharing, pension, retirement, bonus, group life or health insurance or other benefit plan, agreement or arrangement. Notwithstanding the foregoing, the Bank may extend until December 31, 2003, the term of the employment contract of its President, Donald R. Yowell, dated December 9, 1993 (the "Employment Contract"), subject to the other terms of the Employment Contract.
     (j) That between September 30, 1997, and the Effective Date, no change shall have been made in the Bank's existing investment practices and policies.

     (k) That there are granted or issued any such consents or approvals, governmental or otherwise (including, without limitation, lessor consents), which are necessary to permit or enable the Interim Bank, as successor in the Affiliation, to conduct after the Effective Date all and every part of the business and activities conducted by the Bank prior to the Effective Date in the manner in which such activities and business were then conducted by the Bank and at the offices at which they were then conducted.
     (l) That the holders of no more than 20% of the Bank's common stock shall have voted against the Merger or given notice in writing at or prior to the meeting at which the Bank's stockholders vote on the Merger that they dissent from the plan of Merger pursuant to 12 U.S.C.A. (section mark)215a.
     (m) That the Bank shall not have applied for or opened any new, or closed any existing, branch offices without the written consent of the Corporation.
     (n) That the Corporation shall have received from Mays & Valentine, LLP (or, in the Corporation's discretion, from Venable, Baetjer and Howard, LLP, or such other counsel as may be acceptable to the Corporation) an opinion with respect to the federal income tax consequences of the Affiliation substantially to the effect that the Affiliation will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code, that the Corporation, Interim Bank, and the Bank will each be a party thereto, and that no gain or loss will be recognized by the Corporation, Interim Bank or the Bank as a result of the Affiliation.
     (o) That the representations of the Bank contained in Section 1.6 of this Agreement shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Corporation, and as of the Effective Date, the President of the Bank shall deliver a written certificate to the Corporation that to his knowledge, information and belief, the representations set forth in this Agreement are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein which are required to have been met by such date have, without exception, been met.
     Conditions (d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), and (o)
may be waived by the Corporation.
     1.13. CONDITIONS TO THE BANK'S OBLIGATIONS.
     The obligation of the Bank to consummate the Affiliation under this Agreement is subject to the following conditions:
     (a) That pursuant to applicable statutes, the Federal Reserve, the OCC, and the FDIC shall have given all required approvals (and taken any other required regulatory action) to permit the Affiliation, and such approvals and actions shall have become effective and all required waiting times with respect thereto shall have expired.
     (b) That all appropriate State regulatory agencies (including, without limitation, the Maryland Commissioner, the Virginia Commission, the Delaware Bank Commissioner (if required by law), and Pennsylvania banking authorities (if required by law), shall have approved the Affiliation to the extent required by applicable State or Federal laws and all required waiting periods with respect thereto shall have expired.
     (c) That the Registration Statement shall have been declared effective by the SEC and there shall not be in effect a stop order with respect thereto.
     (d) That the Bank shall have received an opinion of Mays & Valentine, LLP (or from such other counsel as may be acceptable to the Corporation and the Bank, in their reasonable discretion), with respect to the federal income tax consequences of the Affiliation, substantially to the effect that, upon completion of the Affiliation (except as to the disposition of fractional shares):
          (1) the Affiliation will qualify as a reorganization within the meaning of Section 368(a)(2)(D) of the Internal Revenue Code;
          (2) the Corporation, Interim Bank and the Bank will each be a party thereto;
          (3) no gain or loss will be recognized by the Corporation, Interim Bank or the Bank as a result of the Affiliation;
          (4) no gain or loss will be recognized by the stockholders of the Bank upon receipt by them of Common Stock in exchange for common stock of the Bank;

          (5) provided that the Bank's common stock is held as a capital asset, the basis of the Common Stock received by such stockholders of the Bank will be the same as the basis of the common stock of the Bank surrendered by such stockholders in exchange for the Common Stock;
          (6) provided that the Bank's common stock is held as a capital asset, such stockholders' holding period of the Common Stock received by them will include the stockholders' holding period of the common stock of the Bank which is surrendered in exchange for such Common Stock.
     (e) That the Bank's Proxy Statement shall contain the written opinion of McKinnon & Company, Inc. (or such other recognized investment firm as the Bank may select), dated contemporaneously with the date of the Proxy Statement to the effect that the consideration to be received in the Affiliation is fair to the stockholders of the Bank from a financial point of view.
     (f) That the representations of the Corporation contained in Section 1.5(a) of this Agreement (other than Section 1.5(a)(4)) shall be true in all material respects on and as of the Effective Date as if made again as of such date, and that, on request of the Bank, and as of the Effective Date, the President of the Corporation shall deliver a written certificate to the Bank that, to his knowledge, information and belief, the representations of the Corporation set forth in this Agreement (other than in Section 1.5(a)(4)) are true and correct in all material respects as if made on and as of the date of such certificate and that the conditions set forth herein required to have been met by the Corporation by such date have, without exception, been met.
     Condition (e) and (f) may be waived by the Bank.
     1.14. CONFIDENTIALITY
     Between the date of this Agreement and the Effective Date, the Corporation and the Bank each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and will not use for any purpose other than those contemplated in this Agreement, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Affiliation is not consummated, each party will return or destroy as much of such written information as may reasonably be requested except to the extent that it is necessary or appropriate for the party to retain the information in connection with any legal proceedings relating to the Agreement.
     1.15. EMPLOYEE BENEFIT MATTERS.
     (A) 401(K) PLAN AND PENSION PLAN. At the option of the Corporation, after the Effective Date, the Bank's 401(k) and pension plans may be terminated, frozen or merged with and into the Corporation's 401(k) and cash balance plans, respectively. Until such termination, freeze or merger, employees of the Bank will continue to be eligible to participate in the Bank's 401(k) and pension plans, subject to such changes in the plans as are required by law and are deemed advisable by the Corporation. Upon such termination, freeze or merger, employees of the Bank will be eligible to participate in the Corporation's 401(k) and cash balance plans, subject to their terms and conditions, and will be given credit under such plans for service with the Bank prior to the Effective Date for purposes of eligibility to participate and vesting and, in the case only of a merger of the Bank's Pension Plan with and into the Corporation's cash balance plan, benefit accrual. In addition, upon the adoption (by merger or otherwise) of the Corporation's cash balance plan by the Bank for the benefit of its employees, such employees will be given credit under such plan for service with the Bank prior to such adoption (including service with the Bank prior to the Effective Date) for purposes of calculating the employees' accrual rates under such plan; furthermore, such employees will receive benefit accruals under Section 4.2 of such plan (base, excess and supplemental credits), as applicable, based upon the employees' respective ages as of the date of such adoption. In the event the Bank's Pension Plan is not continued and the Bank's employees become participants in the Corporation's cash balance plan, those individuals who were Bank employees as of the Effective Date will receive retirement benefits under the Corporation's retirement plans or otherwise which are comparable to those they would have received had the Bank's Pension Plan and 401(k) plan continued in effect.
     (B) STOCK OPTION PLANS. Effective as of the Effective Date, the Bank's stock option plans will be terminated and all unexercised and theretofore unexpired Stock Options will be disposed of pursuant to Section 1.2(b) hereof.

     (C) OTHER BENEFITS. Except with respect to (i) the Bank's 401(k) and pension plans described in Section 1.15(a) above (the disposition of which shall be governed by Section 1.15(a) above), and (ii) executive plans, programs and arrangements, eligibility for participation in which is determined in the discretion of the Corporation, after the Effective Date, employees of the Bank shall, to the extent that any of the Bank's other employee benefit plans and programs are not continued, be entitled to participate in the Corporation's employee benefit plans and programs on substantially the same basis as similarly situated employees of the Corporation (taking into account all applicable factors, including but not limited to, position, employment classification, age, length of service, pay, part-time or full time status, and the like.) Except as set forth in Section 1.15(a) above, the Corporation agrees to treat service with the Bank before the Effective Date as service with the Corporation for purposes of all such employee benefit and seniority based plans and programs.
                                   ARTICLE II
                                     MERGER
     The following terms, provisions and conditions are in addition to those contained in Articles I and III of this Agreement:
     2.1. EFFECTIVE DATE. The effective date of the Merger (the "Effective Date") shall be the effective date set forth in the Certificate of Merger, or other approval of the Merger, issued by the OCC pursuant to applicable provisions of the laws of the United States of America. The Merger shall be made effective on the earliest practical date, as determined by the Corporation, that is the last business day of a month, or such other date determined by the Corporation, after all of the conditions set forth in this Agreement have been satisfied (except such as may have been waived by the Corporation or the Bank, as the case may be).
     2.2. CORPORATION'S OBLIGATIONS IN ACCOMPLISHING MERGER. In order to effect the Merger, the Corporation will (i) cause the formation of Interim Bank as a newly chartered national banking association intended to be a wholly-owned subsidiary of the Corporation (and to be renamed Marshall National Bank and Trust Company as of the Effective Date); (ii) use its best efforts to obtain all necessary authority and approvals from the OCC, the FDIC and the Federal Reserve for Interim Bank to commence business upon the Effective Date as an FDIC insured national banking association; (iii) approve, execute, deliver and cause Interim Bank to approve, through all necessary corporate action, execute and deliver an Agreement to Merge substantially in the form attached as Exhibit A hereto (or in such other form reflecting the pertinent terms of this Agreement as may be required by applicable provisions of the laws of the United States of America and the regulations of the OCC), as determined by the Corporation, and to cause Interim Bank to become a party to this Agreement pursuant to an Addendum hereto;
(iv) prepare and file with the OCC an application for approval of the Merger of the Bank and Interim Bank described herein pursuant to the provisions of 12 U.S.C. Sections 215a and 1828(e); (v) prepare and file with the Federal Reserve an application requesting approval of its acquisition of stock of Interim Bank and/or control of the Bank pursuant to the Bank Holding Company Act of 1956, as amended; (vi) prepare and file any required application with the Virginia Commission pursuant to the Code of Virginia; (vii) cause the publication of any newspaper notices required by law to be published by the Corporation or Interim Bank with respect to the Affiliation and the Interim Bank stockholder meeting with respect thereto; (viii) cause the Corporation's existing Maryland banking affiliates to file an application with the Maryland Commissioner under Title 5, Subtitle 4 of the Financial Institutions Article of the Annotated Code of Maryland for his approval of their affiliation with the Bank as contemplated herein; (ix) prepare and file any other required regulatory applications; and
(x) use their best efforts to secure favorable action on all such applications.
     2.3. BANK'S OBLIGATIONS IN ACCOMPLISHING MERGER. At such times as shall be requested by the Corporation, the Board of Directors of the Bank, (i) shall, if required by law, execute this Agreement and shall approve and, if required by law, execute an Agreement to Merge substantially in the form of Exhibit A hereto (with such changes reflecting the pertinent terms of this Agreement as may be required under applicable provisions of the laws of the United States of America and the regulations of the OCC, as determined by the Corporation); (ii) shall cause the execution and delivery of the Agreement to Merge by the Bank; (iii) through counsel for the Corporation, shall submit the Agreement to Merge to the OCC for its approval pursuant to the provisions of 12 U.S.C. Sections 215a and 1828(c); (iv) shall cause the publication of any newspaper notices required by law to be published by the Bank with respect to the Affiliation or the stockholders meeting at which the Affiliation will be voted upon; and (v) shall duly call and convene a meeting of the Bank's stockholders to act upon the Agreement to Merge and the Affiliation and, subject to the terms of this Agreement, in connection therewith shall recommend approval of the Agreement to Merge and the Affiliation to the Bank's stockholders and use all of their commercially reasonable efforts to obtain a favorable vote thereon, subject to the provisions of Section 1.11 hereof.

     2.4. STOCKHOLDER APPROVAL. The Merger is subject to the additional nonwaivable condition that the Agreement to Merge and the Merger provided for therein shall have been ratified and confirmed by the holders of two-thirds of the votes entitled to be cast with respect to each of Interim Bank and the Bank at stockholder meetings duly called for that purpose (or with respect to Interim Bank, if permitted by law, by stockholder consent action in accordance with 12 U.S.C. Section 215a(a)(2)). The Corporation will vote or cause to be voted all of the outstanding common stock shares of Interim Bank in favor of the Agreement to Merge and the Merger provided for therein, subject to the terms of this Agreement.
     2.5. EFFECT OF MERGER. Upon the Effective Date, the Bank shall be merged with and into Interim Bank in accordance with this Agreement and the Agreement to Merge and pursuant to applicable provisions of the laws of the United States of America and with the effect provided in said provisions. As a result of the Merger and as of the Effective Date:
     (a) Interim Bank shall be the receiving association (the "Successor"), under the name Marshall National Bank and Trust Company.
     (b) The bylaws of Interim Bank in effect immediately prior to the Effective Date shall be the bylaws of the Successor.
     (c) The charter of the Successor shall be as provided for in the Agreement to Merge.
     (d) The offices of the Bank as of the date of this Agreement and any additional offices opened by the Bank prior to the Effective Date in accordance with this Agreement shall be and become the offices of the Successor.
     (e) The directors and officers of the Bank as of the Effective Date shall be the directors and officers of the Successor.
     2.6. TERMS OF MERGER; DISSENTING STOCKHOLDERS. On the Effective Date and immediately upon the Merger becoming effective with the effects set forth in
Section 2.5 above and in 12 U.S.C.A. (section mark) 215a, or any successor statute thereto, and in consideration thereof, the terms of the Merger shall be as follows:
     (a) Each share of issued and outstanding common stock of the Bank (other than the shares held by any dissenting stockholder of the Bank pursuant to paragraph (d) of this Section 2.6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one and seventy-five hundredths (1.75) shares (subject to adjustment pursuant to Section 1.5(b)) of Common Stock of the Corporation and the right to receive cash in lieu of fractional shares of Common Stock, as provided in paragraph (c) of this Section 2.6. Each certificate representing shares of the common stock of the Bank (other than certificates for shares held by any dissenting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as the Corporation may select (the "Exchange Agent") (together with any transmittal materials or endorsements required by the Exchange Agent) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of the Bank have not been surrendered; but whenever a dividend is declared by the Corporation on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. The Corporation shall be entitled, however, after the Effective Date, to treat the certificates of theretofore outstanding common stock of the Bank as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of the Bank, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of the Bank surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 2.6(a) will be cancelled.
     (b) For each share of common stock of Marshall issued and outstanding immediately prior to the Effective Date and converted into Common Stock of the Corporation pursuant to Section 2.6(a) above, the Interim Bank shall automatically issue one share of its common stock to the Corporation. In addition, the Interim Bank shall pay a special dividend to the Corporation of $120,000, or such other amount representing the original consideration paid by the Corporation for 50,000 shares of Interim Bank common stock, and, in turn, the Corporation shall cancel the certificate representing such previously outstanding shares of Interim Bank common stock.
     (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, the Corporation will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of the Bank representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights or any other rights of stockholders in respect of any fractional share.
     (d) Any holder of shares of the common stock of the Bank whose shares are voted against the approval of the Merger at the meeting of the Bank's stockholders at which the Merger is approved or who has given notice in writing at or prior to such meeting that he dissents from the plan of merger, and who, at any time before thirty (30) days after the Effective Date, makes a written demand upon the Successor for payment of the value of such shares, accompanied by a surrender of the certificates for such shares, shall be entitled to receive from the Successor in cash the value of such shares of the common stock of the Bank, all pursuant to and determined in accordance with the provisions of 12 U.S.C.A. (section mark) 215a, or any successor statute thereto. The amount paid to any such dissenting stockholder shall be debited against the capital accounts of the Successor. If the holders of any of the shares of the Bank object to the Merger and demand payment in cash for the value of their shares as aforesaid, the Corporation shall pay to Successor, as a contribution to its capital, cash at a price per share equal to the price per share paid by the Successor to the dissenting shareholder (or, in its discretion, shall pay such funds to the Successor in exchange for additional shares of its common stock).
     (e) The Stock Options shall automatically terminate and be cancelled immediately prior to the Merger becoming effective; unexercised and theretofore unexpired Stock Options shall be subject to the provisions of Section 1.2(b).
     2.7. CONFIRMATORY DEEDS. When and as requested by the Corporation, the Bank shall execute and deliver or cause to be executed and delivered, all such deeds and other instruments, and take or cause to be taken all such further or other actions, as the Corporation may deem necessary or desirable in order to vest or perfect in or confirm of record or otherwise to Successor, title to and possession of all real estate and other property of the Bank, and otherwise to carry out the intent and purposes of this Agreement.
     2.8. PROCEDURAL MATTERS. The Corporation, at its option, may revise the sequence of events or other matters relating to the accomplishment of the Merger in such manner as it may reasonably determine will best facilitate accomplishment of the Affiliation.
                                  ARTICLE III
                                 MISCELLANEOUS
     3.1. TERMINATION FOR REGULATORY REASONS. If, at any time, the Corporation receives information from any regulatory authority, which by law is required to approve or otherwise act upon the Affiliation or any other aspect of the transactions provided for herein or which has authority to challenge the validity of the Affiliation or such transactions in judicial proceedings or otherwise, that provides a substantial basis for concluding that the required regulatory approval will not be granted or that the Affiliation or such transactions will be so challenged, the Corporation may, subject to the provisions of Section 3.5 with respect to expenses, terminate all obligations under this Agreement by giving fourteen (14) days written notice of such termination to the Bank. Upon such termination, except as set forth in Section 3.5, this Agreement shall become null and void and none of the parties hereto shall have any obligation or liability to the others with respect to this Agreement.
     3.2. TERMINATION BY CONSENT OR DUE TO PASSAGE OF TIME. At any time prior to the Effective Date, notwithstanding the approval of the Merger by the stockholders of the Bank, this Agreement may be terminated by mutual consent of the Bank and the Corporation. Moreover, the Corporation and the Bank shall be entitled to terminate this Agreement after November 30, 1998, by written notice to the other party unless the Effective Date shall have occurred on or before such date or the parties hereto shall have extended the Effective Date of this Agreement in writing.
     3.3. TERMINATION WITH RESPECT TO ACQUISITION PROPOSAL. This Agreement may be terminated by the Corporation if the Directors of the Bank recommend to its stockholders or the Bank accepts an Acquisition Proposal and may be terminated by the Bank if, in compliance with Section 1.11 hereof, its Directors recommend to its stockholders or it accepts an Acquisition Proposal. In any such case, the Bank shall pay the Corporation a termination fee in the amount of three hundred thousand dollars ($300,000) and shall also pay its own expenses as provided in
Section 3.5 below.
     3.4. AMENDMENT. This Agreement may be amended, but only in writing approved by the Bank and the Corporation, at any time prior to the Effective Date and with respect to any of the terms and provisions hereof; provided, however, that after the stockholders of the Bank have approved the Merger, no amendment shall be made that alters the Conversion Rate (except pursuant to Section 1.5(b)) or otherwise materially adversely affects the rights of the Bank's stockholders.

     3.5. EXPENSES; LIMITED LIABILITY. Each party to this Agreement shall pay its own expenses relating hereto, including fees and disbursements of its respective counsel and of any investment or financial advisor retained by it; provided, however, that, subject to the provisions of the next sentence of this
Section 3.5, in the event the transactions hereunder are not consummated, other than pursuant to Section 3.3, the Corporation will pay for the preparation of the regulatory filings referred to herein and for the filing fees relating thereto, the printing and mailing of the Proxy Statement, and all fees and disbursements of accountants (not including routine auditing fees) for either of the parties hereto. The termination of this Agreement in accordance with the terms of Sections 3.1, 3.2 or 3.3 shall create no liability on the part of any party, except as set forth in Section 3.3, or on the part of any party's directors, officers, stockholders, agents or representatives; provided, however, that if this Agreement is terminated under any of such provisions or otherwise by the Corporation by reason of a material breach by the Bank, or by the Bank by reason of a material breach by the Corporation, and such breach involves an intentional, willful or grossly negligent misrepresentation or breach of covenant, the breaching party shall be liable to the nonbreaching party for all costs and expenses reasonably incurred by the nonbreaching party in connection with the preparation, execution and attempted consummation of this Agreement, including the fees of its counsel, accountants, consultants and other advisors and representatives.
     3.6. NOTICES. All notices or other communications required or permitted under the terms of this Agreement shall be sufficient if hand delivered or if sent by registered or certified mail, postage prepaid, addressed as follows:
     If to the Corporation:
     Mercantile Bankshares Corporation
     Two Hopkins Plaza
     Baltimore, Maryland 21201
     Attention: Alan D.Yarbro, Esq.
           General Counsel and Secretary
     Copy to:
     Venable, Baetjer and Howard, LLP
     1800 Mercantile Bank & Trust Building
     2 Hopkins Plaza
     Baltimore, Maryland 21201
     Attention: Lee M. Miller, Esq.
     If to the Bank:
     Marshall National Bank and Trust Company
     8372 West Main Street
     Marshall, Virginia 20115
     Attention: Donald R. Yowell
           President and Chief Executive Officer
     Copy to:
     Hugh B. Wellons, Esq.
     Mays & Valentine
     NationsBank Center
     1111 East Main Street
     Richmond, VA 23218
or to such other address as shall hereafter be provided in writing by the Corporation or the Bank, respectively. Any notice or communication given pursuant to this Agreement shall be deemed to have been given on the day it is mailed or hand delivered, as the case may be.
     3.7. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together be deemed one and the same Agreement.
     3.8. BINDING EFFECT; NO THIRD PARTY RIGHTS. This Agreement shall bind the Corporation and the Bank and their respective successors and assigns. Nothing in this Agreement is intended to confer upon any individual, corporation or other entity, other than the parties hereto or their respective successors, any rights or remedies under of or by reason of this Agreement.

     3.9. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Maryland, without regard to conflict of law principles, except to the extent governed by the laws of the United States.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above, pursuant to resolutions of their Boards of Directors, acting by a majority.

ATTEST                                       MERCANTILE BANKSHARES CORPORATION
By: /s/ ALAN D. YARBRO                       By: /s/ H. FURLONG BALDWIN         (SEAL)
    _________________________________            _____________________________________
    Alan D. Yarbro, Secretary                    H. Furlong Baldwin
                                                 Chairman of the Board

                                             MARSHALL NATIONAL BANK AND TRUST COMPANY
By: /s/ CAROL C. MEREWETHER                  By: /s/ GEORGE R. THOMPSON, JR.(SEAL)
    _________________________________            _____________________________________
    Carol C. Merewether, Secretary               George R. Thompson, Jr.
                                                 Chairman of the Board

                           THE BOARD OF DIRECTORS OF
                    MARSHALL NATIONAL BANK AND TRUST COMPANY

/s/ RANDOLPH S.E. CARTER                     /s/ WILLIAM HUNTER DEBUTTS, JR.
_________________________________            _____________________________________
Randolph S.E. Carter                         William Hunter deButts, Jr.

/s/ THOMAS W. DIZEREGA                       /s/ THOMAS B. GLASCOCK, JR.
_________________________________            _____________________________________
Thomas W. diZerega                           Thomas B. Glascock, Jr.

/s/ HARVEY L. PEARSON                        /s/ RICHARD C. RIEMENSCHNEIDER
_________________________________            _____________________________________
Harvey L. Pearson                            Richard C. Riemenschneider

/s/ GEORGE N. SLATER                         /s/ GEORGE R. THOMPSON, JR.
_________________________________            _____________________________________
George N. Slater                             George R. Thompson, Jr.

/s/ EVELYN D. TRUMBO                         /s/ LEWIS S. WILEY
_________________________________            _____________________________________
Evelyn D. Trumbo                             Lewis S. Wiley

                                             /s/ DONALD R. YOWELL
                                             _____________________________________
                                             Donald R. Yowell

                                                                       EXHIBIT A
                               AGREEMENT TO MERGE
                                    BETWEEN
                                  INTERIM BANK
                                      AND
                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                              UNDER THE CHARTER OF
                                  INTERIM BANK
                               UNDER THE TITLE OF
                    MARSHALL NATIONAL BANK AND TRUST COMPANY
                (JOINED IN BY MERCANTILE BANKSHARES CORPORATION)
     This agreement to merge (the "Agreement") made between Marshall National Bank and Trust Company (hereinafter referred to as "Marshall"), a banking association organized under the laws of the United States, with its main office in Marshall, Fauquier County, Virginia, and Interim Bank, an interim national banking association being organized under the laws of the United States of America, with its main office in Marshall, Fauquier County, Virginia, established for the purpose of facilitating a transaction as a result of which Marshall will become a wholly-owned affiliate of Mercantile Bankshares Corporation, a Maryland corporation ("Mercshares"). Mercshares joins in this Agreement.
     WHEREAS, as of __________, 199__, Marshall had total capital of $_____, comprised of _____ issued and outstanding shares of common stock, par value $2.00 per share, with $______ in its stated capital account, paid in surplus of $______, and retained earnings, including capital reserves, of $_______, and unrealized gain (loss) on securities available for sale of $_________. Marshall has total authorized capital stock of $1,000,000, comprised of 500,000 shares of common stock, par value $2.00 per share.
     WHEREAS, prior to the Effective Date, as hereinafter defined, Interim Bank will have total capital of $120,000, comprised of 50,000 issued and outstanding shares of common stock, par value $2.00 per share, with $100,000 in its stated capital account and paid-in surplus of $20,000. Interim Bank has total authorized capital stock of $1,000,000, comprised of 500,000 shares of common stock, par value $2.00 per share.
     WHEREAS, each of Marshall and Interim Bank is acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by, and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215(a)), witnessed as follows:
     SECTION 1.
     At of the Effective Date, hereinafter defined, Marshall shall be merged into Interim Bank, which shall be the receiving bank and the continuing corporation, under the charter of Interim Bank (the "Merger").
     SECTION 2.
     At the Effective Date, the name of Interim Bank (hereinafter referred to as the "Continuing Bank" whenever reference is made to it as of the Effective Date or thereafter) shall be changed to "Marshall National Bank and Trust Company."
     SECTION 3.
     The business of the Continuing Bank shall be that of a national banking association, having and exercising fiduciary powers. The main office and branch of Marshall immediately prior to the Merger shall become the main office and branch, respectively, of the Continuing Bank.

     SECTION 4.
     The amount of authorized capital stock of the Continuing Bank shall be $1,000,000, divided into 500,000 shares of common stock, par value $2.00 per share. By virtue of Marshall's merger into the Continuing Bank, the Continuing Bank's capital structure shall be identical to that of Marshall immediately prior to the Effective Date, such that the Continuing Bank's capital shall be as follows: ____ issued and outstanding shares of common stock, par value $2.00 per share, for total stated capital of $______, paid in surplus of $______, and retained earnings, including capital reserves, of $__________, and unrealized gain (loss) on securities available for sale of $__________, adjusted, however, for normal earnings, expenses, and other operations (and market fluctuations) in the ordinary course of business between _________ and the Effective Date (and, if applicable, purchase accounting adjustments), and regular cash dividends of Marshall in accordance with Section 7 hereof.
     SECTION 5.
     All assets of Marshall, as they exist at the Effective Date, shall pass to and vest in the Continuing Bank by virtue of the Merger without any conveyance or other transfer. Upon the Merger becoming effective and without any order or other action on the part of any court or otherwise, the Continuing Bank shall hold and enjoy all rights of property, franchises and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by Marshall immediately prior to the Effective Date. The Continuing Bank shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of Marshall existing as of the Effective Date.
     SECTION 6.
     On the Effective Date and immediately upon the Merger becoming effective and in consideration thereof, the terms of the Merger shall be as follows:
          (a) Each share of issued and outstanding common stock of Marshall (other than the shares held by any dissenting stockholder of Marshall pursuant to paragraph (d) of this Section 6) shall for all corporate purposes, and without any action on the part of the holder thereof, automatically become and be converted into one and seventy-five hundredths (1.75) shares of Common Stock of Mercshares (the "Common Stock") (subject to adjustment pursuant to Section71.5(b)) of the Plan, as hereinafter defined), and the right to receive cash in lieu of fractional shares of Common Stock as provided in paragraph (c) of this Section 6. Each certificate representing shares of the common stock of Marshall (other than certificates for shares held by any dissenting stockholders) will thereafter represent a number of whole shares of Common Stock (and the right to receive cash in lieu of fractional shares of Common Stock) determined in accordance with the conversion ratio set forth above. Such certificates may at any time thereafter be surrendered to The Bank of New York, acting as exchange agent, or such other or additional exchange agent as Mercshares may select (the "Exchange Agent") (together with any transmittal materials or endorsements required by the Exchange Agent) for new certificates for the appropriate number of whole shares of Common Stock (and cash in lieu of fractional shares). After the Effective Date, no dividends or other distributions shall be paid on shares of Common Stock with respect to which certificates formerly representing shares of common stock of Marshall have not been surrendered, but whenever a dividend is declared by Mercshares on the Common Stock after the Effective Date, the declaration shall include dividends on all shares of Common Stock issuable hereunder and upon such surrender, all dividends not paid because of this provision shall be paid, without interest. Mercshares shall be entitled, however, after the Effective Date, to treat the certificates theretofore representing outstanding common stock of Marshall as evidencing the ownership of the number of whole shares of Common Stock into which the common stock of Marshall, previously represented by such certificates, shall have been converted, notwithstanding the failure to surrender such certificates. All certificates for common stock of Marshall surrendered to the Exchange Agent for new certificates representing shares of Common Stock pursuant to this Section 6(a) will be cancelled.
          (b) For each share of common stock of Marshall issued and oustanding immediately prior to the Effective Date and converted into Mercshares common stock pursuant to Section 6(a) above, the Continuing Bank shall automatically issue one share of its common stock to Mercshares. In addition, the Continuing Bank shall pay a special dividend to Mercshares of $120,000, representing the original consideration paid by Mercshares for 50,000 shares of Interim Bank common stock, and, in turn, Mercshares shall cancel the certificate representing such previously outstanding shares of Interim Bank common stock.

          (c) In order to save the expense and inconvenience of issuing and transferring fractional shares, no fractional shares of Common Stock or certificates therefor will be issued, but, in lieu thereof, and solely as a mechanism for rounding shares to whole shares, Mercshares will pay cash for such fractional shares on the basis of the closing price for Common Stock (as reported by The Nasdaq National Market) on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding day on which there is a closing price), without interest, upon surrender of certificates of common stock of Marshall representing the right to receive such cash in lieu of fractional shares of Common Stock. No such holder shall be entitled to dividends, voting rights, or any other rights of stockholders in respect of any fractional share.
          (d) Any holder of shares of common stock of Marshall whose shares are voted against the approval of the Merger at the meeting of Marshall's stockholders at which the Merger is approved or who has given notice in writing at or prior to such meeting that he dissents from the plan of Merger, and who, at any time before thirty (30) days after the Effective Date, makes a written demand upon the Continuing Bank for payment of the value of such shares of common stock of Marshall, accompanied by a surrender of the certificates for such shares, shall be entitled to receive from the Continuing Bank in cash the value of such shares of common stock of Marshall, all pursuant to, and determined in accordance with, the provisions of the Act of November 7, 1918, as amended (12 U.S.C.
     (section mark) 215a). The amount paid to any such dissenting stockholder shall be debited against the capital accounts of the Continuing Bank. If the holders of any of the shares of Marshall object to the Merger and demand payment in cash for the value of their shares as aforesaid, Mercshares shall pay to the Continuing Bank, as a contribution to its capital, cash at a price per share equal to the price per share paid by the Continuing Bank to the dissenting shareholder (or, in its discretion, shall pay such funds to the Continuing Bank in payment for additional shares of its common stock).
          (e) All unexercised and theretofore unexpired stock options for shares of common stock of Marshall shall automatically terminate and be cancelled on the Effective Date immediately prior to the Merger becoming effective. With respect to any such unexercised stock options having an option price per share of Marshall common stock which is less than the then market value of one and seventy-five hundredths (1.75) shares of Common Stock, subject to any appropriate adjustment pursuant to Section 1.5(b) of the Plan, as hereinafter defined, the difference shall be paid by Mercshares to the holders of such stock options in cash as soon as practicable after the Effective Date, upon delivery to Mercshares of such documents as it may reasonably request. For this purpose, the then market value of the Common Stock shall be the closing price for the Common Stock on The Nasdaq National Market on the Effective Date (or if no closing price is reported on that date, then the closing price on the next preceding date on which there is a closing price), without interest.
     SECTION 7.
     Marshall shall not declare or pay any dividend to its shareholders between the date of this Agreement and the Effective Date, except that, in accordance with the Plan, as hereinafter defined, it may pay regular cash dividends for any full calendar quarter before the Effective Date at an effective quarterly rate of not more than [nineteen cents ($.19)] per share.
     SECTION 8.
     From the Effective Date, the board of directors of Marshall shall serve as the board of directors of the Continuing Bank, until its next annual meeting or until such time as their successors have been elected and have qualified. From the Effective Date, the officers of Marshall shall serve as the officers of the Continuing Bank until such time as their successors have been elected or appointed.
     SECTION 9.
     Effective as of the Effective Date immediately upon the Merger becoming effective, the Articles of Association of the Continuing Bank shall be amended and restated in substantially the form attached as Appendix I to this Agreement. [Appendix I will reflect the current provisions of Marshall's Articles of Association or such other provisions as Mercshares, in its discretion, may determine to be appropriate.] Effective as of the Effective Date, the Bylaws of Interim Bank shall become and be the Bylaws of the Continuing Bank.
     SECTION 10.
     This Agreement and consummation of the Merger is subject to the approval of the Comptroller of the Currency and other federal and state bank regulatory authorities and must be ratified and confirmed by the affirmative vote of the holders of at least two-thirds (2/3rds) of the issued and outstanding capital stock of each of Marshall and Interim Bank. This Agreement is subject also to the conditions set forth in the Agreement and Plan of Affiliation and Merger dated November 20, 1997, between Marshall and Mercshares (to which Interim Bank will become a party pursuant to an Addendum thereto) (the "Plan"), in accordance with which this Agreement is executed, except such as shall have been waived as provided in the said Plan. At any time prior to the Effective Date, notwithstanding its approval by the stockholders of Marshall and/or Interim Bank, the parties hereto, without further action or approval of the stockholders of Marshall or Interim Bank, may amend the terms of the Merger, or terminate or abandon the Merger in accordance with Article III of the Plan.
     SECTION 11.
     The Merger shall become effective in accordance with Section 2.1 of the Plan at the time specified in the Certificate of Merger or other merger approval to be issued by the Comptroller of the Currency of the United States (the "Effective Date").
     WITNESS, the signatures and seals of said merging banks this     day of
          , 199 , each set by its President and attested to by its Secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:                                                       MARSHALL NATIONAL BANK AND TRUST COMPANY
                                                              By:
                 , Secretary                                                       , President
(Seal of Bank)
ATTEST:                                                       INTERIM BANK
                                                              By:
                 , Secretary                                                       , President
(Seal of Bank)

     Mercantile Bankshares Corporation hereby joins in the foregoing Agreement to Merge and undertakes that it will be bound thereby and will issue the shares of its Common Stock and make the payments required by the provisions of Section 6.
     WITNESS, the signature and seal of Mercantile Bankshares Corporation this
    day of           , 199 , set by its President and attested to by its
Secretary.

ATTEST:                                                       MERCANTILE BANKSHARES CORPORATION
                                                              By:
                 , Secretary                                                       , President
(SEAL)

                    A MAJORITY OF THE BOARD OF DIRECTORS OF
                    MARSHALL NATIONAL BANK AND TRUST COMPANY

______________________________                                ________________________________
Randolph S.E. Carter                                          William Hunter deButts, Jr.
______________________________                                ________________________________
Thomas W. diZerega                                            Thomas B. Glascock, Jr.
______________________________                                ________________________________
Harvey L. Pearson                                             Richard C. Riemenschneider
______________________________                                ________________________________
George N. Slater                                              George R. Thompson, Jr.
______________________________                                ________________________________
Evelyn D. Trumbo                                              Lewis S. Wiley
                                                              ________________________________
                                                              Donald R. Yowell

                            A MAJORITY OF THE BOARD
                          OF DIRECTORS OF INTERIM BANK

______________________________                                ________________________________
______________________________                                ________________________________
                                                              ________________________________


                                                                         ANNEX B
                            MCKINNON & COMPANY, INC.
                               INVESTMENT BANKING
            MEMBER NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC.
                                555 MAIN STREET
                                  MEMBER SIPC
                            TELEPHONE (757) 623-4636
                      OPINION OF MCKINNON & COMPANY, INC.
                            NORFOLK, VIRGINIA 23510
                                January 8, 1998
                               FAX (757) 623-1560
Board of Directors
Marshall National Bank & Trust Company
8372 Main Street
Marshall, Virginia 22116-0038
Dear Board Members:
     In connection with the proposed affiliation of Marshall National Bank & Trust Company ("Marshall") with Mercantile Bankshares Corporation ("Mercshares") you have asked us to render an opinion as to whether the financial terms of the Agreement and Plan of Affiliation and Merger, including the Agreement to Merge attached thereto (the "Affiliation Agreement") dated as of November 20, 1997 between Marshall and Mercshares, are fair, from a financial point of view, to the stockholders of Marshall. The Affiliation Agreement provides for the merger of Marshall with and into an interim national bank to be formed by Mercshares which will continue the business of Marshall under the Marshall name, and stockholders of Marshall will receive common stock of Mercshares (the "Merger"). Under the terms of the Affiliation Agreement, upon consummation of the Merger, each share of common stock of Marshall, par value $2.00 per share, (other than those shares of Marshall stockholders who properly perfect their dissenters' rights), automatically shall become and be converted into 1.75 shares of the common stock of Mercshares, par value $2.00 per share ("Mercshares Common Stock"). Cash will be paid in lieu of fractional shares. As of the date of the Affiliation Agreement, Marshall had 379,970 shares of common stock issued and outstanding and a stock option plan adopted on September 11, 1997 by Marshall's directors, subject to approval by Marshall's stockholders, which has not yet been obtained, for an aggregate of 7,000 shares of Marshall common stock (the "Stock Options"). Under the terms of the Affiliation Agreement, and based on the exchange ratio of 1.75 shares of Mercshares for each share of Marshall common stock, an aggregate of 677,198 shares of Mercshares may be issued for the Marshall common stock outstanding, including the Stock Options.
     McKinnon & Company, Inc. ("McKinnon") is an investment banking firm that specializes in Virginia community banks and thrifts. In nine years McKinnon has been lead managing underwriter in approximately twenty-eight public stock offerings for Virginia community banks and thrifts and has served as financial advisor, including providing fairness opinions, to numerous Virginia community banks and thrifts. McKinnon, as part of its investment banking business, is engaged in the evaluation of businesses, particularly banks, and their securities, in connection with mergers and acquisitions, initial public offerings, private placements and evaluations for estates and corporate recapitalizations. McKinnon is also a market maker in Virginia community bank stocks listed on NASDAQ and the OTC Bulleting Board. McKinnon believes it has a thorough working knowledge of the banking industry throughout Virginia.
     In developing our opinion, we have among other things, reviewed and analyzed material bearing upon the financial and operating conditions of Marshall, Mercshares, and, on a pro forma basis, Marshall and Mercshares combined, and material proposed in connection with the Affiliation Agreement, including, among other things, the following:
          (1) the Agreement and Plan of Affiliation and Merger, dated as of November 20, 1997 among Marshall and Mercshares;
          (2) the registration statement filed with the Securities and Exchange Commission in connection with the proposed Merger, including a prospectus relating to 677,198 shares of common stock of Mercshares, and the Proxy Statement relating to a special meeting of stockholders of Marshall to be held on February 17, 1998; and
          (3) Marshall's and Mercshares' financial results for fiscal years 1990 through 1996, and the first, second and third quarters ended March 31, June 30, and September 30, 1997, respectively, and certain documents and information we deem relevant to our analysis;

          (4) held discussions with senior management of Marshall and Mercshares regarding past and current business operations of, and outlook for, Marshall, Mercshares, including trends, the terms of the proposed Merger, and related matters;
          (5) reviewed the reported price and trading activity of Marshall and Mercshares Common Stock and compared financial and stock market information (when available) for Marshall and Mercshares with similar information for certain other companies, and securities for which are publicly traded;
          (6) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part;
          (7) performed such other studies and analyses as we considered appropriate, including an analysis of the pro forma financial impact of the Merger on Marshall and Mercshares;
          (8) reviewed other published information, performed certain financial analyses and considered other factors and information which we deem relevant.
     In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of the information furnished to us by or on behalf of Marshall and Mercshares. We have not attempted independently to verify such information, nor have we made any independent appraisal of the assets of Marshall or Mercshares. We have taken into account our assessment of general economic, financial market and industry conditions as they exist and can be evaluated at the date hereof, as well as our experience in business valuation in general.
     We have been retained by you as a financial advisor to Marshall with respect to the proposed Merger. In the normal course of business McKinnon & Company, Inc. is a market maker in the common stock of Marshall listed on the OTC Bulletin Board. Our opinion is directed to the Board of Directors of Marshall. We participated in some of the discussions but we did not recommend the structure or give any opinion regarding the business reasons for doing this proposed Merger.
     On the basis of our analysis and review and in reliance on the accuracy and completeness of the information furnished to us and subject to the conditions noted above, it is our opinion that, as of the date hereof, the terms of the Affiliation Agreement are fair, from a financial point of view, to the holders of Marshall Common Stock.
                                         Very truly yours,
                                         McKinnon & Company, Inc.
                                      B-2

                                                                         ANNEX C

(SECTION MARK) 215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS
     (A) APPROVAL OF COMPTROLLER, BOARD AND SHAREHOLDERS; MERGER AGREEMENT; NOTICE; CAPITAL STOCK; LIABILITY OF RECEIVING ASSOCIATION
     One or more national banking associations or one or more State banks, with the approval of the Comptroller, under an agreement not inconsistent with this subchapter, may merge into a national banking association located within the same State, under the charter of the receiving association. The merger agreement shall --
          (1) be agreed upon in writing by a majority of the board of directors of each association or State bank participating in the plan of merger;
          (2) be ratified and confirmed by the affirmative vote of the shareholders of each such association or State bank owning at least two-thirds of its capital stock outstanding, or by a greater proportion of such capital stock in the case of a State bank if the laws of the State where it is organized so require, at a meeting to be held on the call of the directors, after publishing notice of the time, place, and object of the meeting for four consecutive weeks in a newspaper of general circulation published in the place where the association or State bank is located, or, if there is no such newspaper, then in the newspaper of general circulation published nearest thereto, and after sending such notice to each shareholder of record by certified or registered mail at least ten days prior to the meeting, except to those shareholders who specifically waive notice, but any additional notice shall be given to the shareholders of such State bank which may be required by the laws of the State where it is organized. Publication of notice may be waived, in cases where the Comptroller determines that an emergency exists justifying such waiver, by unanimous action of the shareholders of the association or State banks;
          (3) specify the amount of the capital stock of the receiving association, which shall not be less than that required under existing law for the organization of a national bank in the place in which it is located and which will be outstanding upon completion of the merger, the amount of stock (if any) to be allocated, and cash (if any) to be paid, to the shareholders of the association or State bank being merged into the receiving association; and
          (4) provide that the receiving association shall be liable for all liabilities of the association or State bank being merged into the receiving association.
     (B) DISSENTING SHAREHOLDERS
     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.
     (C) VALUATION OF SHARES
     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.
     (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW
     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.
     (E) STATUS OF RECEIVING ASSOCIATION; PROPERTY RIGHTS AND INTERESTS VESTED AND HELD AS FIDUCIARY
     The corporate existence of each of the merging banks or banking associations participating in such merger shall be merged into and continued in the receiving association and such receiving association shall be deemed to be the same corporation as each bank or banking association participating in the merger. All rights, franchises, and interests of the individual merging banks or banking associations in and to every type of property (real, personal, and mixed) and choses in action shall be transferred to and vested in the receiving association by virtue of such merger without any deed or other transfer. The receiving association, upon the merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by any one of the merging banks or banking associations at the time of the merger, subject to the conditions hereinafter provided.
     (F) REMOVAL AS FIDUCIARY; DISCRIMINATION
     Where any merging bank or banking association, at the time of the merger, was acting under appointment of any court as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, or committee of estates of lunatics, or in any other fiduciary capacity, the receiving association shall be subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such merging bank or banking association prior to the merger. Nothing contained in this section shall be considered to impair in any manner the right of any court to remove the receiving association and to appoint in lieu thereof a substitute trustee, executor, or other fiduciary, except that such right shall not be exercised in such a manner as to discriminate against national banking associations, nor shall any receiving association be removed solely because of the fact that it is a national banking association.
     (G) ISSUANCE OF STOCK BY RECEIVING ASSOCIATION; PREEMPTIVE RIGHTS
     Stock of the receiving association may be issued as provided by the terms of the merger agreement, free from any preemptive rights of the shareholders of the respective merging banks.
---------------
(Nov. 7, 1918, c. 209, (section mark) 2, as added Sept. 8, 1959, Pub. L. 86-230,
(section mark) 20, 73 Stat. 463.)
                                      C-2

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.
     The MGCL provides that a corporation may indemnify any director made a party to a proceeding by reason of service in that capacity unless it is established that: (1) the act or omission of the director was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (2) the director actually received an improper personal benefit in money, property or services, or (3) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. To the extent that a director has been successful in defense of any proceeding, the MGCL provides that he shall be indemnified against reasonable expenses incurred in connection therewith. A Maryland corporation may indemnify its officers to the same extent as its directors and to such further extent as is consistent with law.
     The Registrant's Charter provides, as to indemnification:
     (a) The liability of directors and officers to Mercshares or its stockholders for money damages shall be limited to the maximum extent that the liability of directors and officers of Maryland corporations is permitted to be limited by Maryland law. This limitation on liability shall apply to events occurring at the time a person serves as a director or officer of Mercshares whether or not such person is a director or officer at the time of any proceeding in which liability is asserted.
     (b) To the maximum extent permitted by Maryland law, Mercshares shall indemnify its currently acting and its former directors against any and all liabilities and expenses incurred in connection with their services in such capacities, shall indemnify its currently acting and its former officers to the full extent that indemnification shall be provided to directors, and shall indemnify, to the same extent, its employees and agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise. Mercshares shall advance expenses to its directors, officers and other person referred to above to the extent permitted by Maryland law. Mercshares' Board of Directors may by By-law, resolution or other agreement make further provision for indemnification of directors, officers, employees and agents to the extent permitted by Maryland law.
     (c) References to Maryland law shall include the MGCL as from time to time amended. Neither the repeal or amendment of this paragraph, nor any other amendment to the Articles of Incorporation, shall eliminate or reduce the protection afforded to any person by the foregoing provisions of this paragraph with respect to any act or omission which shall have occurred prior to such repeal or amendment.
ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     These Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.
     (a) Exhibit Index

EXHIBIT
 NUMBER                                                    DESCRIPTION
--------  -------------------------------------------------------------------------------------------------------------
(2)       Plan of acquisition, reorganization, arrangement, liquidation or succession.
A.        Agreement and Plan of Affiliation and Merger, dated November 20, 1997 between the Registrant and Marshall
          (included as Annex A to the Prospectus and Proxy Statement)
(3)(i)    Articles of Incorporation
A.        Articles of Incorporation effective May 27, 1969 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-39545, Exhibit 3-A(1))
B.        Articles of Amendment effective June 6, 1969 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-39545, Exhibit 3-A(2))
C.        Articles Supplementary effective August 28, 1970 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-39545, Exhibit 3-A(3))
D.        Articles of Amendment effective December 14, 1970 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-39545, Exhibit 3-A(4))
E.        Articles Supplementary effective May 10, 1971 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-39545, Exhibit 3-A(5))
F.        Articles Supplementary effective July 30, 1971 (Incorporated by reference to the Registrant's Registration
          Statement on Form S-1, File No. 2-41379, Exhibit 3-A(6))

EXHIBIT
 NUMBER                                                    DESCRIPTION
--------  -------------------------------------------------------------------------------------------------------------
G.        Articles of Amendment effective May 8, 1986 (Incorporated by reference to the Registrant's Annual Report on
          Form 10-K for the year ended December 31, 1993, Exhibit 3-A(7), Commission File No. 0-5127)
H.        Articles of Amendment effective April 27, 1988 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, Exhibit 3-A(8), Commission File No. 0-5127)
I.        Articles Supplementary effective September 13, 1989 (Incorporated by reference to the Registrant's Form 8-K filed September 27, 1989, Exhibit B attached to Exhibit 4-A, Commission File No. 0-5127)
J.        Articles Supplementary effective January 3, 1990 (Incorporated by reference to the Registrant's Form 8-K filed January 9, 1990, Exhibit B attached to Exhibit 4-A, Commission File No. 0-5127)
K.        Articles of Amendment effective April 26, 1990 (Incorporated by reference to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, Exhibit 3-A(11), Commission File No. 0-5127)
L.        Articles of Amendment effective April 30, 1997
(3)(ii)   Bylaws
A.        Bylaws of the Registrant, as amended to date
(4)       Instruments defining the rights of security holders, including indentures:
A.        Rights Agreement dated as of September 12, 1989 between Registrant and the Rights Agent, including Form of
          Rights Certificate and Articles Supplementary (Incorporated by reference to Form 8-K of the Registrant filed
          September 27, 1989, Exhibit 4-A, Commission File No. 0-5127)
B.        First Amendment, dated as of December 31, 1989, to Rights Agreement dated as of September 12, 1989 between
          Registrant and the Rights Agent, including amended Form of Rights Certificate and amended Form of Articles
          Supplementary (Incorporated by reference to Form 8-K of the Registrant filed January 9, 1990, Exhibit 4-A,
          Commission File No. 0-5127)
C.        Second Amendment, dated as of September 30, 1993, to Rights Agreement dated as of September 12, 1989 between
          Registrant and the Rights Agent, including amended Form of Rights Certificate (Incorporated by reference to
          Form 8-K of the Registrant filed September 30, 1993, Exhibit 4-A, Commission File No. 0-5127)
D.        Third Amendment, dated as of June 30, 1997, to Rights Agreement dated as of September 12, 1989 between
          Registrant and the Rights Agent, including amended form of Rights Certificate (Incorporated by reference to
          Form 8-K of Registrant filed July 11, 1997, Exhibit 4-A, Commission File No. 0-5127).
E.        Amendment No. 1 to Registrant's Registration Statement on Form 8-B, amending description of securities previously filed (Incorporated by reference to Form 8 filed December 20, 1991, Commission File No. 0-5127)
(5)       Opinion regarding legality. Opinion of Venable, Baetjer and Howard LLP
(8)       Opinion regarding tax matters. Form of Tax Opinion of Mays & Valentine, L.L.P.
(23)      Consent of experts and counsel.
A.        Consent of Coopers & Lybrand L.L.P. as to Registrant
B.        Consent of Yount, Hyde & Barbour, P.C. as to Marshall National Bank and Trust Company
C.        Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)
D.        Consent of Mays & Valentine, L.L.P.
(24)      Power of Attorney. Power of Attorney dated December 9, 1997 of a majority of the Registrant's Board of
          Directors
(99)      Additional Exhibits.
99.1      Form of Proxy Card for Marshall Special Meeting
99.2      Marshall 1997 Employee Stock Option Plan

     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.
     (c) Report, opinion or appraisal required to be filed herewith pursuant to
Item 4(b) of this Form: (included as Annex B).
ITEM 22. UNDERTAKINGS.
     (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
     (c) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Baltimore, State of Maryland on December 31, 1997.
                                         Mercantile Bankshares Corporation
                                         By: /s/ H. FURLONG BALDWIN
                                             _______________________________
                                           Name: H. Furlong Baldwin
                                           Title: CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                 SIGNATURE                                            TITLE                             DATE
-------------------------------------------  -------------------------------------------   -------------------
          /s/    H. FURLONG BALDWIN          Chairman of the Board and Chief Executive      December 31, 1997
-------------------------------------------    Officer (Principal Executive Officer)
                 H. FURLONG BALDWIN

          /s/    TERRY L. TROUPE             Chief Financial Officer and Treasurer          December 31, 1997
-------------------------------------------    (Principal Financial Officer)
                 TERRY L. TROUPE

          /s/    JERRY F. GRAHAM             Vice President and Controller (Principal       December 31, 1997
-------------------------------------------    Accounting Officer)
                 JERRY F. GRAHAM

     A Majority of The Board of Directors:
     Cynthia A. Archer, Thomas M. Bancroft, Jr., Richard O. Berndt, James A. Block, William R. Brody, George L. Bunting, Jr., Freeman A. Hrabowski, III, B. Larry Jenkins, Robert A. Kinsley, Robert D. Kunisch, William J. McCarthy, Morton
B. Plant, Christian H. Poindexter, William C. Richardson, Donald J. Shepard, Calman J. Zamoiski, Jr.
Date: December 31, 1997                By: /s/ H. FURLONG BALDWIN
                                          ___________________________________
                                          H. Furlong Baldwin
                                          For Himself and as Attorney-in-Fact
                                      II-4

                               INDEX TO EXHIBITS

EXHIBIT
 NUMBER                                                    DESCRIPTION
--------  -------------------------------------------------------------------------------------------------------------
(2)       Plan of acquisition, reorganization, arrangement, liquidation or succession.
A.        Agreement and Plan of Affiliation and Merger, dated November 20, 1997 between the Registrant and Marshall
          (included as Annex A to the Prospectus and Proxy Statement)
(3)(i)    Articles of Incorporation
L.        Articles of Amendment effective April 30, 1997
(3)(ii)   Bylaws
A.        Bylaws of the Registrant, as amended to date
(5)       Opinion regarding legality. Opinion of Venable, Baetjer and Howard LLP
(8)       Opinion regarding tax matters. Form of Tax Opinion of Mays & Valentine, L.L.P.
(23)      Consent of experts and counsel.
A.        Consent of Coopers & Lybrand L.L.P. as to Registrant
B.        Consent of Yount, Hyde & Barbour, P.C. as to Marshall National Bank and Trust Company
C.        Consent of Venable, Baetjer and Howard, LLP (included in the opinion filed as Exhibit 5)
D.        Consent of Mays & Valentine, L.L.P.
(24)      Power of Attorney. Power of Attorney dated December 9, 1997 of a majority of the Registrant's Board of
          Directors
(99)      Additional Exhibits.
99.1      Form of Proxy Card for Marshall Special Meeting
99.2      Marshall 1997 Employee Stock Option Plan